UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): February 16, 2021, (January 27, 2021)

FORCE PROTECTION VIDEO EQUIPMENT CORP.

(Exact name of registrant as specified in its charter)

Florida	000-55519	45-1443512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2629 Townsgate Road, Suite 215

Westlake Village, CA 91361

(Address of principal executive offices )

(714) 312-6844

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Title of Class	Trading Symbol	Name of Each Exchange on Which Registered

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

EXPLANATORY NOTE

Capitalized terms not otherwise described in this Explanatory Note will have the meanings ascribed to them elsewhere in this Current Report on Form 8-K. On October 5, 2020, the Company disclosed in a Current Report on Form 8-K that it entered into the Share Exchange Agreement. In order to consummate the transaction, the Company was required to file an amendment to its articles of incorporation authorizing one trillion (1,000,000,000,000) shares of Common Stock (“Amended Articles”). On September 30, 2020, the holders of a majority of the voting power of the Company’s outstanding capital stock took action by way of a written consent and approved the Amended Articles.

On January 27, 2021, BIG Token announced the closing of the Share Exchange. Shortly after the announcement, the Company ascertained that it had failed to file the Amended Articles prior to such announcement and thus there were insufficient authorized shares available to consummate the transaction on the date of the announcement. As a result, the Company filed the Amended Articles subsequent to January 27, 2021 and the Company received approval from the Secretary of State of Florida that the Amended Articles were filed on February 3, 2021. As a result, the Company closed the Share Exchange on February 4, 2021.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties, including, among other things, statements regarding our business strategy, future revenues and anticipated costs and expenses. Such forward-looking statements include, among others, those statements including the words “expects,” “anticipates,” “intends,” “believes” and similar language. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the sections “Description of Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” You should carefully review the risks described in this Current Report on Form 8-K and in other documents we file from time to time with the Securities and Exchange Commission including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this report. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.

Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.

All references in this Form 8-K to the “Company,” “we,” “us” or “our” refer to Force Protection Video Equipment Corporation and our wholly owned subsidiary BIG token, Inc. on a consolidated basis. All references to “Common Stock” or “Common Shares” refers to the common stock, $0.0001 par value, of Forced Protection Video Equipment. All references to “BIG Token Application” refers to our consumer based platform, technologies offer and services used to identify and reach target consumers.

Item 1.01	Entry into a Material Definitive Agreement.

On February 4, 2021, Force Protection Video Equipment Corporation (the “Company”) and SRAX, Inc. (“SRAX”) completed the share exchange transaction (“Share Exchange”) as described in the share exchange agreement (“Exchange Agreement”) entered into by and between the Company, SRAX, and Paul Feldman (the Company’s CEO and sole director) on September 30, 2020. The Exchange Agreement and proposed Share Exchange was disclosed in our Current Report on Form 8-K that was filed with the Securities and Exchange Commission (the “Commission” or “SEC”)) on October 5, 2020.

Pursuant to the Share Exchange, we acquired all of the outstanding capital stock of BIG Token, Inc. (“BIG Token”), a wholly owned subsidiary of SRAX. As a result, we became a majority owned subsidiary of SRAX, BIG Token became our wholly owned subsidiary and Force Protection Video Equipment Corporation adopted BIG Token’s business plan. In connection with the Share Exchange, we entered into the following agreements:

Amendment to Share Exchange Agreement

On January 27, 2021, the Company amended the Exchange Agreement (“Exchange Amendment”) pursuant to which, on a post-closing issued and outstanding basis, and not taking into account any shares of Common Stock issuable pursuant to the Company’s current Series B Preferred Stock offering or shares of Common Stock issuable upon the exercise or conversion of common stock equivalents: (i) SRAX will receive 88.90% of the issued and outstanding Common Stock, (ii) Paul Feldman will receive 0.50% of the issued and outstanding Common Stock in consideration for past due and unpaid deferred compensation, and (iii) Red Diamond Partners, LLC (“Red Diamond”) will receive 7,000,000,000 shares of unrestricted Common Stock as well as, 8,318 shares of the Company’s Series C Preferred Stock, convertible into approximately 12,864,419,313 shares of Common Stock, collectively representing approximately 10.1% of the Company on a fully diluted as converted basis. Please see the section below entitled—Exchange Agreement with Red Diamond Partners LLC for further information regarding this transaction.

Additionally, the Exchange Amendment provides that in the event the Company sells equity securities at a pre-money valuation of less than $10,000,000, resulting in SRAX owning less than 70% of the voting power of the issued and outstanding capital stock of the Company (on a fully diluted basis) post transaction, then SRAX will receive additional shares of Common Stock in such amount to make SRAX’s ownership percentage of the Company post transaction, equal to its ownership percentage immediately prior to such transaction (the “Anti-Dilution Protection”). Such Anti-Dilution Protection will lapse upon the Company raising aggregate funds of $5,000,000 at any time after September 30, 2020 or upon the Company’s securities being listed on a national exchange or quotation system.

Transition Services Agreement

On January 27, 2021, the Company entered into a Transition Services Agreement (“TSA”) with SRAX and BIG Token. Pursuant to the TSA, SRAX will provide the Company with certain transitional related services for such period of time as needed. Subsequent to the Share Exchange, the Company and BIG Token will pay SRAX, on a monthly basis, for certain services required to run the BIG Token business and platform separately from SRAX (as described in Item of this Current Report on Form 8-K (the “BIG Token Business”)), including but not limited to: (i) general and administrative services, (ii) finance and accounting services, (iii) technical operations, (iv) software services, (v) human resources services, (vi) use of facilities, (vii) and other services on an as needed basis if requested by the Company.

The TSA can be terminated by the Company upon notice to SRAX, or by the Company or SRAX upon 15 days-notice for certain uncured breaches, or in the event of other conditions as more fully set forth in the TSA.

Master Separation Agreement

On January 27, 2021, we entered into a Master Separation Agreement (“MSA”) with SRAX. Pursuant to the MSA, at or prior to the closing of the Share Exchange, (a) SRAX will transfer all of the BIG Token assets required to run the BIG Token Business including but not limited to (i) SRAXauto, SRAXcore, and SRAXshopper advertising tools and software, (ii) the BIG Token platform, (iii) associated BIG Token software and hardware; (iv) contracts associated with BIG Token, (v) intellectual property rights associated with BIG Token, (vi) bank accounts and certain inventory of BIG Token, and (vii) other assets that would be reflected on the carve out balance sheet of BIG Token contained in Item 9.01 of this Current Report on Form 8-K (the “BIG Token Balance Sheet”); and (b) certain liabilities and obligations related to the BIG Token Business including but not limited to (v) liabilities contained in the BIG Token Balance Sheet, (w) certain BIG Token accounts payable, (x) liabilities resulting from BIG Token contracts, (y) liabilities arising out of third-party claims against the BIG Token Business and its assets, and (z) other liabilities that arise out of or result from the BIG Token Business prior or subsequent to the closing of the Share Exchange. SRAX and the Company further agreed to take such steps necessary to facilitate the transfers, including continued efforts on each party if there is any delay in the assignment of any asset or liability.

The Company and SRAX further agreed to release each other from claims related to their respective assets and liabilities and to indemnify each other against claims related thereto, as more fully set forth in the MSA.

The MSA also requires, for as long as SRAX is required to consolidate our results of operations and financial position, that we agree to: (i) prepare its annual and quarterly financial statements in accordance with the general accepted accounting principles (GAAP), (ii) undertake certain internal controls and procedures over financial reporting, (iii) provide our preliminary financial statements to SRAX form review, (iv) file all required quarterly and annual reports with the Commission on a timely basis, (v) provide SRAX with all annual budgets and periodic financial projections related to our operations on a consolidated basis, (vi) cooperate with SRAX on all public filings, press releases, and proxy statements filed or disseminated by SRAX as needed, and (vii) to use the same certified public accountant as SRAX.

Provided that SRAX owns at least fifty percent (50%) of the total voting power of our capital stock, without the prior consent of SRAX, we (i) will not restrict the ability of SRAX to sell, transfer or dispose of the Common Stock, (ii) will not breach certain contraction obligation to which SRAX is a party to and pursuant to which we receive a benefit pursuant to the TSA, and (iii) will not make any acquisitions or dispositions of businesses or assets in excess of $3,000,000 in the aggregate, or acquire shares, or interest in any company or partnership or loans in excess of $3,000,000 in the aggregate.

Separation Agreement with Paul Feldman

On January 27, 2021, the Company entered into a separation agreement with Paul Feldman (“Separation Agreement”). Pursuant to the Separation Agreement, (i) Mr. Feldman’s employment with the Company was terminated effective January 27, 2021, (ii) Mr. Feldman received 841,184,289 shares of Common Stock in full satisfaction of any past due and unpaid compensation, and (iii) the parties mutually released each other from all claims associated with Mr. Feldman’s employment.

Common Stock Purchase Warrant issued to certain SRAX Debenture Holders

Pursuant to SRAX’s June 30, 2020 convertible debt offering (“Debt Offering”), as a condition to the divestiture of BIG Token by SRAX, we assumed the obligation to issue an aggregate of 25,568,064,462 Common Stock purchase warrants (the “FPVD Warrants”) to: (i) purchasers in the Debenture Offering and (ii) to certain SRAX warrant holders as consideration for amending their outstanding warrants to remove certain fundament transaction adjustments. The FPVD Warrants have a term of three (3) years, an exercise price of $0.00005844216 per share, and contain adjustments in the event of stock dividends and splits, subsequent rights offerings, pro rata distributions, and certain fundamental transactions as more fully described in the FPVD Warrants.

Additionally, the FPVD Warrants provide for price protection in the event that we issue Common Stock or Common Stock equivalents at an imputed pre-money valuation of less than $10,000,000 (“Qualifying Dilutive Issuance”). Upon the occurrence of a Qualifying Dilutive Issuance, (i) the number of shares underlying the FPVD Warrants will increase so that the holder of the FPVD Warrants will maintain the same percentage ownership immediately after the Qualified Dilutive Issuance as it did immediately prior thereto and (ii) the exercise price will be reduced so that the aggregate exercise price will remain unchanged after taking into account the additional shares. The adjustments to exercise price and number of shares underlying the FPVD Warrants will lapse and be of no further force or consequence upon the earlier of (y) the Company raising aggregate proceeds of $5,000,000 at any time after the issuance of the FPVD Warrants (with the holders receiving the benefit of such protection afforded by a Qualifying Dilutive Issuance until the first dollar over $5,000,000 is raised), and (z) the Common Stock becoming listed on a national exchange or quotation system. The FPVD Warrant provide for cashless exercise at any time after six (6) months of the issuance date in the event that the shares underlying the FPVD Warrants are not subject to an effective registration statement.

Exchange Agreement with Red Diamond Partners LLC

On January 27, 2021, the Company entered into an exchange agreement (“Debt Exchange Agreement”) with Red Diamond. Pursuant to the Debt Exchange Agreement, Red Diamond exchanged an aggregate of $815,520 plus accrued interest for (i) 7,000,000,000 shares of unrestricted Common Stock and (ii) 8,313 shares of Series C Convertible Preferred Stock, convertible into approximately 12,864,419,313 shares of Common Stock (“Series C Preferred Stock”). The terms of the Series C Preferred Stock are more fully described in Item 5.03 of this Current Report on Form 8-K. The Debt Exchange Agreement also provides that for a period of 6 months, Red Diamond will be limited to selling 20% of the five-day trailing average daily volume of the Common Stock.

Registration Rights Agreement with SRAX

On January 28, 2021, the Company entered into a registration rights agreement (“SRAX RRA”) with SRAX pursuant to which SRAX was provided with “Demand” and “Piggyback” registration rights with respect to 149,562,566,534 shares of Common Stock issued upon completion of the Share Exchange.

The foregoing summaries of each of the Exchange Amendment, TSA, MSA, Separation Agreement, FPVD Warrant, Debt Exchange Agreement, and SRAX RRA are qualified in their entirety by references to the full text of each such document, each of which is attached hereto as Exhibits 10.01, 10.02, 10.03, 10.04, 4.01, 10.05, and 10.09 respectively, and each of which is incorporated herein in its entirety by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously disclosed, on September 30, 2020, we entered into a share exchange agreement (the “Share Exchange Agreement”) with Paul Feldman, and SRAX to acquire BIG Token. The Share Exchange closed on February 4, 2021 The transaction resulted in a change of control of the Company and the appointment of a new board of directors and officers as described in Item 5.02 of this Current report on Form 8-K.

Item 1. Business.

Prior to the completion of the Share Exchange, BIG Token was an operating segment of SRAX. On February 4, 2021 we completed the Share Exchange. As a result, BIG Token became our wholly owned subsidiary and we adopted its business plan. We anticipate formally changing our name to BIG Token in the future. In connection with the Share Exchange, we also entered into certain agreements with SRAX including but not limited to the TSA and MSA. For description of the Share Exchange, Exchange Agreement, TSA and MSA, as well as a description of the other agreements entered into in connection with the Share Exchange, see the Item 1.01 of this Current Report on Form 8-K entitled “Entry into a Material Definitive Agreement” and the section of this Item 2.01 entitled “Certain Relationships and Related Party Transactions—Relationship with SRAX” The terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. See the section entitled “Risk Factors—Risks Related to Our Separation from SRAX” Contained in this Section 2.01 below.

We were initially incorporated as M Street Gallery, Inc. in March of 2011, in the state of Florida. On September 25, 2013, we changed our name to Enhance-Your-Reputation.com, Inc. On February 1, 2015, we changed our name to Force Protection Video Equipment Corporation. Our headquarters are located in Westlake Village, California, but we work as a virtually distributed organization.

Company Overview

We are a data technology company offering a consumer based mobile application that allows consumers to own and earn from their digital data. We generate revenue by anonymizing the data, and using it to glean consumer insights that we sell to brand advertisers. Our consumer based platform and technologies offer tools and services to identify and reach the target consumers of our brand advertisers. Our technologies assist our clients in identifying their core consumers and such consumers’ characteristics across various channels in order to discover new and measurable opportunities that amplify the performance of marketing campaigns in order to maximize a return on marketing spend.

When consumers download our app, we ask them some questions, engage them with surveys, and ask them to connect their various online accounts including their bank accounts, credit card accounts, and social media accounts. Based on the amount of information they provide directly by answering questions or taking surveys, or passively, by connecting accounts, we’re able to track more than 4,000 attributes per consumer.

We derive our revenues from taking the data we collect, and deriving insights and audiences that we use to increase the efficiency of the online advertising of our clients. We then share the revenue generated with our consumers based on their activity and various other parameters.

To date, there have been more than 16 million accounts registered on BIGtoken. The vast majority of our registrations have been driven by referrals from existing users who get rewards for driving new users. Of the 16 million, we’ve “verified” over 9 million through emails and bot detection techniques.

Our Market Opportunity – Data Economy

The global big data market is forecasted to grow to $103B by 2027, more than double its market size in 2018. A consumer’s digital footprint includes everything they search for, view, read, listen to, purchase, like or comment on.

Data spending keeps rising - The majority of survey respondents (69.2%) said their organizations increased spending on data and related services in 2018 (relative to 2017), while over three-fourths (78.2%) anticipate investing even more in the coming year.

Data spending keeps rising - The majority of survey respondents (69.2%) said their organizations increased spending on data and related services in 2018 (relative to 2017), while over three-fourths (78.2%) anticipate investing even more in the coming year.

Companies are prioritizing data-driven insights in order to develop marketing strategy and allocate marketing spend

Government Regulation On Data Privacy Is Driving Major Tech Companies To Restrict Or Eliminate Traditional Data Collection Techniques

Regulation is changing the way businesses and tech can use data. In 2016, the European Union (EU) passed the General Data Protection Regulation (GDPR) to give individuals control over their personal data and to unify regulations within the EU. Other seminal regulatory events include the 2018 passage of the California Consumer Privacy Act (CCPA) intended to enhance privacy rights and consumer protection for Californians.

In response to the changing global regulatory environment around data privacy, major tech companies are changing how they allow their customers to collect user data. Notably, the major browsers, including Google’s Chrome and Apple’s Safari, are eliminating, or severely restricting, the use of 3rd party cookies. Those cookies have been a major way that brands have been able to identify and market to consumers. In addition, in iOS 14, Apple is changing the Identifier For Advertiser (IDFA) tags used by mobile apps to identify users from opt out, to opt-in.

As a result of the intensifying regulatory landscape, and the tech industry’s response, first-party opt-in data, like that collected by BIGtoken, is becoming increasingly valuable. As we scale our compliant first party data set, BIGtoken will be strongly positioned to capitalize on the rapidly evolving data marketplace. We are currently focused on increasing registered users on the platform, increasing the engagement of our users, monetizing our data driven insights, and rewarding our users for sharing their data.

Given the massive tailwinds in data privacy, and our focus on first-party opt-in data, we believe BIGToken is well positioned to accelerate growth as we play an increasingly larger role in ensuring data privacy is treated as a human right.

For additional information about government regulation applicable to our business, see Risk Factors in Part I, Item 1A.

Our Competitive Advantages — What Sets Us Apart

With the changing data privacy landscape, BIGtoken’s product offering is well positioned to provide marketing solutions compliant with these new and evolving regulations. BIGtoken’s product offering provides marketers with data solutions that traditional data providers cannot:

●	Data accuracy for research and ad targeting
●	Manage reach and frequency with greater accuracy across multiple media platforms
●	Access to consumers at scale for research, measurement, and attribution
●	Speed of execution for research and new targeting cohorts
●	Ability to target advertising to consumers based on identity without cookies

Consumers are increasingly demanding data privacy, compensation for their data, and transparency and choice of how their data is used. The BIGtoken platform is focused on providing consumers with the tools they need to achieve their unique data requirements, including:

●	Compensation
Consumers earn when they opt-in to sharing their data and when that data is purchased.

●	Choice
Consumers decide what data is shared & who can buy it.

●	Transparency
Consumers are fully aware of how their data is used.

Our Growth Strategy

Our business is currently based on using our mobile app to aggregate users who opt-in to providing us their data via direct and passive actions, anonymizing that data, and using that data to provide unique consumer insights that enable marketers to advertise more efficiently. We believe that as the information gathered through the BIGToken platform scales, we will be able to introduce new products, and monetize our growing user base at increasingly higher rates.

We are currently focused on increasing registered users on the platform, increasing the engagement of our users, monetizing our data driven insights, and rewarding our users for sharing their data. As part of this strategy, we continue to explore partnership opportunities that would allow us to leverage the capabilities of the BIGtoken platform to effectively grow the platform and increase and enhance our user experience and user rewards / compensation.

Examples of how we plan to use BIGToken and the proprietary consumer data derived therefrom include:

●	The use of BIGToken user surveys and the sale of such information received from surveys.

●	The creation and management of targeted rewards and loyalty programs based on information and buying trends ascertained by data captured on our BIGToken platform. We offer this solution both on and off the BIGtoken app.

●	The ability to assist our customers in conducting market research based on analytics received from users of the BIGtoken platform.

●	The ability to identify specific audiences for our customers and to target questions, surveys and data analytics geared toward our customers’ products / industries. Additionally, if we are unable to scale the needed information for a customer’s target audience, we may utilize our proprietary analytics to gain insight to further focus and refine user segments that need to be targeted in order to optimize data and media spend.

●	The use of Lightning Insights that allow our customers to conduct research around specific audience groups through both long and short research studies.

●

The creation of customized loyalty programs that utilize rewards to drive consumer purchasing habits.

●     We plan to increasingly embrace crypto, including, but limited to, offering to reward our users with Bitcoin and other cryptocurrency, offering to pay our employees and vendors with crypto, offering our users digital wallets to store their crypto, enabling our users to store rewards in interest bearing stablecoins, holding cryptocurrency in our Treasury, developing our own Layer One Protocol optimized for users to own and monetize data, developing our own cryptocurrency to be used as rewards.

Marketing and sales

We market our services through our in-house sales team, with a focus today on the largest brand advertisers with the biggest advertising budgets. Our customers include 8 of the 10 largest brand advertisers, each poised to dramatically increase their spend with BIGtoken in 2021. We believe that our focus on the largest brand advertisers will not only drive meaningful revenue growth but will help build the BIGtoken brand as the leader in privacy focused, opt in, first-party data, positioning us well when we expand our focus to mid-market agencies and brands.

On the client side, our in-house marketing is focused on positioning BIGtoken as a thought leader in data privacy, via social media, including Facebook, LinkedIn and Twitter, public relations (PR), industry events and the creation of white papers which assist in our marketing efforts and are used as lead generation tools for our sales team.

On the consumer side, we are focused on marrying our privacy leadership, with a reward system that provides meaningful value to our users who provide us with meaningful data.

Intellectual property

We currently rely on a combination of trade secret laws and restrictions on disclosure to protect our intellectual property rights. Our success depends on the protection of the proprietary aspects of our technology as well as our ability to operate without infringing on the proprietary rights of others. We also enter into proprietary information and confidentiality agreements with our employees, consultants and commercial partners and control access to, and distribution of, our software documentation and other proprietary information. We have one Trademark, “BIGtoken.”

Competition

We operate in a highly competitive digital media and ad tech environment. We compete based on our ability to: assist our customers in obtaining the best available prices, data, and analytics, our customer service and, the quality and accessibility of our innovative products and service offerings. We believe our platform provides for a competitive advantage. We expect an increasing number of other companies to provide similar services, leading to an increasingly competitive landscape.

Management Opportunities, Challenges and Risks

As of February 14, 2021, BIG Token had 50 full-time employees.

Item 1A. Risk Factors.

RISK FACTORS

Investing in our Common Stock involves substantial risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this Current Report, including our financial statements and the related notes included elsewhere in this Current Report, before deciding whether to invest in shares of our common stock. We describe below what we believe are currently the material risks and uncertainties we face, but they are not the only risks and uncertainties we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks actually occur, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our common stock could decline and you could lose part or all of your investment.

Risks Related to the COVID-19 Pandemic

The COVID-19 pandemic, or other epidemic and pandemic diseases or governmental or other actions taken in response to them, could significantly disrupt our business.

Outbreaks of epidemic, pandemic or contagious diseases, such as the recent SARS-CoV-2 virus, or coronavirus, which causes coronavirus disease 2019, or COVID-19, or, historically, the Ebola virus, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome or the H1N1 virus, could significantly disrupt our business. These outbreaks pose the risk that we or our employees, contractors, and other partners may be prevented from conducting business activities for an indefinite period of time due to spread of the disease within these groups, or due to restrictions that may be requested or mandated by governmental authorities. Business disruptions could include disruptions or restrictions on our ability to travel, as well as temporary closures of all or part of our facilities and the facilities of our partners. As the COVID-19 pandemic rapidly evolves and spreads, both across the United States and through much of the world, we continue to actively monitor the impact that COVID-19 is having and may have on our business.

As a result of the COVID-19 pandemic, the state of California, where our corporate offices are located, and many counties where our employees reside, have issued and may in the future issue orders for all residents to remain at home, except as needed for essential activities, and have placed restrictions on the scope and conduct of business activities. As a result, we have implemented work from home policies for a majority of our employees that may continue for an indefinite period. We have taken steps to ensure the safety of our patients and employees, while working to ensure the sustainability of our business operations as this unprecedented situation continues to evolve.

In addition, a significant outbreak of epidemic, pandemic or contagious diseases in the human population, such as the global COVID-19 pandemic, could result in a widespread health crisis and adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for our current or future products.

While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a continuing widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect the value of our common stock.

Risks Related to Our Business

We have a history of operating losses and there are no assurances we will report profitable operations in the foreseeable future.

We have losses from operations of $15,981,000 and $8,916,000 for the years ended December 31, 2018 and 2019, respectively, and $6,851,000 and $12,270,000 for the nine-month period ended September 30, 2020 2019, respectively. Our future success depends upon our ability to continue to grow our revenues, contain our operating expenses and generate profits. We do not have any long-term agreements with our customers. There are no assurances that we will be able to increase our revenues and cash flow to a level which supports profitable operations. We may continue to incur losses in future periods until such time, if ever, as we are successful in significantly increasing our revenues and cash flow beyond what is necessary to fund our ongoing operations and pay our obligations as they become due. If we are not able to grow, increase revenue and begin generating consistent profits, it is unlikely we will be able to generate sufficient cash from operations to pay our operating expenses and service our debt obligations, or report profitable operations in future periods.

We may not be able to continue as a going concern if we do not obtain additional financing.

We have incurred losses since our inception and have not demonstrated an ability to generate revenues from the sales of our proposed products. Our ability to continue as a going concern is dependent on raising capital from the sale of our common stock and/or obtaining debt financing. Our cash, cash equivalents and short-term investment balance as of September 30, 2020 was approximately $92,000. At the closing of the Share Exchange on February 4, 2021, we gained access to approximately $1,000,000 of previously encumbered cash pursuant to the sale of the Company’s Series B Preferred Stock, previously announced on October 26, 2020. Based on our cash, cash equivalents and short term investments, as well as the proceeds from our private placement, as well as our current expected level of operating expenditures, we expect to be able to fund our operations until February 28, 2021. Our ability to remain a going concern is wholly dependent upon our ability to continue to obtain sufficient capital to fund our operations. Accordingly, despite our ability to secure capital in the past, there can be no assurance that additional equity or debt financing will be available to us when needed or that we may be able to secure funding from any other sources. In the event that we are not able to secure funding, we may be forced to curtail operations, delay or stop ongoing clinical trials, cease operations altogether or file for bankruptcy.

We will need to raise additional capital to continue operations.

We have historically operated as a business unit of SRAX and accordingly, SRAX has funded our operations. As of September 30, 2020, we had minimal cash or cash equivalents or short-term investment. On February 4, 2021, upon the closing of the Share Exchange, we gained access to approximately $1,000,000 of previously encumbered capital. The funds were raised pursuant to our October 2020 private offering of our securities and were restricted until the closing of the Share Exchange. We anticipate that based upon our cash position on September 30, 2020 and taking into account the $1,000,000 in cash that we received in February 2021, we will be able to fund our operations until February 28, 2021. We cannot assure you that we will be able to secure additional capital through financing transactions, including issuance of debt. Our inability to operate profitably, or secure additional financing will materially impact our ability to fund our current and planned operations.

We have spent and expect to continue spending substantial cash in the execution of our business plan and the development of the BIG Token platform. We cannot assure you that financing will be available if needed. If additional financing is not available, we may not be able to fund our operations, develop or enhance our product offerings, take advantage of business opportunities or respond to competitive market pressures. If we exhaust our cash reserves and are unable to secure additional financing, we may be unable to meet our obligations which could result in us initiating bankruptcy proceedings or delaying or eliminating some or all our research and product development programs.

Our failure to maintain an effective system of internal control over financial reporting may result in the need for us to restate previously issued financial statements. As a result, current and potential stockholders may lose confidence in our financial reporting, which could harm our business and value of our stock.

Or management has determined that, as of September 30, 2020, we did not maintain effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework as a result of identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our auditors’ report on our December 31, 2019 consolidated financial statements expresses an opinion that our capital resources as of the date of their audit report were not sufficient to sustain operations or complete our planned activities for the upcoming year unless we raised additional funds. Our current cash level raises substantial doubt about our ability to continue as a going concern past the beginning of the second quarter of 2021. If we do not obtain additional capital by such time, we may no longer be able to continue as a going concern and may cease operation or seek bankruptcy protection.

If we are unable to successfully retain and integrate a new management team, our business could be harmed.

We have historically operated as a business unit of SRAX. Our success depends largely on the development and execution of our business strategy by our senior management team. Effective February 16, 2021, Lou Kerner was appointed Chief Executive Officer. Our success depends largely on the development and execution of our business strategy by our senior management team. We currently have a limited executive team which may adversely affect our business. Additionally, the loss of any members or key personnel would likely harm our ability to implement our business strategy and respond to the rapidly changing market conditions in which we operate. There may be a limited number of persons with the requisite skills to serve in these positions, and we cannot assure you that we would be able to identify or employ such qualified personnel on acceptable terms, if at all. We cannot assure you that management will succeed in working together as a team. In the event we are unsuccessful, our business and prospects could be harmed.

We depend on the services of our executive officers and the loss of any of their services could harm our ability to operate our business in future periods.

Our success largely depends on the efforts and abilities of our or Chief Executive Officer, Lou Kerner. We are a party to an employment agreement with Mr. Kerner. Although we do not expect to lose his services in the foreseeable future, the loss of any of them could materially harm our business and operations in future periods until such time as we were able to engage a suitable replacement.

We have no operating history as a standalone entity or management team as presently configured which results in a high degree of uncertainty regarding our ability to effectively operate our business.

Our limited staff, operating history as well as our recently appointed management team means that there is a high degree of uncertainty regarding our ability to:

●	develop and commercialize our technologies and proposed products;
●	identify, hire and retain the needed personnel to implement our business plan;
●	manage growth; or
●	respond to competition.

No assurances can be given as to exactly when, if at all, we will be able to develop our business or take the necessary steps to derive net income.

The employment contract of Lou Kerner contains anti-termination provisions which could make changes in management difficult or expensive.

We have entered into an employment agreement with Lou Kerner, our Chief Executive Officer. This agreement may require the payment of severance in the event he ceases to be employed. The provision makes the replacement of Mr. Kerner costly and could cause difficulty in effecting any required changes in management or a change in control.

We may be required to expend significant capital to redeem BIGToken Points which will negatively impact our ability to fund our core operations.

Users of BIGToken receive points for undertaking certain actions on the platform that may be redeemed directly for cash from us, with such value as determined by management. Accordingly, we are currently obligated to redeem users’ points which are earned on BIGToken. We are currently redeeming each point for up to $0.01, subject to the user meeting certain conditions. As of September 30, 2020, we recorded a contingent liability for future point redemptions equal to approximately $263,000 and we have redeemed an aggregate amount of approximately $700,000. As of September 30, 2020, we had approximately 16 million application downloads. If our users continue to increase, we will be required to have enough cash reserves to redeem points held by our qualified users for cash. There can be no assurance that we will have enough cash reserves, or if we do have sufficient cash, if we will be able to continue to fund our other business obligations and operational expenses.

If our efforts to attract and retain BIGToken users are not successful, our number of users and the amount of data collected could fail to reach critical mass, grow or decline and our potential for BIGToken to earn revenues may be materially affected.

We will be dependent on advertisers to pay us for access to user data. We must attract users to grow the amount of accessible data and make it attractive to these third parties. If the public does not perceive our mission or our services to be reliable, valuable or of high quality, we may not be able to attract or retain users and create a critical mass of data which will impact our ability to earn revenues which could have a materially adversely affected us.

Natural disasters, epidemic or pandemic disease outbreaks, trade wars, political unrest or other events could disrupt our business or operations or those of our development partners, manufacturers, regulators or other third parties with whom we conduct business now or in the future.

A wide variety of events beyond our control, including natural disasters, epidemic or pandemic disease outbreaks (such as the recent novel coronavirus outbreak), trade wars, political unrest or other events could disrupt our business or operations or those of our manufacturers, regulatory authorities, or other third parties with whom we conduct business. These events may cause businesses and government agencies to be shut down, supply chains to be interrupted, slowed, or rendered inoperable, and individuals to become ill, quarantined, or otherwise unable to work and/or travel due to health reasons or governmental restrictions. For example, California recently ordered most businesses closed, mandating work-from-home arrangements, where feasible, in response to the coronavirus pandemic. These limitations could negatively affect our business operations and continuity and could negatively impact ability to timely perform basic business functions, including making SEC filings and preparing financial reports. If our operations or those of third parties with whom we have business are impaired or curtailed as a result of these events, the development and commercialization of our products and product candidates could be impaired or halted, which could have a material adverse impact on our business.

Challenges in acquiring user data could adversely affect our ability to retain and expand BIGToken, and therefore could materially affect our business, financial condition and results of operations.

In order to expand BIGToken, we must continue to expend resources to make the submission of user data as user-friendly as possible. We, and our users, may face legal, logistical, cultural and commercial challenges in procuring user data. Additionally, once such data is obtained, if the process for validation and collection of rewards may be perceived as too cumbersome and discourage potential users from submission. We may need to expend significant resources on user interfaces for evolving platforms, such as mobile devices. Inconveniences to our users or potential users at any stage of the process may materially challenge our growth.

If we fail to ensure that the user data derived from BIGToken is of high quality, our ability to attract customers or monetize the data may be materially impaired.

The reliability of our user data depends upon the integrity and the quality of the process of accepting user data into BIGToken. We will take certain measures to validate user data submitted by our users and potential users to assure a high quality of data in BIGToken and generally confirming that data is submitted in accordance with our terms for such data. We must continue to invest in our quality control measures relating to BIGToken in order to provide a high-quality product to potential customers.

If BIGToken experiences an excessive rate of user attrition, our ability to attract customers could fail.

Users may elect to have their data deleted from BIGToken at any time. We must continually add new users both to replace users who choose to delete their data and to increase our user base. Users may choose to delete their data for many reasons. If users are concerned about privacy and security and do not perceive BIGToken to be reliable, if we fail to keep users engaged and interested in our application, or if we simply lose our users’ attention, we could fail to gather sufficient user data and our ability to earn revenues may be materially affected.

If we are unable to manage our marketing and advertising expenses, it could materially harm our results of operations and growth.

We plan to rely in part on our marketing and advertising efforts to attract new members. Our future growth and profitability, as well as the maintenance and enhancement of our brand, will depend in large part on the effectiveness and efficiency of our marketing and advertising strategies and expenditures. If we are unable to maintain our marketing and advertising channels on cost-effective terms, our marketing and advertising expenses could increase substantially, and our business, financial condition and results of operations may suffer. In addition, we may be required to incur significantly higher marketing and advertising expenses than we currently anticipate if excessive numbers of members withdraw their member data from our database.

Failure to comply with federal, state and local laws and regulations or our contractual obligations relating to data privacy, protection and security of BIGToken user data, and civil liabilities relating to breaches of privacy and security of user data, could damage our reputation and harm our business.

A variety of federal, state and local laws and regulations govern the collection, use, retention, sharing and security of user data. We will collect BIGToken user data from and about our members when they redeem rewards and maintain that date in our BIGToken Application. Claims or allegations that we have violated applicable laws or regulations related to privacy, data protection or data security could in the future result in negative publicity and a loss of confidence in us by our users and potential new users and may subject us to fines and penalties by regulatory authorities. In addition, we have privacy policies and practices concerning the collection, use and disclosure of user data as part of our agreements with our members, including ones posted on our website. Several Internet companies have incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, our use and retention of user data could lead to civil liability exposure in the event of any disclosure of such information due to hacking, malware, phishing, inadvertent action or other unauthorized use or disclosure. Several companies have been subject to civil actions, including class actions, relating to this exposure.

We have incurred, and will continue to incur, expenses to comply with data privacy, protection and security standards and protocols for BIGToken user data imposed by law, regulation, self-regulatory bodies, industry standards and contractual obligations. Such laws, standards and regulations, however, are evolving and subject to potentially differing interpretations, and federal, state and provincial legislative and regulatory bodies may expand current or enact new laws or regulations regarding privacy matters. Additionally, we accept user from foreign countries which subjects us to the personal and other data privacy, protection and security laws of those countries, We are unable to predict what additional legislation, standards or regulation in the area of privacy and security of personal information could be enacted or its effect on our operations and business.

If we are unable to satisfy data privacy, protection, security, and other government- and industry-specific requirements, our growth could be harmed.

We need or may in the future need to comply with a number of data protection, security, privacy and other government- and industry-specific requirements, including those that require companies to notify individuals of data security incidents involving certain types of personal data. Security compromises could harm our reputation, erode user confidence in the effectiveness of our security measures, negatively impact our ability to attract new members, or cause existing users to withdraw their data from BIGToken.

Regulatory, legislative or self-regulatory developments regarding internet privacy matters could adversely affect our ability to conduct our business.

The United States and foreign governments have enacted, considered or are considering legislation or regulations that could significantly restrict our ability to collect, process, use, transfer and pool data collected from and about consumers and devices. Trade associations and industry self-regulatory groups have also promulgated best practices and other industry standards relating to targeted advertising. Various U.S. and foreign governments, self-regulatory bodies and public advocacy groups have called for new regulations specifically directed at the digital advertising industry, and we expect to see an increase in legislation, regulation and self-regulation in this area. The legal, regulatory and judicial environment we face around privacy and other matters is constantly evolving and can be subject to significant change. For example, the General Data Protection Regulation, or GDPR, which was agreed by E.U. institutions in 2016 and came into effect after a two-year transition period on May 25, 2018, updated and modernized the principles of the 1995 Data Protection Directive and significantly increases the level of sanctions for non-compliance. Data Protection Authorities will have the power to impose administrative fines of up to a maximum of €20 million or 4% of the data controller’s or data processor’s total worldwide turnover of the preceding financial year. Similarly, the E-Privacy Regulation, which was launched by the European Parliament in October 2016, could result in, once enacted, new rules and mechanisms for “cookie” consent. In addition, the interpretation and application of data protection laws in the U.S., Europe and elsewhere are often uncertain and in flux. Legislative and regulatory authorities around the world may decide to enact additional legislation or regulations, which could reduce the amount of data we can collect or process and, as a result, significantly impact our business. Similarly, clarifications of and changes to these existing and proposed laws, regulations, judicial interpretations and industry standards can be costly to comply with, and we may be unable to pass along those costs to our clients in the form of increased fees, which may negatively affect our operating results. Such changes can also delay or impede the development of new solutions, result in negative publicity and reputational harm, require significant incremental management time and attention, increase our risk of non-compliance and subject us to claims or other remedies, including fines or demands that we modify or cease existing business practices, including our ability to charge per click or the scope of clicks for which we charge. Additionally, any perception of our practices or solutions as an invasion of privacy, whether or not such practices or solutions are consistent with current or future regulations and industry practices, may subject us to public criticism, private class actions, reputational harm or claims by regulators, which could disrupt our business and expose us to increased liability. Finally, our legal and financial exposure often depends in part on our clients’ or other third parties’ adherence to privacy laws and regulations and their use of our services in ways consistent with visitors’ expectations. We rely on representations made to us by clients that they will comply with all applicable laws, including all relevant privacy and data protection regulations. We make reasonable efforts to enforce such representations and contractual requirements, but we do not fully audit our clients’ compliance with our recommended disclosures or their adherence to privacy laws and regulations. If our clients fail to adhere to our contracts in this regard, or a court or governmental agency determines that we have not adequately, accurately or completely described our own solutions, services and data collection, use and sharing practices in our own disclosures to consumers, then we and our clients may be subject to potentially adverse publicity, damages and related possible investigation or other regulatory activity in connection with our privacy practices or those of our clients.

Privacy concerns could damage our reputation and deter current and potential users from contributing additional data through our BIGToken Application. If our security measures are breached resulting in the improper use and disclosure of user data, BIGToken may be perceived as not being secure, users and customers may curtail or stop using BIGToken, and we may incur significant legal and financial exposure.

Concerns about our practices with regard to the collection, use, disclosure, or security of user data or other privacy related matters, even if unfounded, could damage our reputation and adversely affect our operating results. Our services will involve the purchase, storage, transmission and sale of user data, and theft and security breaches expose us to a risk of loss of this information, improper use and disclosure of such information, litigation, and potential liability. Any systems failure or compromise of our security that results in the release of user data, or in our or our users’ ability to access such data, could seriously harm our reputation and brand and, therefore, our business, and impair our ability to attract and retain users. Additionally, if user data is somehow made public or made available through a security breach, it may be used to identify our users and people related thereto. We may experience cyber attacks of varying degrees. Our security measures may also be breached due to employee error, malfeasance, system errors or vulnerabilities, including vulnerabilities of our vendors, suppliers, their products, or otherwise. Such breach or unauthorized access, increased government surveillance, or attempts by outside parties to fraudulently induce employees, users, or customers to disclose sensitive information in order to gain access to user data could result in significant legal and financial exposure, damage to our reputation, and a loss of confidence in the security of BIGToken that could potentially have an adverse effect on our business. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, become more sophisticated, and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Additionally, cyber attacks could also compromise trade secrets and other sensitive information and result in such information being disclosed to others and becoming less valuable, which could negatively affect our business. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose members and customers.

Our business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection, content, competition, consumer protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.

We are subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business, such as privacy, data protection and personal information, rights of publicity, content, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation and securities law compliance. Expansion of our activities in certain jurisdictions, or other actions that we may take, may subject us to additional laws, regulations, or other government scrutiny. In addition, foreign data protection, privacy, content, competition, and other laws and regulations can impose different obligations or be more restrictive than those in the United States.

Additionally, as we allow European users, we are subject to the European General Data Protection Regulation (GDPR), effective as of May 2018. The GDPR increases privacy rights for individuals in Europe, extends the scope of responsibilities for data controllers and data processors and imposes increased requirements and potential penalties on companies offering goods or services to individuals who are located in Europe or monitoring the behavior of such individuals (including by companies based outside of Europe). Noncompliance can result in penalties of up to the greater of €20 million, or 4% of global company revenues.

These U.S. federal and state and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government authorities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the newer industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices.

These laws and regulations, as well as any associated inquiries or investigations or any other government actions, may be costly to comply with and may delay or impede our international growth, result in negative publicity, increase our operating costs, require significant management time and attention, and subject us to remedies that may harm our business.

Security breaches and improper access to or disclosure of our data or user data, or other hacking and phishing attacks on our systems, could harm our reputation and adversely affect our business.

Our industry is prone to cyber-attacks by third parties seeking unauthorized access to our data or users’ data or to disrupt our ability to provide service. Any failure to prevent or mitigate security breaches and improper access to or disclosure of our data or user data, including personal information, content, or payment information from or to users, or information from marketers, could result in the loss or misuse of such data, which could harm our business and reputation and diminish our competitive position. In addition, computer malware, viruses, social engineering (predominantly spear phishing attacks), and general hacking have become more prevalent in our industry. Our BIGToken platform has experienced an increase in the occurrence of such attempts and we cannot be assured that we will be able to prevent a successful attack on our systems in the future. We also regularly encounter attempts to create false or undesirable user accounts or take other actions on our BIGToken platform for purposes such as spreading misinformation, attempting to have us improperly purchase user data or other objectionable ends. As a result of recent attention and growth of our BIGToken platform, the size of our user base, and the types and volume of personal data on our systems, we believe that we are a particularly attractive target for such breaches and attacks. Our efforts to address undesirable activity may also increase the risk of retaliatory attacks. Such attacks may cause interruptions to the services we provide, degrade the user experience, cause users or marketers to lose confidence and trust in our products, impair our internal systems, or result in financial harm to us. Our efforts to protect our company data or the information we receive may also be unsuccessful due to software bugs or other technical malfunctions; employee, contractor, or vendor error or malfeasance; government surveillance; or other threats that evolve. In addition, third parties may attempt to fraudulently induce employees or users to disclose information in order to gain access to our data or our users’ data. Cyber-attacks continue to evolve in sophistication and volume, and inherently may be difficult to detect for long periods of time. Although we are currently in the process of developing systems and processes that are designed to protect our data and user data, to prevent data loss, to disable undesirable accounts and activities on our BIGToken platform, and to prevent or detect security breaches, we cannot assure you that such measures will ultimately become operational or provide absolute security, and we may incur significant costs in protecting against or remediating cyber-attacks.

Affected users or government authorities could initiate legal or regulatory actions against us in connection with any actual or perceived security breaches or improper disclosure of data, which could cause us to incur significant expense and liability or result in orders or consent decrees forcing us to modify our business practices, especially with regard to the BIGToken platform. Such incidents or our efforts to remediate such incidents may also result in a decline in our active user base or engagement levels. Any of these events could have a material and adverse effect on our business, reputation, or financial results.

Certain user data must be provided on a recurring basis in order to provide full value.

Certain types of user data will need to be contributed by users recurrently for such data to provide full value to our potential customers. If users fail to provide us with sufficient recurring data, the value of the user data may substantially decrease and our ability to earn revenues may be materially affected.

Unfavorable media coverage could negatively affect our business.

Unfavorable publicity regarding, for example, our privacy practices, terms of service, regulatory activity, the actions of third parties, the use of our products or services for illicit, objectionable, or illegal ends or the actions of other companies that provide similar services to us, could adversely affect our reputation. Such negative publicity also could have an adverse effect on the size, engagement, and loyalty of our user base and result in user attrition which could adversely affect our business and financial results.

Weak economic conditions may reduce consumer demand for products and services.

A weak economy in the United States could adversely affect demand for advertising products, and services. A substantial portion of our revenue is derived from businesses that are highly dependent on discretionary spending by individuals, which typically falls during times of economic instability. Accordingly, the ability of our advertisers to increase or maintain revenue and earnings could be adversely affected to the extent that relevant economic environments remain weak or decline further. We currently are unable to predict the extent of any of these potential adverse effects.

Because we store, process and use data, some of which contain personal information, we are subject to complex and evolving federal, state and foreign laws and regulations regarding privacy, data protection and other matters, which are subject to change.

We are subject to a variety of laws and regulations in the United States and other countries that involve matters central to our business, including with respect to user privacy, rights of publicity, data protection, content, protection of minors and consumer protection. These laws can be particularly restrictive in countries outside the United States. Both in the United States and abroad, these laws and regulations constantly evolve and remain subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. Because we store, process and use data, some of which contain personal information, we are subject to complex and evolving federal, state and foreign laws and regulations regarding privacy, data protection and other matters. Many of these laws and regulations are subject to change and uncertain interpretation and could result in investigations, claims, changes to our business practices, increased cost of operations and declines in user growth, retention or engagement, any of which could materially adversely affect our business, results of operations and financial condition.

Several proposals are pending before federal, state and foreign legislative and regulatory bodies that could significantly affect our business. For example, a revision to the 1995 European Union Data Protection Directive is currently being considered by European legislative bodies that may include more stringent operational requirements for data processors and significant penalties for non-compliance. In addition, the EU General Data Protection Regulation 2016/679 (“GDPR”), which came into effect on May 25, 2018, establishes new requirements applicable to the processing of personal data ( i.e. , data which identifies an individual or from which an individual is identifiable), affords new data protection rights to individuals ( e.g. , the right to erasure of personal data) and imposes penalties for serious data breaches. Individuals also have a right to compensation under GDPR for financial or non-financial losses. GDPR will impose additional responsibility and liability in relation to our processing of personal data. GDPR may require us to change our policies and procedures and, if we are not compliant, could materially adversely affect our business, results of operations and financial condition.

If advertising on the Internet loses its appeal, our revenue could decline.

Our business model may not continue to be effective in the future for a number of reasons, including:

●	a decline in the rates that we can charge for advertising and promotional activities;

●	our inability to create applications for our customers;

●	Internet advertisements and promotions are, by their nature, limited in content relative to other media;

●	companies may be reluctant or slow to adopt online advertising and promotional activities that replace, limit or compete with their existing direct marketing efforts;

●	companies may prefer other forms of Internet advertising and promotions that we do not offer;

●	the quality or placement of transactions, including the risk of non-screened, non-human inventory and traffic, could cause a loss in customers or revenue; and

●	regulatory actions may negatively impact our business practices.

If the number of companies who purchase online advertising and promotional services from us does not grow, we may experience difficulty in attracting publishers, and our revenue could decline.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of securities of technology and other companies, which may be unrelated to the financial performance of these companies. These broad market fluctuations may negatively affect the market price of our common stock.

Some specific factors that may have a significant effect on the market price of our common stock include:

●	actual or anticipated fluctuations in our results of operations or our competitors’ operating results;

●	actual or anticipated changes in the growth rate of the connected lifestyle market, our growth rates or our competitors’ growth rates;

●	conditions in the financial markets in general or changes in general economic conditions;

●	changes in governmental regulation, including taxation and tariff policies;

●	interest rate or currency rate fluctuations;

●	our ability to forecast accurate financial results; and

●	changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally

We rely upon third parties for technology that is critical to our products, and if we are unable to continue to use this technology and future technology, our ability to develop, sell, maintain and support technologically innovative products would be limited.

We rely on third parties to obtain non-exclusive patented hardware and software license rights in technologies that are incorporated into and necessary for the operation and functionality of most of our products. In these cases, because the intellectual property we license is available from third parties, barriers to entry into certain markets may be lower for potential or existing competitors than if we owned exclusive rights to the technology that we license and use. Moreover, if a competitor or potential competitor enters into an exclusive arrangement with any of our key third-party technology providers, or if any of these providers unilaterally decides not to do business with us for any reason, our ability to develop and sell products and services containing that technology would be severely limited.

If we are offering products or services that contain third-party technology that we subsequently lose the right to license, then we will not be able to continue to offer or support those products or services. In addition, these licenses may require royalty payments or other consideration to the third-party licensor. Our success will depend, in part, on our continued ability to access these technologies, and we do not know whether these third-party technologies will continue to be licensed to us on commercially acceptable terms, if at all. In addition, if these third-party licensors fail or experience instability, then we may be unable to continue to sell products and services that incorporate the licensed technologies, in addition to being unable to continue to maintain and support these products and services. We do require escrow arrangements with respect to certain third-party software which entitle us to certain limited rights to the source code, in the event of certain failures by the third party, in order to maintain and support such software. However, there is no guarantee that we would be able to fully understand and use the source code, as we may not have the expertise to do so. We are increasingly exposed to these risks as we continue to develop and market more products containing third-party technology and software. If we are unable to license the necessary technology, we may be forced to acquire or develop alternative technology, which could be of lower quality or performance standards. The acquisition or development of alternative technology may limit and delay our ability to offer new or competitive products and services and increase our costs of production. As a result, our business, results of operations and financial condition could be materially adversely affected.

The development of our operations and infrastructure in connection with our separation from SRAX, and any future expansion of such operations and infrastructure, may not be successful, and may strain our operations and increase our operating expenses.

In connection with our separation from SRAX, we have begun to implement a new information technology infrastructure for our business, which includes the creation of management information systems and operational and financial controls unique to our business. We may not be able to put in place adequate controls in an efficient and timely manner in connection with our separation from SRAX and as our business grows, and our current systems may not be adequate to support our future operations. The difficulties associated with installing and implementing new systems, procedures and controls may place a significant burden on our management and operational and financial resources. In addition, as we grow internationally, we will have to expand and enhance our communications infrastructure. If we fail to continue to improve our management information systems, procedures and financial controls, or encounter unexpected difficulties during expansion and reorganization, our business could be harmed.

For example, we plan to invest significant capital and human resources in the design, development and enhancement of our financial and operational systems. We will depend on these systems in order to timely and accurately process and report key components of our results of operations, financial condition and cash flows. If the systems fail to operate appropriately or we experience any disruptions or delays in enhancing their functionality to meet current business requirements, fulfill contractual obligations, accurately report our financials and otherwise run our business could be adversely affected. Even if we do not encounter these adverse effects, the development and enhancement of systems may be much more costly than we anticipated. If we are unable to continue to develop and enhance our information technology systems as planned, our business, results of operations and financial condition could be materially adversely affected.

As part of growing our business, we may make acquisitions. If we fail to successfully select, execute or integrate our acquisitions, then our business, results of operations and financial condition could be materially adversely affected and our stock price could decline.

From time to time, we may undertake acquisitions to add new product and service lines and technologies, acquire talent, gain new sales channels or enter into new sales territories. Acquisitions involve numerous risks and challenges, including relating to the successful integration of the acquired business, entering into new territories or markets with which we have limited or no prior experience, establishing or maintaining business relationships with new retailers, distributors or other channel partners, vendors and suppliers and potential post-closing disputes.

We cannot ensure that we will be successful in selecting, executing and integrating acquisitions. Failure to manage and successfully integrate acquisitions could materially harm our business, financial condition and results of operations. In addition, if stock market analysts or our stockholders do not support or believe in the value of the acquisitions that we choose to undertake, our stock price may decline.

Risks Related to Our Separation from SRAX

The separation may not be successful.

Pursuant to the completion of the Share Exchange, we became a stand-alone public company, although we will continue to be controlled by SRAX. The process of becoming a stand-alone public company is complex and may distract our management from focusing on our business and strategic priorities. Further, although we expect to have direct access to the debt and equity capital markets following this offering, we may not be able to issue debt or equity on terms acceptable to us or at all. Moreover, even with equity compensation tied to our business, we may not be able to attract and retain employees as desired.

We also may not fully realize the intended benefits of being a stand-alone public company if any of the risks identified in this “Risk Factors” section, or other events, were to occur. These intended benefits include improving the strategic and operational flexibility of both companies, increasing the focus of the management teams on their respective business operations, allowing each company to adopt the capital structure, investment policy and dividend policy best suited to its financial profile and business needs, and providing each company with its own equity currency to facilitate acquisitions and to better incentivize management. If we do not realize these intended benefits for any reason, our business may be negatively affected. In addition, the separation could materially adversely affect our business, results of operations and financial condition.

As long as SRAX controls us, the ability of our other shareholders to influence matters requiring stockholder approval will be limited.

As a result of the Share Exchange, SRAX owns 149,562,566,584 shares of our common stock and 5,000,000 shares of our Series A Preferred Stock, representing voting power of approximately 95% of our issued and outstanding capital stock. For so long as SRAX beneficially owns shares of our outstanding securities representing at least a majority of the votes entitled to be cast by the holders of our outstanding securities, SRAX will be able to elect all of the members of our board of directors and influence other voting matters.

SRAX’s ability to control our board of directors may make it difficult for us to recruit high-quality independent directors.

So long as SRAX beneficially owns shares of our outstanding securities representing at least a majority of the votes entitled to be cast by the holders of our outstanding shares, SRAX can effectively control and direct our board of directors. Further, the interests of SRAX and our other stockholders may diverge. Under these circumstances, persons who might otherwise accept our invitation to join our board of directors may decline.

SRAX’s interests may conflict with our interests and the interests of our other stockholders. Conflicts of interest between us and SRAX could be resolved in a manner unfavorable to us and our other stockholders.

Various conflicts of interest between us and SRAX could arise. The ownership interest and voting power of SRAX in our capital stock and ownership interests of our directors and officers in SRAX capital stock, or service by an individual as either a director and/or officer of both companies, could create or appear to create potential conflicts of interest when such individuals are faced with decisions relating to us. These decisions could include:

●	corporate opportunities;

●	the impact that operating or capital decisions (including the incurrence of indebtedness) relating to our business may have on SRAX’s consolidated financial statements and/or current or future indebtedness (including related covenants);

●	business combinations involving us;

●	our dividend and stock repurchase policies;

●	compensation and benefit programs and other human resources policy decisions;

●	management stock ownership;

●	the intercompany agreements and services between us and SRAX, including the agreements relating to our separation from SRAX;

●	the payment of dividends on our common stock; and

●	determinations with respect to our tax returns.

Potential conflicts of interest could also arise if we decide to enter into new commercial arrangements with SRAX in the future or in connection with SRAX’s desire to enter into new commercial arrangements with third parties. Additionally, we may be constrained by the terms of agreements relating to our indebtedness or equity securities from taking actions, or permitting us to take actions, that may be in our best interest.

Furthermore, disputes may arise between us and SRAX relating to our past and ongoing relationships, and these potential conflicts of interest may make it more difficult for us to favorably resolve such disputes, including those related to:

●	tax, employee benefit, indemnification and other matters arising from the separation;

●	the nature, quality and pricing of services SRAX agrees to provide to us; and

●	sales and other disposals by SRAX of all or a portion of its ownership interest in us.

We do not have a policy that any material transactions with a related part in which there is an actual, or in some cases, perceived, conflict of interest, will be subject to any prior review or approval.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated third party. While we are controlled by SRAX, we may not have the leverage to negotiate amendments to our various agreements with SRAX (if any are required) on terms as favorable to us as those we would negotiate with an unaffiliated third party.

The terms of the agreements that we expect to enter into with SRAX in connection with the separation may limit our ability to take certain actions which may prevent us from pursuing opportunities to raise capital, acquire other businesses or provide equity incentives to our employees, which could impair our ability to grow.

The terms of the agreements that we expect to enter into with SRAX in connection with the separation, including the MSA, may limit our ability to take certain actions, which could impair our ability to grow. The MSA provides that, as long as SRAX beneficially owns at least 50% of the total voting power of our outstanding capital stock entitled to vote in the election of our board of directors, we will not (without SRAX’s prior written consent) take certain actions, such as incurring additional indebtedness and acquiring businesses or assets or disposing of assets in excess of certain amounts.

We have no operating history as a stand-alone public company and our historical and carve-out financial information is not necessarily representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.

The historical financial information we have included in this Current Report does not reflect, what our financial condition, results of operations or cash flows would have been had we been a stand-alone entity during the historical periods presented, or what our financial condition, results of operations or cash flows will be in the future as an independent entity.

In addition, we have not made pro forma adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our transition to becoming a public company, including changes in our employee base, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone company.

If SRAX experiences a change in control, our current plans and strategies could be subject to change.

As long as SRAX controls us, it will have significant influence over our plans and strategies, including strategies relating to marketing and growth. In the event SRAX experiences a change in control, SRAX’s incumbent owner(s) may attempt to cause us to revise or change our plans and strategies, as well as the agreements between SRAX and us, described in this Current Report.

The assets and resources that we acquire from SRAX in the separation may not be sufficient for us to operate as a stand-alone company, and we may experience difficulty in separating our assets and resources from SRAX.

Because we have not operated as an independent company in the past, we will need to acquire assets in addition to those contributed by SRAX and its subsidiaries to us and our subsidiaries in connection with our separation from SSRAX. We may also face difficulty in separating our assets from SRAX’s assets and integrating newly acquired assets into our business. Our business, financial condition and results of operations could be harmed if we fail to acquire assets that prove to be important to our operations or if we incur unexpected costs in separating our assets from SRAX’s assets or integrating newly acquired assets.

The services that SRAX provides to us may not be sufficient to meet our needs, which may result in increased costs and otherwise adversely affect our business.

Pursuant to the TSA, we expect SRAX to continue to provide us with corporate and shared services for a transitional period related to corporate functions, such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, tax, treasury, shared facilities, operations, customer support, human resources and employee benefits, sales and sales operations and other services in exchange for the fees specified in the TSA between us and SRAX. SRAX will not be obligated to provide these services in a manner that differs from the nature of the services provided to the BIGToken business during the 12-month period prior to the separation, and thus we may not be able to modify these services in a manner desirable to us as a stand-alone public company. Further, if we no longer receive these services from SRAX due to the termination of the TSA or otherwise, we may not be able to perform these services ourselves and/or find appropriate third party arrangements at a reasonable cost (and any such costs may be higher than those charged by SRAX).

Our ability to operate our business effectively may suffer if we are unable to cost-effectively establish our own administrative and other support functions in order to operate as a stand-alone company after the termination of our shared services and other intercompany agreements with SRAX.

As an operating segment of SRAX, we relied on administrative and other resources of SRAX, including information technology, accounting, finance, human resources and legal services, to operate our business. In anticipation of the closing of the Share Exchange, we have entered into various service agreements to retain the ability for specified periods to use these SRAX resources. These services may not be provided at the same level as when we were a business segment within SRAX, and we may not be able to obtain the same benefits that we received prior to becoming a stand-alone company. These services may not be sufficient to meet our needs, and after our agreements with SRAX terminates, we may not be able to replace these services at all or obtain these services at prices and on terms as favorable as we currently have with SRAX. We will need to create our own administrative and other support systems or contract with third parties to replace SRAX’s systems. In addition, we have received informal support from SRAX, which may not be addressed in the agreements we have entered into with SRAX, and the level of this informal support may diminish as we become a more independent company. Any failure or significant downtime in our own administrative systems or in SRAX’S administrative systems during the transitional period could result in unexpected costs, impact our results and/or prevent us from paying our suppliers or employees and performing other administrative services on a timely basis.

We are a smaller company relative to SRAX, which could result in increased costs and decreased revenue due to difficulty maintaining existing customer relationships and obtaining new customers.

Prior to this offering, we were able to take advantage of SRAX’s size, technology and services, including insurance, employee benefit support and audit and other professional services. We are a smaller company than SRAX and we cannot assure you that we will have access to financial and other resources comparable to those available to us prior to this offering. As a stand-alone company, we may be unable to obtain office space, goods, technology and services in general, as well as components and services that are part of our supply chain, at prices or on terms as favorable as those available to us prior to this offering, which could increase our costs and reduce our profitability. Our future success depends on our ability to maintain our current relationships with existing customers, and we may have difficulty attracting new customers.

SRAX has agreed to indemnify us for certain liabilities. However, we cannot assure that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that SRAX’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the MSA and certain other agreements with SRAX, SRAX has agreed to indemnify us for certain liabilities. The MSA will provide for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of SRAX’s business with SRAX.

However, third parties could also seek to hold us responsible for any of the liabilities that SRAX has agreed to retain, and we cannot assure that an indemnity from SRAX will be sufficient to protect us against the full amount of such liabilities, or that SRAX will be able to fully satisfy its indemnification obligations in the future. Even if we ultimately succeed in recovering from SRAX any amounts for which we are held liable, we may be temporarily required to bear these losses. Each of these risks could materially adversely affect our business, results of operations and financial condition.

Certain contracts used in our business will need to be replaced, or assigned from SRAX or its affiliates in connection with the separation, which may require the consent of the counterparty to such an assignment, and failure to obtain such replacement contracts or consents could increase our expenses or otherwise adversely affect our results of operations.

Our separation from SRAX requires us to replace shared contracts and, with respect to certain contracts that are to be assigned from SRAX or its affiliates to us or our affiliates, to obtain consents and assignments from third parties. It is possible that, in connection with the replacement or consent process, some parties may seek more favorable contractual terms from us. If we are unable to obtain such replacement contracts or consents, as applicable, we may be unable to obtain some of the benefits, assets and contractual commitments that are intended to be allocated to us as part of the separation. If we are unable to obtain such replacement contracts or consents, the loss of these contracts could increase our expenses or otherwise materially adversely affect our business, results of operations and financial condition.

Some of our directors and officers own SRAX common stock, restricted shares of SRAX common stock or options to acquire SRAX common stock and hold positions with SRAX, which could cause conflicts of interest, or the appearance of conflicts of interest, that result in our not acting on opportunities we otherwise may have.

Some of our directors and executive officers own SRAX common stock, restricted shares of SRAX stock or options to purchase SRAX common stock.

Ownership of SRAX common stock, restricted shares of SRAX common stock and options to purchase SRAX common stock by our directors and executive officers after this offering and the presence of executive officers or directors of SRAX on our board of directors could create, or appear to create, conflicts of interest with respect to matters involving both us and SRAX that could have different implications for SRAX than they do for us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between SRAX and us regarding terms of the agreements governing the separation and the relationship between SRAX and us thereafter, including the MSA or the transition services agreement. Potential conflicts of interest could also arise if we enter into commercial arrangements with SRAX in the future. As a result of these actual or apparent conflicts of interest, we may be precluded from pursuing certain growth initiatives.

We may have received better terms from unaffiliated third parties than the terms we will receive in the agreements that we entered with SRAX.

The agreements that entered into with SRAX in connection with the separation, including the MSA and the TSA were prepared in the context of the separation while we were still a wholly owned subsidiary of SRAX.

Ownership of Our Common Stock

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

On January 27, 2021 we entered into the Debt Exchange Agreement with Red Diamond. Pursuant to the Debt Exchange Agreement, we issued Red Diamond 7,000,000,000 free trading shares of Common Stock or approximately 837% of the prior public float of 841,184,289. We also issued Red Diamond 8,313 shares of Series C Preferred Stock, convertible into approximately 12,864,419,313 shares of Common Stock. Although Red Diamond agreed to a leak out of 20% of average daily volume for the five trading days preceding the sale, this will still result in a significant number of shares compared to our prior public float and will be difficult to monitor compliance. Sales of a substantial number of such shares now and upon expiration of the leak-out period or the perception that such sales may occur, could cause our market price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

If our stock price is extremely volatile and subject to price which may result in you losing a significant part of your investment.

The market price of our common stock will be influenced by many factors, some of which are beyond our control, including those described in this Risk Factors section and include the following:

●	the failure of securities analysts to cover our common stock after this offering or changes in financial estimates by analysts;

●	the inability to meet the financial estimates of securities analysts who follow our common stock or changes in earnings estimates by analysts;

●	strategic actions by us or our competitors;

●	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

●	our quarterly or annual earnings, or those of other companies in our industry;

●	actual or anticipated fluctuations in our operating results and those of our competitors;

●	general economic and stock market conditions;

●	the public reaction to our press releases, our other public announcements and our filings with the SEC;

●	risks related to our business and our industry, including those discussed above;

●	changes in conditions or trends in our industry, markets or customers;

●	the trading volume of our common stock;

●	future sales of our common stock or other securities;

●	investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives.

In particular, the realization of any of the risks described in these “Risk Factors” could have a material adverse impact on the market price of our common stock in the future and cause the value of your investment to decline. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

We have never paid a cash dividend and do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never paid a cash dividend, nor do we anticipate paying cash dividends in the foreseeable future. Accordingly, any return on your investment will be as a result of the appreciation of our common stock if any.

Future sales, or the perception of future sales, of our common stock, including by SRAX, may depress the price of our common stock.

The market price of our common stock could decline significantly as a result of sales or other distributions of a large number of shares of our common stock in the market, including shares that might be offered for sale or distributed by SRAX. The perception that these sales might occur could depress the market price of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. As a result of the Share Exchange, we issued SRAX 149,562,566,584 shares of common stock. As we are currently not cash flow positive, we will be required to raise significant capital in the future through the sale of our debt and equity securities. Also, in the future, we may issue our securities in connection acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. The sale of these shares into the market could greatly depress the market price of our common stock.

Our costs will increase significantly as a result of operating as a public company, and our management will be required to devote substantial time to complying with public company regulations.

We have historically operated our business as a segment of a public company. As a stand-alone public company, we will have additional legal, accounting, insurance, compliance and other expenses that we have not incurred historically. After this offering, we will become obligated to file with the SEC annual and quarterly reports and other reports that are specified in Section 13 and other sections of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. In addition, we will become subject to other reporting and corporate governance requirements, including certain provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the regulations promulgated thereunder, which will impose significant compliance obligations upon us.

Sarbanes-Oxley, as well as rules subsequently implemented by the SEC, have imposed increased regulation and disclosure and required enhanced corporate governance practices of public companies. We are committed to maintaining a high standard of public disclosure, and our efforts to comply with evolving laws, regulations and standards in this regard are likely to result in increased selling and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. These changes will require a significant commitment of additional resources. We may not be successful in implementing these requirements and implementing them could materially adversely affect our business, results of operations and financial condition. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired. If we do not implement such requirements in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC. Any such action could harm our reputation and the confidence of investors and customers in us and could materially adversely affect our business and cause our share price to fall.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of Sarbanes-Oxley could materially adversely affect our business, results of operations, financial condition and stock price.

As a public company, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of Sarbanes-Oxley (“Section 404”), which will require annual management assessments of the effectiveness of our internal control over financial reporting. Upon loss of emerging growth company status, an annual report by our independent registered public accounting firm that addresses the effectiveness of internal control over financial reporting will be required. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet our deadline for compliance with Section 404. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. We also expect the regulations under Sarbanes-Oxley to increase our legal and financial compliance costs, make it more difficult to attract and retain qualified officers and members of our board of directors, particularly to serve on our audit committee, and make some activities more difficult, time consuming and costly. We may not be able to conclude on an ongoing basis that we have effective internal control over our financial reporting in accordance with Section 404 or our independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of our internal control over financial reporting. If we conclude that our internal control over financial reporting is not effective, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their effect on our operations because there is presently no precedent available by which to measure compliance adequacy. If either we are unable to conclude that we have effective internal control over our financial reporting or our independent auditors are unable to provide us with an unqualified report as required by Section 404, then investors could lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrades our stock or if our operating results do not meet their expectations, our stock price could decline.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in the price of our common stock, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and results of operations and divert management’s attention and resources from our business.

Your percentage ownership may be diluted in the future.

In the future, your percentage ownership may be diluted because of our need to raise additional capital, the conversion of outstanding convertible securities and the granting of equity awards to our directors, officers and employees or otherwise as a result of equity issuances for acquisitions or capital market transactions. In connection with and following the Share Exchange, we anticipate granting equity awards to our employees and directors. In addition, following the Share Exchange, we will have outstanding a number of securities that are convertible into shares of our common stock. Upon conversion, you will experience substantial dilution.

In addition, our Articles of Incorporation authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our Common Stock. For example, the Company could grant the holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions.

We are a smaller reporting company and as a result have certain reduced disclosure requirements.

We are a “smaller reporting company” as defined in the Securities Act, as such, we are required to comply with certain reduced disclosure requirements for public company reporting requirements for future filings. As a smaller reporting company, we are not required to disclose certain executive compensation information only two years of audited financial statements in our public filings.

Our board of directors will have the ability to issue blank check preferred stock, which may discourage or impede acquisition attempts or other transactions.

Our board of directors will have the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, a series of preferred stock may impede a business combination by including class voting rights, which would enable the holder or holders of such series to block a proposed transaction. Our board of directors will make any determination to issue shares of preferred stock on its judgment as to our and our stockholders’ best interests. Our board of directors, in so acting, could issue shares of preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders may believe to be in their best interests or in which stockholders would have received a premium for their stock over the then prevailing market price of the stock.

Item 2. Financial Information.

Management’s discussion and analysis of financial condition and results of operations.

Company Overview

We are a data technology company offering a consumer-based application that allows consumers to own and earn from their digital identity and data. We generate revenue by providing this data, insights and the ability to connect with our users, to marketers. Our consumer-based platform and technologies offer tools and services to identify and reach their target consumers. Our technologies assist our clients in: (i) identifying their core consumers and such consumers’ characteristics across various channels in order to discover new and measurable opportunities that amplify the performance of marketing campaign in order to maximize a return on marketing spend.

Our Relationship with SRAX

Arrangements Between SRAX and Our Company

Pursuant to the completion of the Share Exchange, SRAX has entered into certain agreements that will affect the separation of our business from SRAX, provide a framework for our relationship with SRAX after the separation and provide for the allocation between us and SRAX of SRAX’s assets, employees, liabilities and obligations (including its investments, property and employee benefits assets and liabilities) attributable to periods prior to, at and after our separation from SRAX, specifically,

●	a master separation agreement, or MSA;
●	a transition services agreement, or TSA;

Arrangements Between SRAX and Our Company

SRAX currently owns 95% of the voting power of our capital securities.

For as long as SRAX continues to control more than 50% of our outstanding common stock, SRAX or its successor-in-interest will be able to direct the election of all the members of our board of directors. Similarly, SRAX will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take certain other actions that might be favorable to SRAX. In addition, the MSA provides that, as long as SRAX beneficially owns at least 50% of the total voting power of our outstanding capital stock entitled to vote in the election of our board of directors, we will not (without SRAX’s prior written consent) take certain actions, such as incurring additional indebtedness and acquiring businesses or assets or disposing of assets in excess of certain amounts.

Components of Operating Results

Revenue

Our revenues consist of the sale of consumer data obtained through the BIGtoken platform in conjunction with various marketing related services, such as the following:

●	The use of BIGToken user surveys and the sale of such information received from surveys.

●	The creation and management of targeted rewards and loyalty programs based on information and buying trends ascertained by data captured on our BIGToken platform.

●	The ability to assist our customers in conducting market research based on analytics received from users of the BIGToken platform

●	The ability to identify specific audiences for our customers and to target questions, surveys and data analytics geared toward our customers’ products / industries. Additionally, if we are unable to scale the needed information for a customer’s target audience, we may utilize our proprietary analytics to gain insight to further focus and refine user segments that need to be targeted in order to optimize data and media spend

●	The use of Lightning Insights that allow our customers to conduct research around specific audience groups through both long and short research studies

●	The creation of customized loyalty programs that utilize rewards to drive consumer purchasing habits.

Our revenue can vary based on a number of factors, including changes in the overall advertising and data markets, user adoption of the BIGtoken platform, the effectiveness of our audience targeting abilities; changes in technology; and adoption of our current and future BIGtoken product offerings.

Cost of Revenue

Cost of revenue consists of the costs of media and other third-party costs incurred in conjunction with the marketing related services we provide.

Our cost of revenue as a percentage of revenue can vary based upon a number of factors, including those that may affect our revenue set forth above and factors that may affect our cost of revenue, including, without limitation: the cost of media utilized to perform our marketing services, the volume of media or the effectiveness of our services. From time to time, however, we may experience fluctuations in our gross margin as a result of the factors discussed above.

Employee related costs

Employee related costs consist of salaries other compensation and related costs paid to our employees and contractors. We expect these costs to increase in absolute dollars as we invest and expand our business.

Marketing and selling expenses

Marketing and selling expenses consist primarily of advertising, corporate communications and user acquisition related costs. We expect our sales and marketing expense to increase in absolute dollars for the foreseeable future as we continue to invest in brand marketing to strengthen our competitive position, to accelerate growth and to raise brand awareness.

Platform costs

Platform costs consist the technology and content hosting of our BIGtoken platform. We expect these costs to increase in absolute dollars for the foreseeable future as we continue to expand our user base.

Depreciation and Amortization

Depreciation and Amortization cost represent an allocation of the costs incurred to acquire the long-lived assets used in our business over their estimated useful lives. Our long-lived assets consist of property and equipment and internally developed software.

General and Administrative

General and administrative expense consists primarily of human resources, information technology, professional fees, IT and facility overhead, and other general corporate expense. We expect our general and administrative expense to increase in absolute dollars primarily as a result of the increased costs associated with being a stand-alone public company. However, we also expect our general and administrative expense to fluctuate as a percentage of our revenue in future periods based on fluctuations in our revenue and the timing of such expense.

Results of Operations

We operate as one operating and reportable segment. The following table sets forth, for the periods presented, the combined statements of operations data, which we derived from the accompanying financial statements.

	Nine months ended September 30,				Year ended December 31,
			Change				Change
	2020	2019	$	%	2019	2018	$	%
Revenue	$1,146,000	$2,242,000	$(1,096,000)	(48.9)%	$3,228,000	$2,725,000	$503,000	18.5%
Cost of revenue	$491,000	$1,013,000	$(522,000)	(51.5)%	$1,613,000	$1,605,000	$8,000	0.5%
Gross Profit	$655,000	$1,229,000	$(574,000)	(46.7)%	$1,615,000	$1,120,000	$495,000	44.2%
Profit Margin	57.2%	54.8%			50.0%	41.1%
Operating expense	$7,506,000	$13,499,000	$(5,993,000)	(44.4)%	$17,596,000	$10,036,000	$7,560,000	75.3%
Operating loss	$(6,851,000)	$(12,270,000)	$5,419,000	(44.2)%	$(15,981,000)	$(8,916,000)	$(7,065,000)	79.2%
Interest expense, net	$(3,624,000)	$(669,000)	$(2,955,000)	441.7%	$(686,000)	$(4,312,000)	$3,626,000	(84.1)%
Change in fair value of derivative liabilities	$218,000	$1,342,000	$(1,124,000)	(83.8)%	$1,000,000	$5,252,000	$(4,252,000)	(81.0)%
Other income	$333,000	$63,000	$270,000	428.6%	$63,000	$5,000	$58,000	1,160.0%
Provision for income tax benefit	$-	$-	$-	0.0%	$-	$2,510,000	$(2,510,000)	(100.0)%
Net loss	$(9,924,000)	$(11,534,000)	$1,610,000	(14.0)%	$(15,604,000)	$(5,461,000)	$(7,633,000)	95.8%

BIGToken revenues

BIGToken revenues for the nine months ended September 30, 2020 decreased to $1,146,000 compared to $2,242,000 during the nine months ended September 30, 2019. This decrease is primarily driven by the loss of core customers from our legacy sales verticals. Revenues for the year-ended December 31, 2019 increased $503,000 or 18.5% to $3,228,000 from revenues for the year-ended December 31, 2018 driven by the expansion of the Company’s legacy sales verticals.

BIGToken Profit Margin

BIGToken’s costs of revenue consist of media acquired from third parties to fulfill the media and advertising components of our revenues. BIGToken’s profit margin for the nine months ended September 30, 2020 increased to 57.2% as compared to 54.8% for the nine months ended September 30, 2019. Profit margin for the year-ended December 31, 2019 increased to 50.0% as compared to 41.1% in 2018. The increase is driven by the increase in revenues and enhanced operational execution.

Operating Expenses

Our operating costs for nine months ended September 30, 2020 declined to $7,506,000 as compared to $13,499,000 for the nine months-ended September 30, 2019 representing a decrease of $5,993,000. The decrease was primarily attributable to the reductions in staffing related and other general administrative expenses attributable to our legacy media verticals, and the reduction of our BIG Token point liability. Operating expense for the year ended December 31, 2019 as compared to December 31, 2018 increased by $7,560,000 due to the following increases; $2,700,000 increase in employee related cost, $2,000,000 in marketing and selling expenses, $700,000 in platform cost, $1,600,000 in general and administrative expenses and $550,000 in depreciation and amortization.

Interest Expense

Our interest cost for the nine months ended September 30, 2020 increased to $3,624,000 compared to $669,000 for 2019 for an increase of approximately $2,955,000. The increase is driven by cost incurred by our Parent in order to fund operations through the sale of convertible debentures in June of 2020 as compared to financing the operations of the business through the sale of assets and equity securities in 2019. Interest Expense for the year-ended December 31, 2019 as compared to December 31, 2018 decreased approximately $3,626,000 due to the decrease in costs associated with our Parent’s accounts receivable factoring facility and elimination of our Parent’s outstanding debentures.

Change in the Fair Value our Warrant Liabilities

Income or loss associated with the changes in the fair value of warrant liabilities we have recorded in other income for the nine months ended September 30 and for the full years ended December 31 represent a proportionate allocation of the income / (loss) our Parent has incurred attributable to the changes in the calculated value of warrants it issued through various financing transactions in 2017 through 2019.

Liquidity and Capital Resources

Historically, our operations have participated in cash management and funding arrangements managed by SRAX. Cash flows related to financing activities primarily reflect changes in Net parent investment. Other than those that are in BIGToken designated legal entities, SRAX’s cash has not been assigned to us for any of the periods presented because those cash balances are not directly attributable to us. Cash and cash equivalents presented in the combined balance sheets represent amounts pertaining to the BIGToken legal entity only. Cash used in operations was $3,400,000 for the nine months ended September 30, 2020, compared with cash used in operations of $5,973,000 for the nine months ended September 30, 2019, due primarily to lower operating expenses. Cash used in operations increased from $1,521,000 for the year ended December 31, 2018 to $7,484,000 for the year ended December 31, 2019 due primarily to increased operating expenses with the increased development and operations of BIGToken. Prior to the Share Exchange, we are dependent on SRAX for our continued support to fund our operations. Upon the close of our Share Exchange, we obtained access to approximately $1,000,000 in cash on hand and expect to raise an additional $2,000,000 to $3,000,000 shortly hereafter through a private offering of our Series B Preferred Stock.

Our capital structure and sources of liquidity will change significantly from our historical capital structure. Following the Share Exchange, we expect to use cash flows generated from operations, together with $1,000,000 in cash on-hand and our estimated net proceeds of approximately $3,000,000 from the sale of preferred stock in a private offering, as our primary sources of liquidity. Based on our current plans and market conditions, we believe that such sources of liquidity will be sufficient to satisfy our anticipated cash requirements for at least the next six months. However, we may require or desire additional funds to support our operating expenses and capital requirements or for other purposes, such as acquisitions, and may seek to raise such additional funds through public or private equity or debt financing or from other sources. We cannot assure you that additional financing will be available at all or that, if available, such financing would be obtainable on terms favorable to us and would not be dilutive. Our future liquidity and cash requirements will depend on numerous factors, including the introduction of new products and potential acquisitions of related businesses or technology.

Going Concern

The Company has incurred significant losses since its inception and has not demonstrated an ability to generate sufficient revenues from the sales of its goods and services to achieved profitable operations. In addition, the Company’s operations will require significant additional financing. As of the closing of the Share Exchange, the Company had cash and cash equivalents of approximately $1 million which is not sufficient to fund the Company’s planned operations through one year after the date the consolidated financial statements are issued, and accordingly, these factors create substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

In making this assessment we performed a comprehensive analysis of our current circumstances including: our financial position, our cash flow and cash usage forecasts, and obligations and debts. Although management has a long history of successful capital raises, the analysis used to determine the Company’s ability to continue as a going concern does not include cash sources outside the Company’s direct control that management expects to be available within the next 12 months.

Summary of Cash Flows

	Nine Months Ended September 30,		Full Year Ended December 31,
	2020	2019	2019	2018

Net cash used in operating activities	$(3,400,000)	(5,973,000)	$(7,484,000)	(1,521,000)
Net cash used in investing activities	(38,000)	(537,000)	(748,000)	(448,000)
Net cash provided by financing activities	3,529,000	6,492,000	8,194,000	2,001,000

Cash flows from operating activities

Net cash used in operating activities was $3,400,000 during the nine months ended September 30, 2020 compared to $5,973,000 for the comparable period in 2019. The decrease of cash used in operating activities of approximately $2,600,000 is driven by; (i) a decrease in our cash operating expenses of approximately $6,000,000. This partially offset by a decrease in revenues of $1,100,000, increase in allocation of corporate overhead of $2,100,000 and decrease in working capital of approximately $200,000. For the year-ended December 31, 2019 as compared to the year ended December 31, 2018 cash used in operating activities increased approximately by $5,963,000 to $7,484,000. This increase was driven by a $2,100,000 increase in employee related cost, $2,000,000 in marketing and selling expenses, $700,000 in platform cost, $1,600,000 in general and administrative expenses and partially offset by decrease in working capital of approximately $400,000.

Cash flows from investing activities

During the nine months ended September 30, 2020 net cash used in investing decreased approximately $499,000 to $38,000 due to lower cost incurred with the development of the BIGToken application. For the year-ended December 31, 2019 as compared to the year ended December 31, 2018 cash used in investing activities increased approximately $300,000 to $748,000. This increase was driven by an increase in costs incurred for the development of the BIGToken application and related software.

Cash flows from financing activities

Cash provided by financing activities represents cash contributed by our Parent to fund our operations and investing activities. We have accounted for these cash contributions as Net Parent Investment within the equity section of our Balance Sheets.

During the nine months ended September 30, 2020, cash provided by financing activities decreased approximately $2,963,000 due to low cash required to fund operations as compared to the nine months ended September 30, 2019. Cash provided by financing activities for the year ended December 31, 2019 increased approximately $6,193,000 driven primarily by the increase in the cash required to fund our operations.

Critical Accounting Policies and Estimates

Use of Estimates

The Carve-Out Financial Statements have been prepared in conformity with U.S. GAAP and requires management of the Company to make estimates and assumptions in the preparation of these Carve-Out Financial Statements that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Carve-Out Financial Statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

The most significant areas that require management judgment and which are susceptible to possible change in the near term include the Company’s revenue recognition, provision for bad debts, BIGToken point redemption liability, stock-based compensation, income taxes, goodwill and intangible assets.

As of September 30, 2020, the impact of COVID-19 continues to unfold and as a result, certain estimates and assumptions require increased judgment and carry a higher degree of variability and volatility that could result in material changes to our estimates in future periods.

Fair Value of Financial Instruments

The accounting standard for fair value measurements provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on the Company’s principal or, in absence of a principal, most advantageous market for the specific asset or liability.

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy requires judgment. Level 3 valuations often involve a higher degree of judgment and complexity. Level 3 valuations may require the use of various cost, market, or income valuation methodologies applied to unobservable management estimates and assumptions. Management’s assumptions could vary depending on the asset or liability valued and the valuation method used. Such assumptions could include: estimates of prices, earnings, costs, actions of market participants, market factors, or the weighting of various valuation methods. The Company may also engage external advisors to assist us in determining fair value, as appropriate.

Although the Company believes that the recorded fair value of our financial instruments is appropriate, these fair values may not be indicative of net realizable value or reflective of future fair values.

The Company’s financial instruments, including cash and cash equivalents, net accounts receivable, accounts payable and accrued expenses, are carried at historical cost. At September 30, 2020 (unaudited), December 31, 2019 and 2018, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments. The Company measures certain non-financial assets, liabilities, and equity issuances at fair value on a non-recurring basis. These non-recurring valuations include evaluating assets such as long-lived assets and goodwill for impairment; allocating value to assets in an acquired asset group; and applying accounting for business combinations.

Accounts Receivable

Credit is extended to customers based on an evaluation of their financial condition and other factors. Management periodically assesses the Company’s accounts receivable and, if necessary, establishes an allowance for estimated uncollectible amounts. Accounts determined to be uncollectible are charged to operations when that determination is made. The Company usually does not require collateral.

Concentration of Credit Risk, Significant Customers and Supplier Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with financial institutions within the United States. The balances maintained at these financial institutions are generally more than the Federal Deposit Insurance Corporation insurance limits. The Company has not experienced any loss on these accounts.

As of September 30, 2020 (unaudited), the Company had three customers with accounts receivable balances of approximately 23.7%, 19.2% and 17.1% of total accounts receivable. At December 31, 2019, the Company had three customers with accounts receivable balances of approximately 25.9%, 16.4% and 15.0%. At December 31, 2018, the Company had two customers with accounts receivable balances of approximately 42.9% and 10.5%.

For the period ended September 30, 2020 (unaudited), the Company had one customer that account for approximately 19.1% of total revenue. For the year ended December 31, 2019, the Company had two customers that account for approximately 19.3% and 14.1% of total revenue. For the year ended December 31, 2018, the Company had three customers that accounted for 21.0%, 14.1% and 10.3%.

MARKETABLE SECURITIES

Shares received will be accounted for in accordance with ASC 320 – Investments – Debt and Equity Securities, as such the shares will be classified as available-for-sale securities and will be measured at each reporting period at fair value with the unrealized gain (loss) as a component of other income (expense). Upon the sale of the shares, the Company will record the gain (loss) in the carve-out statement of operations as a component of other income (expense).

LONG-LIVED ASSETS

Management evaluates the recoverability of the Company’s identifiable intangible assets and other long-lived assets when events or circumstances indicate a potential impairment exists. Events and circumstances considered by the Company in determining whether the carrying value of identifiable intangible assets and other long-lived assets may not be recoverable include, but are not limited to: significant changes in performance relative to expected operating results; significant changes in the use of the assets; significant negative industry or economic trends; a significant decline in the Company’s stock price for a sustained period of time; and changes in the Company’s business strategy. In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

No impairments have been recorded regarding its identifiable intangible assets or other long-lived assets during the nine months ended September 30, 2020 (unaudited) and 2019 (unaudited) and the years ended December 31, 2019 or 2018, respectively.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets of three to seven years.

Expenditures for repair and maintenance which do not materially extend the useful lives of property and equipment are charged to operations. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations. Management periodically reviews the carrying value of its property and equipment for impairment.

Intangible assets

Intangible assets consist of the Company’s intellectual property of internally developed software and are stated at cost less accumulated amortization. Amortization is provided for on the straight-line basis over the estimated useful lives of the assets of five to nine years.

Costs incurred to develop computer software for internal use are capitalized once: (1) the preliminary project stage is completed, (2) management authorizes and commits to funding a specific software project, and (3) it is probable that the project will be completed and the software will be used to perform the function intended. Costs incurred prior to meeting the qualifications are expensed as incurred. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. Post-implementation costs related to the internal use computer software, are expensed as incurred. Internal use software development costs are amortized using the straight-line method over its estimated useful life which ranges up to three years. Software development costs may become impaired in situations where development efforts are abandoned due to the viability of the planned project becoming doubtful or due to technological obsolescence of the planned software product.

During 2016, the Company capitalizes the costs of developing internal-use computer software, including directly related payroll costs.

The Company capitalizes costs incurred during the application development stage of internal-use software and amortize these costs over the estimated useful life. Upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Software maintenance, training, data conversion, and business process reengineering costs are expensed in the period in which they are incurred.

Goodwill

Goodwill is comprised of the purchase price of business combinations in excess of the fair value assigned at acquisition to the net tangible and identifiable intangible assets acquired. Goodwill is not amortized. The Company tests goodwill for impairment for its reporting units on an annual basis, or when events occur or circumstances indicate the fair value of a reporting unit is below its carrying value. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that implied fair value of the goodwill within the reporting unit is less than its carrying value. The Company performed its most recent annual goodwill impairment test as of
December 31, 2019 using market data and discounted cash flow analysis. Based on this analysis, it was determined that the fair value exceeded the carrying value of its reporting units.

The Company had historically performed its annual goodwill and impairment assessment on
December 31st of each year. This aligns the Company with other advertising sales companies who also generally conduct this annual analysis in the fourth quarter.

When evaluating the potential impairment of goodwill, management first assess a range of qualitative factors, including but not limited to, macroeconomic conditions, industry conditions, the competitive environment, changes in the market for the Company’s products and services, regulatory and political developments, entity specific factors such as strategy and changes in key personnel, and the overall financial performance for each of the Company’s reporting units. If, after completing this assessment, it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we then proceed to the impairment testing methodology primarily using the income approach (discounted cash flow method).

We compare the carrying value of the goodwill, with its fair value, as determined by a combination of the market approach and income approach, its estimated discounted cash flows. If the carrying value of goodwill exceeds its fair value, then the amount of impairment to be recognized. We operate as one reporting unit.

When required, we arrive at our estimates of fair value using a discounted cash flow methodology which includes estimates of future cash flows to be generated by specifically identified assets, as well as selecting a discount rate to measure the present value of those anticipated cash flows. Estimating future cash flows requires significant judgment and includes making assumptions about projected growth rates, industry-specific factors, working capital requirements, weighted average cost of capital, and current and anticipated operating conditions. The use of different assumptions or estimates for future cash flows could produce different results.

Revenue Recognition

The Company adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”) on January 1, 2018 using the modified retrospective method. Our operating results for reporting periods beginning after January 1, 2018 are presented under ASC Topic 606, while prior period amounts continue to be reported in accordance with our historic accounting under Topic 605. The timing and measurement of our revenues under ASC Topic 606 is similar to that recognized under previous guidance, accordingly, the adoption of ASC Topic 606 did not have a material impact on our financial position, results of operations, cash flows, or presentation thereof at adoption or in the current period. There were no changes in our opening retained earnings balance as a result of the adoption of ASC Topic 606.

ASC Topic 606 is a comprehensive revenue recognition model that requires revenue to be recognized when control of the promised goods or services are transferred to our customers at an amount that reflects the consideration that we expect to receive. Application of ASC Topic 606 requires us to use more judgment and make more estimates than under former guidance. Application of ASC Topic 606 requires a five-step model applicable to all product offerings revenue streams as follows:

Identification of the contract, or contracts, with a customer

A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and, (iii) we determine that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

We apply judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience or, in the case of a new customer, published credit or financial information pertaining to the customer.

Identification of the performance obligations in the contract

Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract.

When a contract includes multiple promised goods or services, we apply judgment to determine whether the promised goods or services are capable of being distinct and are distinct within the context of the contract. If these criteria are not met, the promised goods or services are accounted for as a combined performance obligation.

Determination of the transaction price

The transaction price is determined based on the consideration to which we will be entitled to receive in exchange for transferring goods or services to our customer. We estimate any variable consideration included in the transaction price using the expected value method that requires the use of significant estimates for discounts, cancellation periods, refunds and returns. Variable consideration is described in detail below.

Allocation of the transaction price to the performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative Stand-Alone Selling Price (“SSP,”) basis. We determine SSP based on the price at which the performance obligation would be sold separately. If the SSP is not observable, we estimate the SSP based on available information, including market conditions and any applicable internally approved pricing guidelines.

Recognition of revenue when, or as, we satisfy a performance obligation

We recognize revenue at the point in time that the related performance obligation is satisfied by transferring the promised goods or services to our customer.

Principal versus Agent Considerations

When another party is involved in providing goods or services to our customer, we apply the principal versus agent guidance in ASC Topic 606 to determine if we are the principal or an agent to the transaction. When we control the specified goods or services before they are transferred to our customer, we report revenue gross, as principal. If we do not control the goods or services before they are transferred to our customer, revenue is reported net of the fees paid to the other party, as agent. Our evaluation to determine if we control the goods or services within ASC Topic 606 includes the following indicators:

We are primarily responsible for fulfilling the promise to provide the specified good or service.

When we are primarily responsible for providing the goods and services, such as when the other party is acting on our behalf, we have indication that we are the principal to the transaction. We consider if we may terminate our relationship with the other party at any time without penalty or without permission from our customer.

We have risk before the specified good or service have been transferred to a customer or after transfer of control to the customer.

We may commit to obtaining the services of another party with or without an existing contract with our customer. In these situations, we have risk of loss as principal for any amount due to the other party regardless of the amount(s) we earn as revenue from our customer.

The entity has discretion in establishing the price for the specified good or service.

We have discretion in establishing the price our customer pays for the specified goods or services.

Contract Liabilities

Contract liabilities consist of customer advance payments and billings in excess of revenue recognized. We may receive payments from our customers in advance of completing our performance obligations. We record contract liabilities equal to the amount of payments received in excess of revenue recognized, including payments that are refundable if the customer cancels the contract according to the contract terms. Contract liabilities have been historically low historically recorded as current liabilities on our Carve-Out Financial Statements when the time to fulfill the performance obligations under terms of our contracts is less than one year. We have no Long-term contract liabilities which would represent the amount of payments received in excess of revenue earned, including those that are refundable, when the time to fulfill the performance obligation is greater than one year.

Practical Expedients and Exemptions

We have elected certain practical expedients and policy elections as permitted under ASC Topic 606 as follows:

●	We applied the transitional guidance to contracts that were not complete at the date of our initial application of ASC Topic 606 on January 1, 2018.
●	We adopted the practical expedient related to not adjusting the promised amount of consideration for the effects of a significant financing component if the period between transfer of product and customer payment is expected to be less than one year at the time of contract inception;
●	We made the accounting policy election to not assess promised goods or services as performance obligations if they are immaterial in the context of the contract with the customer;
●	We made the accounting policy election to exclude any sales and similar taxes from the transaction price; and
●	We adopted the practical expedient not to disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.

Cost of Revenue

Cost of revenue consists of payments to media providers that are directly related to a revenue-generating event and project and application design costs. The Company becomes obligated to make payments related to media providers in the period the media is provided to us. Such expenses are classified as cost of revenue in the corresponding period in which the revenue is recognized in the accompanying Carve-Out Statements of Operations.

Stock-Based Compensation

The Company’s employees have historically participated in SRAX’s stock-based compensation plans. Stock-based compensation expense has been allocated to the Company based on the awards and terms previously granted to the Company’s employees as well as an allocation of SRAX’s corporate and shared functional employee expenses.

We account for our stock-based compensation under ASC 718 “Compensation – Stock Compensation” using the fair value-based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

We use the fair value method for equity instruments granted to non-employees and use the Black-Scholes model for measuring the fair value of options. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

Income taxes

The Company’s operations have historically been included in SRAX’s combined U.S. income tax returns. Income tax expense included in the Carve-Out Financial Statements has been calculated following the separate return method, as if the Company was a stand-alone enterprise and a separate taxpayer for the periods presented. The calculation of income taxes on a separate return basis requires considerable judgment and the use of both estimates and allocations that affect the calculation of certain tax liabilities and the determination of the recoverability of certain deferred tax assets, which arise from temporary differences between the tax and the Carve-Out Financial Statement recognition of revenues and expenses. As a result, the Company’s deferred income tax rate and deferred tax balances may differ from those in SRAX’s historical results.

The provision for income taxes is determined using the asset and liability approach. Deferred taxes represent the future tax consequences expected when the reported amounts of assets and liabilities are recovered or paid. Deferred taxes result from differences between the Carve-Out Financial Statement and tax bases of the Company’s assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. In evaluating the Company’s ability to recover our deferred tax assets within the jurisdiction from which they arise, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and results of operations. Any tax carryforwards reflected in the Carve-Out Financial Statements have also been determined using the separate return method. Tax carryforwards include net operating losses.

The complexity of tax regulations requires assessments of uncertainties in estimating taxes the Company will ultimately pay. The Company recognizes liabilities for anticipated tax audit uncertainties based on its estimate of whether, and the extent to which additional taxes would be due on a separate return basis. Tax liabilities are presented net of any related tax loss carryforwards.

Item 3. Properties.

As part of the TSA, SRAX provides us with facilities in Westlake Village, CA and Mexicali, Mexico where we lease a portion of the respective office spaces. Our costs associated with these facilities is a component of management costs we incur. As we are a virtual company, we believe these locations are suitable and adequate for our current levels of operations and anticipated growth.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

Security ownership of certain beneficial owners.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or have the right to acquire such powers within 60 days. Accordingly, the following table does not include options to purchase our common stock that are not exercisable within the next 60 days.

Name and Address of Beneficial Owner (1)	Shares	Shares Underlying Convertible Securities	Total	Percent of Class (2)
Directors and named executive officers
Paul Feldman (3)	841,184,289	-	841,184,289	*
Lou Kerner (4)	-	-	-	*
George Stella (5)	-	-	-	*
Michael Malone	-	-	-	*
Daina Middleton	-	-	-	*
Yin Woon Rani	-	-	-	*
Christopher Miglino	-	-	-	*
All directors and named executive officers as a group (7 individuals)			841,184,289	*

5% owners
SRAX, Inc.	149,562,566,534	-	149,562,566,534	94.51%
All directors, named executive officers, and 5% owners as a group (8 entities)			150,403,750,823	95.55%

*	Represents less than one percent.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is c/o BIG Token, Inc. 2629 Townsgate Road #215, Westlake Village, CA 91361.

(2)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common share purchase options or warrants. There are 158,244,935,162 shares of common stock issued and outstanding as of January 27, 2021.

(3)	Address for holder is 1249 Kildare Farm Road, Suite 2019, Cary, NC 27511. Mr. Feldman’s employment as CEO and sole member of the Board was terminated as of the close of business on January 27, 2021.

(4)	Mr. Kerner began service as CEO on February 16, 2021.

(5)	George Stella began service as Chief Revenue Officer on February 4, 2021.

Item 5. Directors and Executive Officers.

The names of our directors and executive officers and their ages, positions, and biographies as of the closing of the Share Exchange (except as expressly stated) are set forth below. Our executive officers are appointed by, and serve at the discretion of the Board. There are no family relationships among any of our directors or executive officers. For a description of the employment agreements and other ancillary agreements entered into between our officers and directors and the Company, please refer to Item 5.02 of this Current Report on Form 8-K.

Executive Officers and Directors

Name	Age	Positions	Officer / Director Since
Lou Kerner	59	Chief Executive Officer	2021
George Stella	49	Chief Revenue Officer	2021
Michael Malone	39	Chief Financial Officer and Principal Accounting Officer	2021
Christopher Miglino	52	Director	2021
Daina Middleton	55	Director	2021
Yin Woon Rani	48	Director	2021

The following is biographical information on the members of our executive officers and board of directors as of the closing of the Share Exchange:

Lou Kerner, age 59, joined the Company as chief executive officer in February 2021. Prior to joining the Company, since June 29, 2017, Mr. Kerner had been focused on cryptocurrency, including as a VC at CryptoOracle, which he Co-Founded, as an active blogger, currently with Quantum Economics, and as an advisor to, and partner of, Blockchain Coinvestors, a fund-of-fund and operator of an AngelList syndicate investing in crypto related ventures. Mr. Kerner also founded CryptoMondays, a decentralized Meetup Group which he’s led since January 2018. Prior to his involvement in cryptocurrency, Mr. Kerner was a partner at Flight Ventures, an investment firm from March 2015 through December 2017 and served as a partner at Chameleon Collective, a strategic advisory firm from September 2015 through October 2017. Mr. Kerner holds a bachelor’s degree in economics from UCLA and an MBA from Stanford University. In evaluating Mr. Kerner’s specific experience, qualifications, attributes and skills in connection with his appointment as BIGToken CEO.

George Stella, age 49, joined the Company as chief revenue officer in February 2021. Prior to that, Mr. Stella served as executive vice president of SRAX since March 2018. George began his career in digital advertising spending 12 years with 24/7 Media where they played a huge role as the data driven digital marketing space emerged. He then entered the digital shopper marketing space in its infancy with OwnerIQ and then HookLogic. Prior to joining SRAX Mr. Stella served as vice president of sales, helping Yieldbot develop its digital shopper business.

Christopher Miglino, age 52, is the co-founder of SRAX, Inc Since April 2010, Mr. Miglino has served as its Chief Executive Officer and a member its board of directors. He was appointed President of SRAX company in January 2017. He also served as SRAX’s Chief Financial Officer from April 2010 until November 2014, and as its principal financial and accounting officer since August 2015. Mr. Miglino has over 15 years of experience running various data companies, and oversaw the creation and development of BIG Token. He also is the creator of the companies Sequire platform that provides data to publicly traded companies. In addition, from August 2008 until March 2010, Mr. Miglino was CEO of the Lime Ad Network, a subsidiary of Gaiam, Inc. (Nasdaq: GAIA), where his responsibilities included management of interactive and innovative advertising programs for 250 green and socially conscious websites. Prior to that, from June 2004 until August 2008, Mr. Miglino was Founder and CEO of Conscious Enlightenment, where he oversaw their day to day operations in the publishing and advertising industry. Mr. Miglino holds a bachelor’s degree from the University of Southern California. Mr. Miglino’s role as a co-founder of SRAX, his operational experience in SRAX as well as his professional experience technology and advertising sectors were factors considered with his appointment to the BIG Tokens Board upon completion of the Share Exchange.

Michael Malone, age 39, became our principal accounting officer since January 2021. Mr. Malone has over sixteen (16) years of experience in corporate finance in public and private companies. From 2014 until December 2018, he served as Vice President Finance of Westwood One, LLC, a subsidiary of Cumulus Media, Inc. (NYSE: “CMLS”), an audio broadcast network in New York. Prior to that, from January 2013 through June 2014, he served as Finance Director / Controller for Cumulus Media Network’, audio broadcast network, until its merger with Westwood One, LLC. Prior to that from 2012 to 2013, he worked as Director of Internal Auditing of Cumulus Media from. He holds a BA in accounting from Monmouth College.

Daina Middleton, age 55, is the CEO of Britelite Immersive. She also is an advisor and board member assisting companies in increasing their growth potential. From September 2017 through September 2019, she served as the Chief Executive Officer of Ansira Partners, a PE-backed marketing technology and services firm. Prior to that, from 2016 through September 2017, she served as a principal in Larsen Consulting Group, an arm of Gryphon Investors, coaching portfolio executives. Prior to joining LCG, she ran B2B Marketing for Twitter, and was the CEO of Performics, the performance marketing arm of Publicis. Earlier in her career, she worked for Hewlett-Packard for 16 years. She joined the board of directors at Marin Software (NASDAQ: MRIN) in 2014 where she serves on the Audit/ Finance and Compensation committees. She also serves on the board of PE-backed account-based marketing firm Madison Logic. She acts as an advisor for early start ups Ad Fontes Media and MarketBeam. She is also a published author, publishing “Marketing in the Participation Age: A Guide to Motivating People to Join, Share, Take Part, Connect, and Engage,” and “Grace Meets Grit: How to bring out the Remarkable Courageous Leader Within.” She holds a bachelor’s degree from Oregon State University. In evaluating Ms. Middleton’s specific experience, qualifications, attributes and skills in connection with her appointment to the BIG Tokens Board upon completion of the Share Exchange, the Company’s Board, and SRAX’s Board took into account her extensive experience in raising capital, revenue growth, leadership coaching, marketing and branding, technology, and her leadership skills throughout such industries.

Yin Woon Rani, age 48, has served as the chief executive officer of MilkPEP, a government administrated program that helps promote the consumption of fluid milk (best known for the Got Milk? campaign) since October 2019. Prior to that, from January 2014 – June 2018, she served as VP and chief customer experience officer for the Campbell Soup Company (NYSE: CPB), where she helped modernize and lead integrated communications for the company. Prior to that, from November 2011 through March 2013, she served as president (North America) of Universal MCCann, a global media and advertising agency. She graduated from Yale University, summa cum laude and earned a Masters of Business Administration from New York University Stern, where she graduated second in her class. In evaluating Ms. Rani’s specific experience, qualifications, attributes and skills in connection with her appointment to the BIG Tokens Board upon completion of the Share Exchange, the Company’s Board, and SRAX’s Board took into account her extensive experience in marketing, media, technology, and her leadership skills throughout such industries.

Legal Proceedings.

On November 13, 2013, Lou Kerner, our chief executive officer was found to be in violation of NASD Rule 2210(d)(1)(A) and FINRA Rule 2010 with regard to certain statements / posting made with regard to risk assessment and failure to properly disclose the name of member firm’s name, and failed to disclose certain ownership of certain securities discussed in television appearances in violation of NASD Rule 2711(h)(1)(A) and NASD Rule 2711(h)(1)(C). (See Cautionary Action - #20110274649). Given FINRA’s determination that Mr. Kerner did not (i) intend to mislead investors, (ii) attempt to conceal his financial interests and (iii) intentionally fail to include written website disclosure contained associated with his public appearances, FINRA only took a cautionary action.

Item 6. Executive Compensation.

Employment agreements and how the executive’s compensation is determined

We are a party to an employment agreement with Mr. Kerner, which provides the compensation arrangements with Mr. Kerner.

Mr. Stella, our chief revenue officer, and Mr. Malone our principal accounting officer pursuant to the services provided under the Company’s TSA with SRAX, do not have employment agreements with the Company. For a further description of the employment agreements and compensation arrangements of our executive officers, please refer to Item 5.02 of this Current Report on Form 8-K.

We have not engaged a compensation consultant or other consultant performing similar functions to advise our company on compensation arrangements for our executive officers and directors.

Summary Compensation Table

The following table summarizes all compensation recorded by us in each of the last two completed years ended December 31 (which was the fiscal year end of SRAX, our parent corporation upon completion of the Share Exchange on February 4, 2021), for:

●	all individuals serving as our principal executive officer or acting in a similar capacity;
●	our two most highly compensated named executive officers, whose annual compensation exceeded $100,000; and
●	up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as a named executive officer of our company, at December 31, 2020.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)		No equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

George Stella	2020	175,000	23,047	-	-		-	-	14,087	212,134
Chief Revenue Officer (2)	2019	175,000	10,534	-	110,450	(3)	-	-	437,392	733,376

Lou Kerner	2020	-	-	-	-		-	-		-
Chief Executive Officer (4)	2019	-	-	-	-		-	-		-

Michael Malone	2020	200,000	-	75,000	-		-	-	21,554	296,554
Chief Financial Officer (5)	2019	199,242	-	75000	167,798	(6)	-	-	28,722	470,762

Paul Feldman	2020	-	-	-	-		-	-
Chief Executive Officer(7)	2019	16,538	-	-	-		-	-		16,538

(1)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value of the stock options, computed in accordance with ASC Topic 718. The assumptions made in the valuations of the option awards are included in Note 12 of the notes to our Parent Company’s consolidated financial statements appearing in the 10-K for the year end December 31, 2019 for options awarded in 2019 or prior.
(2)	All amounts paid to Mr. Stella were from SRAX, the parent company of BIG Token prior to the closing of the Share Exchange on February 4, 2021.
(3)	Mr. Stella’s stock option award consisted of 50,000 options to purchase Class A Common Stock of SRAX at $3.47 per share. The Options vest 1/3 annually beginning March 24, 2019.
(4)	Lou Kerner became our Chief Executive Officer effective February 16, 2021.
(5)	All amounts paid to Mr. Malone were from SRAX, the parent company of BIG Token prior to the closing of the Share Exchange on February 4, 2021.
(6)	Mr. Malone’s stock option award consisted of 100,000 options to purchase Class A Common Stock of SRAX at $2.56 per share. The Options vest quarterly over a three-year period beginning January 1, 2019.
(7)	Effective January 27, 2021, Mr. Feldman resigned as chief executive officer, principal accounting officer, and as a member of our board of directors. He received no compensation for 2020. Notwithstanding, Mr. Feldman received 841,184,289 shares of Common Stock for certain past due and unpaid deferred compensation pursuant to his separation agreement entered into on January 27, 2021.

Employment Agreement with Mr. Kerner

For a further description of Mr. Kerner’s employment, please refer to Item 5.02 of this Current Report on Form 8-K.

Employment Agreement with Mr. Stella

Mr. Stella does not have an employment agreement with the Company. For a further description of his compensation arrangement, please refer to Item 5.02 of this Current Report on Form 8-K.

Employment Agreement with Mr. Malone

Pursuant to the terms of the TSA, Mr. Malone will serve as our principal accounting officer until as the earlier of (i) Mr. Malone’s resignation or termination, (ii) a replacement candidate is retained, or (iii) upon the termination of the TSA.

DIRECTOR COMPENSATION

Director Compensation

Below is a description of the Company’s compensation policy for non-employee director compensation, which is in effect beginning February 4, 2021, the date that the Share Exchange closed.

Board Compensation Policy

Beginning on February 4, 2021, each non-employee director will receive a cash payment of $7,500 per full quarter of service on the Board. All fees will be paid at the end of each respective quarter. In the event of partial service for a quarter, such Board member will receive such prorated portion of director fees for days of service in the applicable quarter.

The following table provides information concerning the compensation paid to our non-executive directors for their services as members of our board of directors for the year ended December 31, 2020. Upon completion of the Share Exchange, the Company is adopting a December 31 fiscal year end. The information in the following table excludes any reimbursement of out-of-pocket travel and lodging expenses which we may have paid.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Christopher Miglino(1)				—	—	1,090,031	1,090,031
Yin Woon Rani				—	—	—
Daina Middleton				—	—	—

(1)

Represents amounts paid to Mr. Miglino by SRAX, the parent company of BIG Token pursuant to his services as CEO of SRAX for the year end 12/31/20. Includes, salary, bonus, options, and fringe benefits.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Certain Relationships and Related Party Transactions

Since January 1, 2020, the Company has entered into the following transactions that may include related parties:

(i)

On January 27, 2021, Mr. Feldman’s was terminated as our chief executive officer and sole director and in consideration for past due and unpaid deferred compensation, the Company issued him 841,184,289 shares of Common Stock.

List of Promotors and certain control persons:

Red Diamond Partners, LLC, and its affiliates (“Red Diamond”) made a series of investments in the Company during the period from 2016 through 2020. The investments were made predominantly through the sale of convertible debentures. In late 2019, the Company began the process of preparing to undertake a strategic transaction. Beginning in the fourth quarter of calendar year 2019 and continuing through calendar year 2020, Red Diamond re-commenced its investments in the Company to provide ongoing working capital to the Company in furtherance of such process.

During this 2019-2020 time period, the Company used the proceeds of Red Diamond’s investments for operations and for general corporate purposes, including (but not limited to) the payment of personnel, legal and outside auditor expenses related to bringing the Company current in its SEC filings.

As a result of Red Diamond being a significant creditor of the Company, during the period commencing in mid-2020, Red Diamond attended strategic planning meetings with our management and the management of SRAX where the parties discussed: (i) the requirements and timelines for bringing the Company current in its filings with the SEC, (ii) the terms of the Exchange Agreement, (iii) the terms of the Debt Exchange Agreement pursuant to which Red Diamond would convert its outstanding debt as required by the Exchange Agreement, and (iv) overall planning and execution of the strategy that resulted in BIG Token becoming a publicly reporting company as of January 27, 2021.

During the period from 2016 through 2021, Red Diamond made the following investments:

●	During 2016, Red Diamond invested a total of $682,500 into the Company in exchange for certain convertible promissory notes.

●	During 2017, Red Diamond invested a total of $532,625 into the Company in exchange for certain convertible promissory notes.

●	On October 11, 2019, Red Diamond invested $27,500 into the Company in exchange for a certain 5% secured promissory note. As of January 28, 2021, this promissory note accrued $1,814.24 in interest resulting in an outstanding balance of $29,314.24.

●	During the fourth quarter of 2019, Red Diamond invested a total of $170,606 into the Company in exchange for certain convertible promissory notes.

●	During the period January 2020 to July 2020, Red Diamond invested a total of $41,200 into the Company in exchange for certain convertible promissory notes.

●	During the period August 2020 to September 2020, Red Diamond invested a total of $90,679 into the Company in exchange for certain convertible promissory notes with a fixed conversion price of $0.0003. As of January 28, 2021, these convertible promissory notes accrued $2,889.30 in interest, resulting in an outstanding balance of $93,568.30.

●	On October 22, 2020, Red Diamond purchased 10,000 shares of Series B Preferred Stock for $1,000,000. The 10,000 shares of Series B Preferred Stock will be convertible into shares of Common Stock in accordance with the conversion price terms set forth in the terms of the Series B Preferred Stock.

●	On October 29, 2020 Red Diamond invested an additional $50,000 to purchase an additional 500 shares of the Series B preferred stock. The 500 shares of Series B Preferred Stock will be convertible into shares of Common Stock in accordance with the conversion price terms set forth in the terms of the Series B Preferred Stock.

On January 27, 2021, the Company and Red Diamond entered into the Debt Exchange Agreement pursuant to which the Company issued Red Diamond 7,000,000,000 unrestricted shares of Common Stock and 8,318 shares of its Series C Preferred Stock, convertible into 12,864,419,313 shares of Common Stock, in exchange for and cancellation of Red Diamond’s outstanding convertible debentures. The January 27, 2021 Exchange Agreement contains a provision that limits the amount of Company common shares that Red Diamond may sell into the public markets over the six month period following the closing January 27, 2021 closing under the Exchange Agreement.

The 7,000,000,000 shares of unrestricted Common Stock were issued in exchange for convertible notes with an outstanding principal and interest balance of $298,867.04 which relate to Red Diamond investments that were originally made between March of 2016 and August of 2017.

The 8,318 shares of Series C Preferred Stock, which are convertible into 12,864,419,313 of Common Stock, were issued in exchange for the remaining Red Diamond convertible and non-convertible notes have an outstanding principal and interest balance of $549,250.14.

Based on the closing price of the Company’s common stock of $0.0001 on August 5, 2020 (the date on which Red Diamond agreed to forebear collection efforts on the Company’s secured debt and about the time Red Diamond agreed in principle to exchange its debt) the aggregate value of the Common Stock and Series C preferred Stock, on an as converted basis and not taking into account any beneficial ownership limitation, was approximately $1.99 million.

The number of shares to be received by Red Diamond in exchange for such promissory notes was determined via negotiations with Paul Feldman, the Company’s former CEO, Red Diamond and SRAX. Red Diamond did not pay any additional consideration in connection with the conversion of the notes.

During the period from 2016 to 2020, Red Diamond entered into the following agreements and/or modifications:

●	On July 30, 2020, but effective as of May 1, 2019, the Company and Red Diamond entered into an amendment agreement, amending the conversion price for all outstanding promissory notes to a fixed price of $0.0003.

●	On August 1, 2020, Red Diamond and the Company entered into an exchange agreement, exchanging all previously outstanding Red Diamond convertible promissory notes as of that date into one master note with a principal amount of $697,341 with a maturity date of February 1. 2021. As of January 28, 2021 the Master Note accrued $27,893.64 in interest, resulting in an outstanding balance of $725,234.64.

●	On August 5, 2020, the Company and Red Diamond entered into an amendment agreement pursuant to which Red Diamond agreed to forebear any collection action against the Company with respect to the October 11, 2019 secured promissory note until such time as Red Diamond provided the Company written notice of its intent to commence collection activities.

●	During the third and fourth quarter of 2020, Red Diamond negotiated the terms of the Debt Exchange Agreement with the Company and SRAX. Pursuant to the Debt Exchange Agreement, in exchange for 7,000,000,000 unrestricted shares of Common Stock and 8,318 shares of its Series C Preferred Stock, convertible into 12,864,419,313 shares of Common Stock, Red Diamond agreed to exchange and cancel all of its outstanding convertible and non-convertible notes.

Red Diamond disclaims that it is a controlling person or promoter of the Company. Red Diamond’s current beneficial ownership of the Company’s outstanding common stock is less than 5%. The shares of Series B Preferred Stock and Series C Preferred Stock both contain provisions which limit conversions by Red Diamond (or any other holder) if any conversion would increase the holder’s beneficial ownership of the Company’s common stock above 4.99%.

Red Diamond has made previous investments in SRAX, our parent company. Red Diamond currently holds 38,200 SRAX common shares, a secured convertible debenture with a principal amount of $1,174,163.69 and warrants for 469,666 SRAX common shares. Any conversion or exercise of such SRAX convertible debentures or warrants would be limited if any conversion or exercise would increase the holder’s beneficial ownership of SRAX’s outstanding common stock above 4.99%. Red Diamond, along with the other participants in SRAX’s June 2020 private placement of $16.1 million secured convertible debentures, will be entitled to receive certain additional Company common stock warrants as an adjustment to their SRAX warrants to reflect the sale of BIG Token to the Company.

List of Parent Companies

●	SRAX, Inc.

Effective February 4, 2021, SRAX became a majority shareholder of the Company and its subsidiary BIG Token. As of the date of this Current Report on Form 8-K, SRAX owns 149,562,566,584 shares of Common Stock of the Company, accounting for approximately 95% of the outstanding Common Stock. Notwithstanding, as more fully described in Item 1.01 of this Current Report on Form 8-K. SRAX also owns 5,000,000 shares of the Company’s Series A Preferred Stock, accounting for 100% of the Series A Preferred Stock outstanding. The Series A Preferred Stock votes 200 votes per share. As a result of such ownership of securities, SRAX has unilateral control over the Company in all matters of voting, including election of directors as of the date hereof.

Independence of Directors

As of January 27, 2021, the Company’s directors are contained below. For purposes of determining independence, the Company has adopted the definition of independence as contained in Nasdaq Market Place Rule 5605(a)(2). Pursuant to the definition, the Company has determined that Yin Woon Rani and Daina Middleton qualify as independent.

Director	Independent
Christopher Miglino	No
Yin Woon Rani	Yes
Daina Middleton	Yes

Prior to the Share Exchange, BIG Token operated as an operating segment of SRAX. Immediately following the Share Exchange, SRAX owns approximately 95% of the outstanding common stock of the Company. SRAX will continue to have the power acting alone to approve any action requiring the affirmative vote of a majority of the votes entitled to be cast and to elect all of our directors.

Pursuant to the closing of the Share Exchange, the Company entered into certain agreements with SRAX and BIG Token relating to and the Company and BIG Token’s ongoing relationship with SRAX. The material terms of such agreements with SRAX relating to our historical relationship, the Share Exchange and our relationship with SRAX subsequent thereto are described below. We do not currently expect to enter into any additional agreements or other transactions with SRAX outside the ordinary course or with any of our directors, officers or other affiliates, other than those specified below. Any transactions with directors, officers or other affiliates will be subject to requirements of Sarbanes-Oxley and SEC rules and regulations.

Relationship with SRAX

Historical Relationship with SRAX

SRAX currently provides certain services to us, and costs associated with these functions have been allocated to us. The allocations include costs related to corporate services, such as executive management, information technology, legal, finance and accounting, human resources, tax, treasury, research and development, sales and marketing, shared facilities and other services. These costs were allocated on a basis of operating expenses, headcount or other measures we have determined as reasonable. Stock-based compensation includes expense attributable to our employees and an allocation of stock-based compensation attributable to employees of SRAX. These allocations are primarily reflected within operating expenses in our carve-out statements of operations. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to, or the benefit received by, us during the periods presented. However, these allocations may not necessarily be indicative of the actual expenses we would have incurred as an independent company during the periods prior to Share Exchange or of the costs we will incur in the future.

We have operated as an operating segment of SRAX since April 1, 2020. SRAX currently provides certain services to us, and costs associated with these functions have been allocated to us. The allocations include costs related to corporate services, such as executive management, information technology, legal, finance and accounting, human resources, tax, treasury, research and development, sales and marketing, shared facilities and other services. These costs were allocated on a basis of revenue, headcount or other measures we have determined as reasonable. The stock-based compensation includes expense attributable to our employees and an allocation of stock-based compensation attributable to employees of SRAX. These allocations are primarily reflected within operating expenses in our carve-out statements of operations. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to, or the benefit received by, us during the periods presented. However, these allocations may not necessarily be indicative of the actual expenses we would have incurred as an independent company during the periods prior to the Share Exchange or of the costs we will incur in the future.

The amount of these allocations from SRAX was $1.64 million for the three months ended September 30, 2020, and $1.58 million.

For the years ended December 31, 2019 and 2018, allocations amounted to $3.88 million and $3.29 million, respectively for general and administrative expense.

SRAX as Our Controlling Stockholder

SRAX currently owns 95% of our outstanding Common Stock. Notwithstanding, pursuant to the Share Exchange, the Company has issued (i) FPVD Warrants to purchase up to 25,568,064,453 shares of Common Stock, (ii) 8,318 shares of Series C Preferred Stock convertible into approximately 12,864,419,306 shares of Common Stock, subject to certain beneficial ownership limitations. Accordingly, on a fully diluted as converted and as exercised basis, SRAX will own approximately 76.04% of the Company.

For as long as SRAX continues to control more than 50% of our outstanding common stock, SRAX or its successor-in-interest will be able to direct the election of all the members of our board of directors. Similarly, SRAX will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take certain other actions that might be favorable to SRAX. In addition, the master separation agreement will provide that, as long as SRAX beneficially owns at least 50% of the total voting power of our outstanding capital stock entitled to vote in the election of our board of directors, we will not (without SRAX’s prior written consent) take certain actions, such as incurring additional indebtedness and acquiring businesses or assets or disposing of assets in excess of certain amounts. To preserve the tax-free treatment of the separation, the master separation agreement will include certain covenants and restrictions to ensure that, until immediately prior to the share exchange, SRAX will retain beneficial ownership of at least 80% of our carve-out voting power and 80% of each class of nonvoting capital stock, if any is outstanding. In addition, to preserve the tax-free treatment of the separation, we will agree in the tax matters agreement to restrictions, including restrictions that would be effective during the period following the distribution, that could limit our ability to pursue certain strategic transactions, equity issuances or repurchases or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business.

Arrangements Between SRAX and Our Company

Upon completion of the Share Exchange, SRAX has enter into certain agreements that will effect the separation of our business from SRAX, provide a framework for our relationship with SRAX after the separation and provide for the allocation between us and SRAX of SRAX’s assets, employees, liabilities and obligations (including its investments, property and employee benefits assets and liabilities) attributable to periods prior to, at and after our separation from SRAX, specifically:

●	a master separation agreement, or MSA;

●	a transition services agreement, or TSA;

The material terms of each of these agreements are summarized below. These summaries are qualified in their entirety by reference to the full text of such agreements, which are filed as exhibits to the registration statement of which this Form 10 is a part.

When used in this section, “separation date” refers to the date on which SRAX will contribute the BIG Token business to us, which will occur prior to the completion of this Share Exchange.

Master Separation Agreement

Upon completion of the Share Exchange, we entered into the MSA with SRAX, which will set forth the agreements between us and SRAX regarding the principal corporate transactions required to effect our separation from SRAX, and other agreements governing the relationship between SRAX and us.

The Separation

The MSA identifies assets to be transferred, liabilities to be assumed and contracts to be assigned to each of us and SRAX as part of the separation of SRAX into two companies, and will provide for when and how these transfers, assumptions and assignments will occur. In particular, the MSA provides for, among other things, that, subject to certain exceptions and the terms and conditions contained therein:

●	the assets exclusively related to the businesses and operations of SRAX’s BIG Token business as well as certain other assets mutually agreed upon by SRAX and BIG Token, which we collectively refer to as the “BIG Token Assets,” will be transferred to FPVD or one of our subsidiaries;

●	certain liabilities (including whether accrued, contingent or otherwise) arising out of or resulting from the BIG Token Assets, and other liabilities related to the businesses and operations of SRAX’s BIG Token business, which we collectively refer to as the “BIG Token Liabilities,” will be retained by or transferred to us or one of our subsidiaries;

●	certain shared contracts will be assigned in part to us or our applicable subsidiaries or be appropriately amended.

Except as may expressly be set forth in the MSA or any other transaction agreements, all assets will be transferred on an “as is,” “where is” basis, and the respective transferees will bear the economic and legal risks that (1) any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, and (2) any necessary consents or governmental approvals are not obtained or that any requirements of laws or judgments are not complied with.

Claims

In general, each party to the MSA will assume liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

Intercompany Accounts

The MSA provides that, subject to any provisions in the MSA or any other transaction agreement to the contrary, at or prior to the separation from SRAX, all intercompany accounts between SRAX and its subsidiaries, on the one hand, and BIG Token and its subsidiaries, on the other hand, will be settled.

Further Assurances

To the extent that any transfers or assignments contemplated by the MSA have not been consummated on or prior to the date of the separation, the parties will agree to cooperate to effect such transfers as promptly as practicable following the date of the separation. In addition, each of the parties will agree to cooperate with the other party and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the MSA and the other transaction agreements.

Financial Covenants; Auditors and Audits; Annual Financial Statements and Accounting

We have agreed that, for so long as SRAX is required to consolidate our results of operations and financial position or account for its investment in our company under the equity method of accounting, we will, among other things:

●	maintain disclosure controls and procedures and internal control over financial reporting that will provide reasonable assurance that, among other things, (1) our annual and quarterly financial statements are reliable and timely prepared in accordance with GAAP and applicable law, (2) our transactions are recorded as necessary to permit the preparation of our financial statements, (3) receipts and expenditures are authorized at the appropriate level within BIG Token and (4) unauthorized uses and dispositions of assets that could have a material effect on our financial statements are prevented or detected in a timely manner;
●	maintain the same fiscal year as SRAX;

●	establish a disclosure committee that will review our Forms 10-Q, 10-K and other significant filings with the SEC, and permit up to three employees selected by SRAX to attend such committee’s meetings;

●	not change our independent auditors without SRAX’s prior written consent;

●	use our reasonable best efforts to enable our independent auditors to complete their audit of our financial statements in a timely manner so as to permit timely filing of SRAX’s financial statements;

●	provide to SRAX and its independent auditors all information required for SRAX to meet its schedule for the filing and distribution of its financial statements and to make available to SRAX and its independent auditors all documents necessary for the annual audit of our company as well as access to the responsible company personnel so that SRAX and its independent auditors may conduct their audits relating to our financial statements;

●	adhere to certain specified SRAX accounting policies and notify and consult with SRAX regarding any changes to our accounting principles and estimates used in the preparation of our financial statements, and any deficiencies in, or violations of law in connection with, our internal control over financial reporting;

●	coordinate with SRAX regarding the timing and content of our earnings releases and cooperate fully (and cause our independent auditors to cooperate fully) with SRAX in connection with any of its public filings; and

●	promptly report in reasonable detail to SRAX the following events or circumstances that we become aware of: (1) significant deficiencies and material weaknesses which are reasonably likely to adversely affect our ability to report financial information;
(1) any fraud that involves management or other employees who have a significant role in our internal control over financial reporting; (3) illegal acts; and (4) any report of a material violation of law made pursuant to the SEC’s attorney conduct rules.

Indemnification

In addition, the MSA provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of SRAX’s business with SRAX. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and their respective officers, directors, employees and agents (collectively, the “indemnified parties”) for any losses arising out of or otherwise in connection with:

●

the liabilities that each such party assumed or retained pursuant to the MSA (which, in our case, would include the BIG Token Liabilities and, in the case of SRAX, would include the SRAX Liabilities) and the other transaction agreements;

●	the failure of SRAX or us to pay, perform or otherwise promptly discharge any of the SRAX Liabilities or the BIG Token Liabilities, respectively, in accordance with their terms, whether prior to, at or after the separation;

●	any breach by such party of the MSA or the other transaction agreements (other than the intellectual property rights cross-license agreement, which specifies the parties’ obligations therein); and

●

except to the extent relating to a BIG Token Liability, in the case of SRAX, or a SRAX Liability, in our case, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement or arrangement for the benefit of SRAX or us, respectively.

We will also indemnify, defend and hold harmless the SRAX indemnified parties for any losses arising out of or otherwise in connection with any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (1) contained in any of our public filings with the SEC following the Share Exchange or (3) provided by us to SRAX specifically for inclusion in SRAX’s annual or quarterly or current reports following the Share Exchange to the extent (A) such information pertains to us or the BIG Token business or (B) SRAX has provided prior written notice to us that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports (except, in the case of clause (B), for liabilities arising out of or resulting from, or in connection with, any action or inaction of any member of SRAX, including as a result of any misstatement or omission of any information by SRAX to us).

SRAX will also indemnify, defend and hold harmless the BIG Token indemnified parties for any losses arising out of or otherwise in connection with any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (1) contained in our registration statement on Form S-1, of which this Form 10 is a part, or any Form 10 provided by SRAX specifically for inclusion therein to the extent such information pertains to (A) SRAX or (B) SRAX’s business (for the avoidance of doubt, other than the BIG Token business) or (2) provided by SRAX to us specifically for inclusion in our annual or quarterly or current reports following the Share Exchange to the extent (A) such information pertains to (x) SRAX or (y) SRAX’s business (for the avoidance of doubt, other than the BIG Token business) or (B) we have provided written notice to SRAX that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports (except, in the case of clause (B), for liabilities arising out of or resulting from, or in connection with, any action or inaction of ours, including as a result of any misstatement or omission of any information by us to SRAX.

The MSA also specifies procedures with respect to claims subject to indemnification and related matters.

Other Provisions

The master separation agreement will also govern other matters related to the consummation of this Share Exchange and the distribution, the provision and retention of records, access to information, confidentiality, cooperation with respect to governmental filings and third-party consents and insurance.

Transition Services Agreement

In connection with the completion of this Share Exchange we entered into a TSA with SRAX pursuant to which SRAX will provide us with specified services for an indefinite period of limited time to help ensure an orderly transition following the separation. The TSA specifies the calculation of our costs for these services. The cost of these services will be negotiated between us and SRAX.

In general, the services will begin on the date of the closing of the Share Exchange and will cover a period generally not expected to exceed 12 months. We and SRAX have agreed to perform our respective services with substantially the same nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of us or SRAX, as applicable, prior to the separation or, if not so previously provided, then substantially similar to those which are applicable to similar services provided to the affiliates or other business components of us or SRAX, as applicable.

The TSA generally provides that the applicable service recipient indemnifies the applicable service provider for liabilities that such service provider incurs arising from the provision of services other than liabilities arising from such service provider’s gross negligence, bad faith or willful misconduct or material breach of the TSA, and that the applicable service provider indemnifies the applicable service recipient for liabilities that such service recipient incurs arising from such service provider’s gross negligence, bad faith or willful misconduct or material breach of the TSA.

Item 8. Legal Proceedings.

None.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

The Company’s common shares are quoted on the pink sheets of the OTC Markets under the symbol FPVD. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Holders

As of January 20, 2021, the Company had approximately 41 record holders of our common stock.

As of January 20, 2021, BIG Token had 1 record holder of BIG Token common stock, SRAX, its parent corporation.

Dividend Policy

The Company has never declared or paid any cash dividends on our capital stock and it does not currently anticipate declaring or paying cash dividends on our capital stock in the foreseeable future. The Company currently intends to retain all of our future earnings, if any, to finance the operation and expansion of the Company and its business. Any future determination relating to the Company’s dividend policy will be made at the discretion of the board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants, applicable law and other factors that the board of directors may deem relevant. If the Company does not pay dividends, a return on your investment will occur only if the market price of the Company’s common stock appreciates.

Equity Compensation Plan Information

Neither FPVD nor BIG Token have any securities authorized for issuance under equity compensation plans.

Equity Compensation Plans Not Approved by Security Holders

N/A

Item 10. Recent Sales of Unregistered Securities.

Recent Sales of Unregistered Securities

The following information is given with regard to unregistered securities sold since January 1, 2018 by the Company. The following securities were issued in private offerings pursuant to the exemption from registration contained in the Securities Act and the rules promulgated thereunder in reliance on Section 4(2) thereof, relating to offers of securities by an issuer not involving any public offering.

●	During the three months ended January 31, 2018, the Company issued 1) 34,802,500 shares of Common Stock to RDW Capital, LLC upon the conversion of debt totaling $56,529; and 2) 100,000 shares in exchange for services valued at $600.
●	During the six months ended October 31, 2018, the Company issued 570,451,868 shares of Common Stock pursuant to convertible note conversions of debt totaling $110,710.
●	During the nine months ended January 31, 2019, the Company issued 646,768,535 shares of Common Stock pursuant to convertible note conversions of debt totaling $115,290.
●	During the three months ended July 31, 2020, the Company sold $36,050 in 8%, convertible notes, under similar terms as its previous convertible note financings; and an additional $66,859 was sold during August and September 2020.
●	During the six months ended October 31, 2020, the Company sold $126,729 in 8%, convertible notes.
●	On October 22, 2020, the Company sold 10,500 shares of Series B Preferred Stock, with each share having a stated value of $100 for gross proceeds of $1,050,000. The Series B Preferred Stock is convertible into Common Stock at any time by the holder at conversion prices subject to certain adjustments as more fully described in the Company’s Designation of Preferences Rights and Limitations of Series B Preferred Stock. As of the date hereof, the Series B Preferred Shares are convertible into an aggregate of 13,636,906,500 shares of Common Stock.
●	As disclosed elsewhere in this Current Report on Form 8-K, pursuant to the closing of the Share Exchange, the Company issued (i) 841,184,289 shares of Common Stock to Paul Feldman, our former CEO, (ii) 149,562,566,534 shares of Common Stock to SRAX, (iii) 7,000,000,000 shares of unrestricted Common Stock to Red Diamond, (iv) 8,318 shares of Series C Preferred Stock convertible into approximately 12,864,419,306 shares of Common Stock, and (v) FPVD Warrants to purchase 25,568,064,453 shares of Common Stock at an exercise price per share of $0.00005844216 per share.

Item 11. Description of Registrant’s Securities to be Registered.

Description of registrant’s securities.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All shares of common stock outstanding as of the date of this Current Report are fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of the Company’s affairs, holders of Common Stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of Seneca’s debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

The Company’s Board has the authority, without action by its stockholders, to designate and issue up to an additional 20,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, and limitations of all such series, any or all of which may be superior to the rights of the Company’s Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of the holders of Common Stock until the Company’s Board determines the specific rights of the holders of preferred stock. However, effects of the issuance of preferred stock include restricting dividends on the Company’s Common Stock, diluting the voting power of its Common Stock, impairing the liquidation rights of its Common Stock, and making it more difficult for a third party to acquire the Company, which could have the effect of discouraging a third party from acquiring, or deterring a third party from paying a premium to acquire, a majority of Seneca’s outstanding voting stock. The Company is currently undertaking an offering of its Series B Preferred Stock.

The Company’s Board may, without further action by its stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of the Company’s Common Stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of the Company’s Common Stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company’s securities or the removal of incumbent management. Upon the affirmative vote of the Company’s Board, without stockholder approval, the Company may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of the Company’s Common Stock.

Series A Preferred Stock

The Company has a class of preferred stock called Series A Preferred Stock, par value $0.0001 per share. The Series A Preferred Stock is not entitled to receive dividends and is not convertible into any other class of stock or security of the Company. Each Share of Series A Preferred Stock has the right to vote 200 votes per share on all shareholder matters where it is entitled to vote. The Company will redeem any issues shares of Series A Preferred Stock in whole, but not in part at the option of the holder for $0.0001 per share. As of January 27, 2021, pursuant to the completion of the Share Exchange, Mr. Feldman, our former CEO had transferred all 5,000,000 shares of Series A Preferred Stock outstanding to SRAX.

Series B Preferred Stock

The Company has a class of Preferred Stock called Series B Preferred Stock, par value $0.0001 per share. The Series B Preferred Stock has a stated value of $100 per share and can be converted into Common Stock of the Company at any time by the holder at a conversion price that adjusts pursuant to the terms as further described in the Certificate of Designation of Series B Preferred Stock. The Series B Preferred Stock is also subject to automatic conversion upon the occurrence of a “qualified financing” as described in the Certificate of Designation of Series B Preferred Stock. Upon a liquidation, the holders of Series B Preferred stock are entitled to receive their pro-rata portion on an as converted to Common Stock basis. The Series B Preferred Stock provides for 5% per annum dividend beginning one year after issuance, to be paid in Series B Preferred Stock. The Series B Preferred stock does not have any voting rights. The Company is authorized to issue up to 34,729 shares of Series B Preferred Stock, of which 10,500 has been issued as of the date hereof.

Series C Preferred Stock

The Company has a class of Preferred Stock called Series C Preferred Stock, par value $0.0001 per share. The Series C Preferred Stock is not redeemable and has no voting rights. Upon a liquidation, the holders of Series C Preferred stock are entitled to receive their pro-rata portion on an as converted to Common Stock basis. Each share of Series C Preferred Stock is convertible into 1,546,576 shares of Common Stock, subject to certain beneficial ownership limitations. The Company is authorized to issue up to 8,318 shares of Series C Preferred Stock, all of which have been issued as of the date hereof.

FPVD Warrants

The Company has issued 25,568,064,462 FPVD Warrants. The FPVD Warrants have a term of three (3) years, an exercise price of $0.00005844216, and contain adjustments in the event of stock dividends and splits, subsequent rights offerings, pro rata distributions, and certain fundamental transactions as more fully described in the FPVD Warrants.

Additionally, the FPVD Warrants provide for (i) price protection in the event that the Company issues Common Stock or securities convertible into Common Stock at a imputed pre-money valuation of less than $10 million (“Qualifying Dilutive Issuance”) (ii) the increase in the number of shares underlying the FPVD Warrants in the event that the Company undertakes a Qualifying Dilutive Issuance, the shares underlying the FPVD warrants will adjust so the holder will maintain its percentage ownership held immediately prior to the Dilutive Issuance. Additionally, the exercise price of the FPVD warrants will adjust so that the aggregate consideration received for the exercise of the warrant taking into account the additional shares will remain unchanged. The adjustments to exercise price and number of shares underlying the FPVD Warrant will lapse and be of no further force or consequence upon the earlier of (i) the Company raising aggregate proceeds of $5,000,000 at any valuation beginning on the date of the FPVD Warrants (with the holders receiving the benefit of such protection afforded by a Qualifying Dilutive Issuance until the first dollar over $5,000,000 is raised, and (ii) the Company’s Common Stock becomes listed on a national exchange or quotation system. The FPVD Warrant allow for cash-less exercise at any time after six months of issuance in the event that the shares underlying the FPVD warrants are not subject to an effective registration statement.

Registration Rights Agreement for Series B Preferred Stock

Pursuant to the sale of Series B Preferred Stock, the Company entered into a registration rights agreement (“RRA”) whereby the Company agreed to register all of the shares of Common Stock underlying the shares of Series B Preferred Stock sold to investors. The Company agreed to file the registration statement registering the shares of Common Stock within 180 days after the first sale of Series B Preferred Stock, which occurred on October 22, 2020.

Leak Out Agreement

Pursuant to the Debt Exchange Agreement entered into by and between the Company and Red Diamond on January 27, 2021, as described in Item 1.01 of this Current Report on Form 8-K, Red Diamond agreed that during the six (6) month period following the date of the Agreement, it will not offer or sell in a public broker transaction, any of the 7,000,000,000 unrestricted shares of Common Stock or shares of Common Stock underlying the 8,318 shares of Series C Preferred Stock on any trading day in an amount greater than 20% of the average daily trading volume over the five (5) trading days preceding any such sale.

SRAX Registration Rights Agreement

On January 28, 2021, the Company entered into the SRAX RRA with SRAX pursuant to which SRAX was provided with “Demand” and “Piggyback” registration rights with respect to 149,562,566,534 shares of Common Stock issued upon completion of the Share Exchange.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s Common Stock is Issuer Direct located at 1 Glenwood Avenue, Suite 1001, Raleigh, North Carolina, 27603, telephone (919) 481-4000. The Company acts as the transfer agent and registrar for its Series A, B and C Preferred Stock.

Listing on the OTC Pink Sheets

The Company’s Common Stock is quoted on the pink sheets of the OTC Markets under the symbol FPVD. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Item 12. Indemnification of Directors and Officers.

Florida law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, Florida law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under Florida law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the Board of Directors deems appropriate.

Our Bylaws provides that we shall indemnify our officers, directors, and employees, and agents unless specifically approved in writing by the Board of Directors, to the fullest extent authorized by Section 607.0850 of the Florida Business Corporation Act, or the FBCA, as it existed when the Bylaws were adopted or as it may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than were permitted prior to such amendment. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent; provided, however, that we shall indemnify any such person seeking indemnity in connection with an action, suit, or proceeding (or part thereof) initiated by such person only if such action, suit, or proceeding (or part thereof) was authorized by the our Board of Directors.

The Bylaws also provide that such rights of indemnification shall be a contract right and shall include the right to be paid by us for all reasonable expenses incurred in defending any such proceeding in advance of final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of such proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

In addition to the authority granted to us by Florida law to indemnify our directors, certain other provisions of the Florida Act have the effect of further limiting the personal liability of our directors. Pursuant to Florida law, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

As a general policy, the Company anticipates entering into indemnification agreements with our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our charter documents and Florida law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.

Item 13. Financial Statements and Supplementary Data.

BIGToken

(A Business of SRAX, Inc.)

Carve-Out Financial Statements

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	1

Carve-Out Balance Sheets as of September 30, 2020 (unaudited), December 31, 2019 and 2018	2

Carve-Out Statements of Operations for the nine months ended September 30, 2020 (unaudited) and 2019 (unaudited) and years ended December 31, 2019 and 2018	3

Carve-Out Statements of Changes in Net Parent Investment for the nine months ended September 30, 2020 (unaudited) and years ended December 31, 2019 and 2018	4

Carve-Out Statements of Cash Flows for the nine months ended September 30, 2020 and 2019 (unaudited) and years ended December 31, 2019 and 2018	5

Notes to Carve-Out Financial Statements	6-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

SRAX, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of BigToken, an operating segment of SRAX, Inc., (A carve-out of SRAX, Inc.), (the “Company”), as of December 31, 2019 and 2018, and the related carve-out statements of operations, changes in net-parent investment and cash flows for each of the two years in the period ended December 31, 2019 and the related notes (collectively referred to as the “ carve-out financial statements”). In our opinion, the carve-out financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying carve-out financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the carve-out financial statements, the Company has recurring losses from operations, limited cash flow, and an accumulated deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The carve-out financial statements do not include any adjustment that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Change in Accounting Principle

As discussed in Note 1 to the carve-out financial statements, the Company has changed its method of accounting for leases as of January 1, 2019 due to the adoption of the Accounting Standards Codification Topic 842, Leases.

Basis for Opinion

These carve-out financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these carve-out financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 1, BigToken is an integrated business, an operating segment, of SRAX, Inc. and is not a stand-alone entity. The carve-out financial statements of the BigToken reflect the assets, liabilities, revenue and expenses directly attributable to BigToken, as well as allocations deemed reasonable by management, to present the carve-out financial position, results of operations, changes in net parent investment and cash flows of BigToken on a stand-alone basis and do not necessarily reflect the carve-out financial position, results of operations, changes in net parent investment and cash flows of BigToken in the future or what they would have been had the BigToken been a separate, stand-alone entity during the periods presented. Our opinion is not modified with respect to this matter.

We have served as SRAX, Inc.’s auditor since 2011.

New York, NY

February 16, 2021

1

BigToken

(A Business of SRAX, Inc.)

Carve-Out Balance Sheets

	As of	As of December 31,
	September 30, 2020	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$92,000	$1,000	$39,000
Accounts receivable, net	682,000	876,000	790,000
Prepaid expenses	21,000	189,000	133,000
Marketable securities	-	64,000	20,000
Other current assets	1,000	1,000	-
Total current assets	796,000	1,131,000	982,000

Property and equipment, net	1,000	3,000	4,000
Goodwill	5,445,000	5,445,000	5,445,000
Intangible assets, net	919,000	869,000	469,000
Total Assets	$7,161,000	$7,448,000	$6,900,000

Liabilities and Net Parent Investment
Accounts payable and accrued expenses	$855,000	$1,225,000	$689,000
Other current liabilities	263,000	445,000	-
Total Liabilities	1,118,000	1,670,000	689,000

Commitments and contingencies (see Note 7)

Net parent investment	6,043,000	5,778,000	6,211,000
Total Net Parent Investment	6,043,000	5,778,000	6,211,000
Total Liabilities and Net Parent Investment	$7,161,000	$7,448,000	$6,900,000

The accompanying notes are an integral part of these Carve-Out Financial Statements.

2

BigToken

(A Business of SRAX, Inc.)

Carve-Out Statements of Operations

	Nine Months ended		Year ended
	September 30,		December 31,
	2020	2019	2019	2018
	(unaudited)

Revenues	$1,146,000	$2,242,000	$3,228,000	$2,725,000
Cost of revenues	491,000	1,013,000	1,613,000	1,605,000
Gross profit	655,000	1,229,000	1,615,000	1,120,000

Operating expenses
Employee related costs	3,630,000	6,322,000	8,123,000	5,470,000
Marketing and selling expenses	725,000	2,144,000	2,515,000	514,000
Platform costs	844,000	812,000	1,251,000	533,000
Depreciation and amortization	714,000	631,000	929,000	379,000
General and administrative expenses	1,593,000	3,590,000	4,778,000	3,140,000
Total operating expenses	7,506,000	13,499,000	17,596,000	10,036,000

Loss from operations	(6,851,000)	(12,270,000)	(15,981,000)	(8,916,000)

Other income (expense):
Financing costs	(3,624,000)	(677,000)	(694,000)	(4,346,000)
Interest income	-	8,000	8,000	34,000
Gain (loss) on sale of assets	-	-	-	-
Change in fair value of derivative liabilities	218,000	1,342,000	1,000,000	5,252,000
Realized gain on marketable securities	333,000	50,000	50,000	23,000
Unrealized loss on marketable securities	-	(6,000)	(6,000)	(3,000)
Exchange Gain (loss)	-	19,000	19,000	(15,000)
Total other income (expense)	(3,073,000)	736,000	377,000	945,000

Loss before provision for income taxes	(9,924,000)	(11,534,000)	(15,604,000)	(7,971,000)

Provision for income tax benefit	-	-	-	2,510,000
Net loss	$(9,924,000)	$(11,534,000)	$(15,604,000)	$(5,461,000)

The accompanying notes are an integral part of these Carve-Out Financial Statements.

3

BigToken

(A Business of SRAX, Inc.)

Carve-Out Statements of Changes in Net Parent Investment

Net Parent Investment

Balance as of December 31, 2017	$6,211,000
Net loss	(5,461,000)
Net transfers from parent	5,018,000
Stock-based compensation expense	443,000
Balance as of December 31, 2018	$6,211,000
Net loss	(15,604,000)
Net transfers from parent	14,188,000
Stock-based compensation expense	983,000
Balance as of December 31, 2019	$5,778,000
Net loss (unaudited)	(9,924,000)
Net transfers from parent (unaudited)	9,419,000
Stock-based compensation expense (unaudited)	770,000
Balance as of September 30, 2020 (unaudited)	$6,043,000

The accompanying notes are an integral part of these Carve-Out Financial Statements.

4

BigToken

(A Business of SRAX, Inc.)

Carve-Out Statements of Cash Flows

	Nine Months ended		Year ended
	September 30,		December 31,
	2020	2019	2019	2018
	(unaudited)

Cash Flows From Operating Activities
Net loss	$(9,924,000)	$(11,534,000)	$(15,604,000)	$(5,461,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Allocations of corporate overhead	6,423,000	4,525,000	6,510,000	3,460,000
Stock-based compensation expense	237,000	278,000	467,000	-
Provision for bad debts	29,000	246,000	446,000	3,000
Depreciation expense	2,000	1,000	1,000	-
Amortization of intangibles	385,000	240,000	348,000	143,000
Realized gain on marketable securities	(333,000)	(50,000)	(50,000)	(23,000)
Unrealized loss on marketable securities	-	6,000	6,000	3,000
Changes in operating assets and liabilities
Accounts receivable	165,000	(353,000)	(532,000)	82,000
Prepaid expenses	168,000	(122,000)	(56,000)	9,000
Other current assets	-	(5,000)	(1,000)	-
Accounts payable and accrued expenses	(370,000)	23,000	536,000	263,000
Other current liabilities	(182,000)	772,000	445,000	-
Net Cash Used in Operating Activities	(3,400,000)	(5,973,000)	(7,484,000)	(1,521,000)

Cash Flows From Investing Activities
Proceeds from the sale of marketable securities	397,000	-	-	-
Purchase of property and equipment	-	-	-	(4,000)
Purchase of software	(435,000)	(537,000)	(748,000)	(444,000)
Net Cash Used by Investing Activities	(38,000)	(537,000)	(748,000)	(448,000)

Cash Flows From Financing Activities
Cash transfer from parent, net	3,529,000	6,492,000	8,194,000	2,001,000
Net Cash Provided by Financing Activities	3,529,000	6,492,000	8,194,000	2,001,000

Net increase (decrease) in Cash	91,000	(18,000)	(38,000)	32,000
Cash, Beginning of Period	1,000	39,000	39,000	7,000
Cash, End of Period	$92,000	$21,000	$1,000	$39,000

The accompanying notes are an integral part of these Carve-Out Financial Statements.

5

BigToken

(A Business of SRAX, Inc.)

Notes to Carve-Out Financial Statements

NOTE 1 – THE COMPANY, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

BIGToken (“We”, “Our”, or the “Company”) is a data technology company offering tools and services to identify and reach consumers for the purpose of marketing and advertising communication. We are located in Los Angeles, California. Our technologies assist our clients in: (i) identifying their core consumers and such consumers’ characteristics across various channels in order to discover new and measurable opportunities to maximize profits associated with advertising campaigns and (ii) gaining insight into the activities of their customers. We derive our revenues from the sale of proprietary consumer data and sales of digital advertising campaigns.

The Company currently operates as an operating segment of SRAX, Inc. (“SRAX”), as discussed in the Basis of Presentation, below. On October 1, 2020, SRAX entered into a share exchange agreement (the “Transaction”) with Force Protection Video Equipment Corp, a Florida corporation (“Force”). Prior to the Transactions, SRAX transferred the component of the BIGToken operating segment, excluding the accounts receivable balance (as of the transfer date) that did not reside in BIGToken, Inc. SRAX agreed to transfer 100% of the issued and outstanding common stock of BIGToken, Inc, for 90% of the issued and outstanding shares of Force and 100% of the issued and outstanding shares of Force’s preferred stock.

Basis of Presentation

The Carve-Out Financial Statements of the Company are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Throughout the periods covered by the Carve-Out Financial Statements, the Company did not operate as a separate stand-alone entity but, rather as a business of the SRAX. Consequently, stand-alone financial statements were not historically prepared for the Company. The Carve-Out Financial Statements have been prepared in connection with the Transaction, and are derived from the accounting records of SRAX using the historical results of operations and the historical bases of assets and liabilities of the Company, adjusted as necessary to conform to U.S. GAAP. The Carve-Out Financial Statements present the assets, liabilities, revenues, and expenses directly attributed to the Company as well as certain allocations from the SRAX. Intercompany balances and transactions between the Company and SRAX have been presented in Net Parent investment within the Carve-Out Balance Sheets. SRAX’s debt, the related interest expense and derivative liabilities have not been allocated and reflected within the Carve-Out Financial Statements as the Company is not the legal obligor of the debt and SRAX’s borrowings were not directly attributable to the Company’s business. The Carve-Out Financial Statements may, therefore, not reflect the results of operations, financial position or cash flows that would have resulted had the Company been operated as a separate entity.

Cash management

Historically, the Company received funding to cover any shortfalls on operating cash requirements through a centralized treasury function of SRAX.

Net Parent investment

As the Carve-Out Financial Statements are derived from the historical records of SRAX, the historical equity accounts are eliminated, and net parent investment is presented in lieu of shareholders’ equity on the Carve-Out Balance Sheets. The primary components of the net parent investment are intercompany balances other than related party payables and the allocation of shared costs. Balances between the Company and SRAX that were not historically cash settled are included in net parent investment. Balances between the Company and SRAX that would historically be cash settled are included in prepaid expenses and other current assets and accrued liabilities on the Carve-Out Balance Sheets. Net parent investment represents SRAX’s interest in the recorded assets of BIGToken and represents the cumulative investment by SRAX in BIGToken through the dates presented, inclusive of operating results.

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Cost allocation and attribution

The Carve-Out Statements of Operations include all costs directly attributable to the Company, as well as costs for certain functions and services used by the Company that have been allocated from SRAX. Costs were allocated to the Carve-Out Financial Statements for certain operating, selling, governance and corporate functions such as direct labor, overhead, sales and marketing, administration, legal and information technology. The costs for these services and support functions were allocated to the Company using either specific identification or a pro-rata allocation using operating expenses, labor allocations and other drivers. Management believes the methodology for cost allocations is a reasonable reflection of common expenses incurred by SRAX on the Company’s behalf.

Liquidity and Going Concern

The Company has incurred significant losses since its inception and has not demonstrated an ability to generate sufficient revenues from the sales of its goods and services to achieved profitable operations. There can be no assurance that profitable operations will ever be achieved, or if achieved, could be sustained on a continuing basis. These factors create substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the Carve-Out Financial Statements are issued. The Carve-Out Financial Statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Accordingly, the Carve-Out Financial Statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

In making this assessment we performed a comprehensive analysis of our current circumstances including: our financial position at September 30, 2020 our cash flow and cash usage forecasts for the period covering one-year from the issuance date of these Carve-Out Financial Statements and our current capital structure.

We anticipate raising additional capital through alternative private and public sales of our equity or debt securities, or a combination thereof. Although management believes that such capital sources will be available, there can be no assurance that financing will be available to us when needed in order to allow us to continue our operations, or if available, on terms acceptable to us. As our operations have historically been funded through SRAX’s treasury program, the Company has minimal cash and cash equivalents and minimal working capital. If we do not raise sufficient capital in a timely manner, among other things, we may be forced to scale back our operations or cease operations all together.

Currently, we are dependent on SRAX for our continued support to fund our operations, without which we would need to curtail our operations.

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Use of Estimates

The Carve-Out Financial Statements have been prepared in conformity with U.S. GAAP and requires management of the Company to make estimates and assumptions in the preparation of these Carve-Out Financial Statements that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Carve-Out Financial Statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

The most significant areas that require management judgment and which are susceptible to possible change in the near term include the Company’s revenue recognition, provision for bad debts, BIGToken point redemption liability, stock-based compensation, income taxes, goodwill and intangible assets.

As of September 30, 2020, the impact of COVID-19 continues to unfold and as a result, certain estimates and assumptions require increased judgment and carry a higher degree of variability and volatility that could result in material changes to our estimates in future periods.

Fair Value of Financial Instruments

The accounting standard for fair value measurements provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on the Company’s principal or, in absence of a principal, most advantageous market for the specific asset or liability.

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy requires judgment. Level 3 valuations often involve a higher degree of judgment and complexity. Level 3 valuations may require the use of various cost, market, or income valuation methodologies applied to unobservable management estimates and assumptions. Management’s assumptions could vary depending on the asset or liability valued and the valuation method used. Such assumptions could include: estimates of prices, earnings, costs, actions of market participants, market factors, or the weighting of various valuation methods. The Company may also engage external advisors to assist us in determining fair value, as appropriate.

Although the Company believes that the recorded fair value of our financial instruments is appropriate, these fair values may not be indicative of net realizable value or reflective of future fair values.

The Company’s financial instruments, including cash and cash equivalents, net accounts receivable, accounts payable and accrued expenses, are carried at historical cost. At September 30, 2020 (unaudited), December 31, 2019 and 2018, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments. The Company measures certain non-financial assets, liabilities, and equity issuances at fair value on a non-recurring basis. These non-recurring valuations include evaluating assets such as long-lived assets and goodwill for impairment; allocating value to assets in an acquired asset group; and applying accounting for business combinations.

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Accounts Receivable

Credit is extended to customers based on an evaluation of their financial condition and other factors. Management periodically assesses the Company’s accounts receivable and, if necessary, establishes an allowance for estimated uncollectible amounts. Accounts determined to be uncollectible are charged to operations when that determination is made. The Company usually does not require collateral.

Concentration of Credit Risk, Significant Customers and Supplier Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with financial institutions within the United States. The balances maintained at these financial institutions are generally more than the Federal Deposit Insurance Corporation insurance limits. The Company has not experienced any loss on these accounts.

As of September 30, 2020 (unaudited), the Company had three customers with accounts receivable balances of approximately 23.7%, 19.2% and 17.1% of total accounts receivable. At December 31, 2019, the Company had three customers with accounts receivable balances of approximately 25.9%, 16.4% and 15.0%. At December 31, 2018, the Company had two customers with accounts receivable balances of approximately 42.9% and 10.5%.

For the period ended September 30, 2020 (unaudited), the Company had one customer that account for approximately 19.1% of total revenue. For the year ended December 31, 2019, the Company had two customers that account for approximately 19.3% and 14.1% of total revenue. For the year ended December 31, 2018, the Company had three customers that accounted for 21.0%, 14.1% and 10.3%.

PREPAID EXPENSES

Prepaid expenses are assets held by the Company, which are expected to be realized and consumed within twelve months after the reporting period.

MARKETABLE SECURITIES

Shares received will be accounted for in accordance with ASC 320 – Investments – Debt and Equity Securities, as such the shares will be classified as available-for-sale securities and will be measured at each reporting period at fair value with the unrealized gain (loss) as a component of other income (expense). Upon the sale of the shares, the Company will record the gain (loss) in the carve-out statement of operations as a component of other income (expense).

LONG-LIVED ASSETS

Management evaluates the recoverability of the Company’s identifiable intangible assets and other long-lived assets when events or circumstances indicate a potential impairment exists. Events and circumstances considered by the Company in determining whether the carrying value of identifiable intangible assets and other long-lived assets may not be recoverable include, but are not limited to: significant changes in performance relative to expected operating results; significant changes in the use of the assets; significant negative industry or economic trends; a significant decline in the Company’s stock price for a sustained period of time; and changes in the Company’s business strategy. In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairments have been recorded regarding its identifiable intangible assets or other long-lived assets during nine months ended September 30, 2020 (unaudited) and 2019 (unaudited) and the years ended December 31, 2019 or 2018, respectively.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets of three to seven years.

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Expenditures for repair and maintenance which do not materially extend the useful lives of property and equipment are charged to operations. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations. Management periodically reviews the carrying value of its property and equipment for impairment.

Intangible assets

Intangible assets consist of the Company’s intellectual property of internally developed software and are stated at cost less accumulated amortization. Amortization is provided for on the straight-line basis over the estimated useful lives of the assets of five to nine years.

Costs incurred to develop computer software for internal use are capitalized once: (1) the preliminary project stage is completed, (2) management authorizes and commits to funding a specific software project, and (3) it is probable that the project will be completed and the software will be used to perform the function intended. Costs incurred prior to meeting the qualifications are expensed as incurred. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. Post-implementation costs related to the internal use computer software, are expensed as incurred. Internal use software development costs are amortized using the straight-line method over its estimated useful life which ranges up to three years. Software development costs may become impaired in situations where development efforts are abandoned due to the viability of the planned project becoming doubtful or due to technological obsolescence of the planned software product. For the nine months ended September 30, 2020 (unaudited) and 2019 (unaudited) there has been no impairment associated with internal use software. For the years ended December 31, 2019, and 2018 there has been no impairment associated with internal use software. For the nine months ended September 30, 2020 and years ended December 31, 2019, and 2018, the Company capitalized software development costs of $435,000 (unaudited) and $748,000 and $444,000, respectively.

During 2016, the Company began capitalizing the costs of developing internal-use computer software, including directly related payroll costs. The Company amortizes costs associated with its internally developed software over periods up to three years, beginning when the software is ready for its intended use.

The Company capitalizes costs incurred during the application development stage of internal-use software and amortize these costs over the estimated useful life. Upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Software maintenance, training, data conversion, and business process reengineering costs are expensed in the period in which they are incurred.

Goodwill

Goodwill is comprised of the purchase price of business combinations in excess of the fair value assigned at acquisition to the net tangible and identifiable intangible assets acquired. Goodwill is not amortized. The Company tests goodwill for impairment for its reporting units on an annual basis, or when events occur or circumstances indicate the fair value of a reporting unit is below its carrying value. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that implied fair value of the goodwill within the reporting unit is less than its carrying value. The Company performed its most recent annual goodwill impairment test as of
December 31, 2019 using market data and discounted cash flow analysis. Based on this analysis, it was determined that the fair value exceeded the carrying value of its reporting units. The Company concluded the fair value of the goodwill exceed the carrying value accordingly there were no indicators of impairment for the nine months ended September 30, 2020 (unaudited) and 2019 (unaudited) and years ended December 31, 2019 and 2018.

The Company had historically performed its annual goodwill and impairment assessment on
December 31st of each year. This aligns the Company with other advertising sales companies who also generally conduct this annual analysis in the fourth quarter.

When evaluating the potential impairment of goodwill, management first assess a range of qualitative factors, including but not limited to, macroeconomic conditions, industry conditions, the competitive environment, changes in the market for the Company’s products and services, regulatory and political developments, entity specific factors such as strategy and changes in key personnel, and the overall financial performance for each of the Company’s reporting units. If, after completing this assessment, it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we then proceed to the impairment testing methodology primarily using the income approach (discounted cash flow method).

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We compare the carrying value of the goodwill, with its fair value, as determined by a combination of the market approach and income approach, its estimated discounted cash flows. If the carrying value of goodwill exceeds its fair value, then the amount of impairment to be recognized. We operate as one reporting unit.

When required, we arrive at our estimates of fair value using a discounted cash flow methodology which includes estimates of future cash flows to be generated by specifically identified assets, as well as selecting a discount rate to measure the present value of those anticipated cash flows. Estimating future cash flows requires significant judgment and includes making assumptions about projected growth rates, industry-specific factors, working capital requirements, weighted average cost of capital, and current and anticipated operating conditions. The use of different assumptions or estimates for future cash flows could produce different results.

Revenue Recognition

The Company adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”) on January 1, 2018 using the modified retrospective method. Our operating results for reporting periods beginning after January 1, 2018 are presented under ASC Topic 606, while prior period amounts continue to be reported in accordance with our historic accounting under Topic 605. The timing and measurement of our revenues under ASC Topic 606 is similar to that recognized under previous guidance, accordingly, the adoption of ASC Topic 606 did not have a material impact on our financial position, results of operations, cash flows, or presentation thereof at adoption or in the current period. There were no changes in our opening retained earnings balance as a result of the adoption of ASC Topic 606.

ASC Topic 606 is a comprehensive revenue recognition model that requires revenue to be recognized when control of the promised goods or services are transferred to our customers at an amount that reflects the consideration that we expect to receive. Application of ASC Topic 606 requires us to use more judgment and make more estimates than under former guidance. Application of ASC Topic 606 requires a five-step model applicable to all product offerings revenue streams as follows:

Identification of the contract, or contracts, with a customer

A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and, (iii) we determine that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

We apply judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience or, in the case of a new customer, published credit or financial information pertaining to the customer.

Identification of the performance obligations in the contract

Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract.

When a contract includes multiple promised goods or services, we apply judgment to determine whether the promised goods or services are capable of being distinct and are distinct within the context of the contract. If these criteria are not met, the promised goods or services are accounted for as a combined performance obligation.

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Determination of the transaction price

The transaction price is determined based on the consideration to which we will be entitled to receive in exchange for transferring goods or services to our customer. We estimate any variable consideration included in the transaction price using the expected value method that requires the use of significant estimates for discounts, cancellation periods, refunds and returns. Variable consideration is described in detail below.

Allocation of the transaction price to the performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative Stand-Alone Selling Price (“SSP,”) basis. We determine SSP based on the price at which the performance obligation would be sold separately. If the SSP is not observable, we estimate the SSP based on available information, including market conditions and any applicable internally approved pricing guidelines.

Recognition of revenue when, or as, we satisfy a performance obligation

We recognize revenue at the point in time that the related performance obligation is satisfied by transferring the promised goods or services to our customer.

Principal versus Agent Considerations

When another party is involved in providing goods or services to our customer, we apply the principal versus agent guidance in ASC Topic 606 to determine if we are the principal or an agent to the transaction. When we control the specified goods or services before they are transferred to our customer, we report revenue gross, as principal. If we do not control the goods or services before they are transferred to our customer, revenue is reported net of the fees paid to the other party, as agent. Our evaluation to determine if we control the goods or services within ASC Topic 606 includes the following indicators:

We are primarily responsible for fulfilling the promise to provide the specified good or service.

When we are primarily responsible for providing the goods and services, such as when the other party is acting on our behalf, we have indication that we are the principal to the transaction. We consider if we may terminate our relationship with the other party at any time without penalty or without permission from our customer.

We have risk before the specified good or service have been transferred to a customer or after transfer of control to the customer.

We may commit to obtaining the services of another party with or without an existing contract with our customer. In these situations, we have risk of loss as principal for any amount due to the other party regardless of the amount(s) we earn as revenue from our customer.

The entity has discretion in establishing the price for the specified good or service.

We have discretion in establishing the price our customer pays for the specified goods or services.

Contract Liabilities

Contract liabilities consist of customer advance payments and billings in excess of revenue recognized. We may receive payments from our customers in advance of completing our performance obligations. We record contract liabilities equal to the amount of payments received in excess of revenue recognized, including payments that are refundable if the customer cancels the contract according to the contract terms. Contract liabilities have been historically low historically recorded as current liabilities on our Carve-Out Financial Statements when the time to fulfill the performance obligations under terms of our contracts is less than one year. We have no Long-term contract liabilities which would represent the amount of payments received in excess of revenue earned, including those that are refundable, when the time to fulfill the performance obligation is greater than one year.

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Practical Expedients and Exemptions

We have elected certain practical expedients and policy elections as permitted under ASC Topic 606 as follows:

●	We applied the transitional guidance to contracts that were not complete at the date of our initial application of ASC Topic 606 on January 1, 2018.
●	We adopted the practical expedient related to not adjusting the promised amount of consideration for the effects of a significant financing component if the period between transfer of product and customer payment is expected to be less than one year at the time of contract inception;
●	We made the accounting policy election to not assess promised goods or services as performance obligations if they are immaterial in the context of the contract with the customer;
●	We made the accounting policy election to exclude any sales and similar taxes from the transaction price; and
●	We adopted the practical expedient not to disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.

Cost of Revenue

Cost of revenue consists of payments to media providers that are directly related to a revenue-generating event and project and application design costs. The Company becomes obligated to make payments related to media providers in the period the media is provided to us. Such expenses are classified as cost of revenue in the corresponding period in which the revenue is recognized in the accompanying Carve-Out Statements of Operations.

Stock-Based Compensation

The Company’s employees have historically participated in SRAX’s stock-based compensation plans. Stock-based compensation expense has been allocated to the Company based on the awards and terms previously granted to the Company’s employees as well as an allocation of SRAX’s corporate and shared functional employee expenses.

We account for our stock-based compensation under ASC 718 “Compensation – Stock Compensation” using the fair value-based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

We use the fair value method for equity instruments granted to non-employees and use the Black-Scholes model for measuring the fair value of options. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

Income taxes

The Company’s operations have historically been included in SRAX’s combined U.S. income tax returns. Income tax expense included in the Carve-Out Financial Statements has been calculated following the separate return method, as if the Company was a stand-alone enterprise and a separate taxpayer for the periods presented. The calculation of income taxes on a separate return basis requires considerable judgment and the use of both estimates and allocations that affect the calculation of certain tax liabilities and the determination of the recoverability of certain deferred tax assets, which arise from temporary differences between the tax and the Carve-Out Financial Statement recognition of revenues and expenses. As a result, the Company’s deferred income tax rate and deferred tax balances may differ from those in SRAX’s historical results.

The provision for income taxes is determined using the asset and liability approach. Deferred taxes represent the future tax consequences expected when the reported amounts of assets and liabilities are recovered or paid. Deferred taxes result from differences between the Carve-Out Financial Statement and tax bases of the Company’s assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. In evaluating the Company’s ability to recover our deferred tax assets within the jurisdiction from which they arise, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and results of operations. Any tax carryforwards reflected in the Carve-Out Financial Statements have also been determined using the separate return method. Tax carryforwards include net operating losses.

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The complexity of tax regulations requires assessments of uncertainties in estimating taxes the Company will ultimately pay. The Company recognizes liabilities for anticipated tax audit uncertainties based on its estimate of whether, and the extent to which additional taxes would be due on a separate return basis. Tax liabilities are presented net of any related tax loss carryforwards.

Recently Issued Accounting Standards

Changes to accounting principles are established by the FASB in the form of ASUs to the FASB’s Codification. We consider the applicability and impact of all ASUs on our financial position, results of operations, cash flows, or presentation thereof. Described below are ASUs that are not yet effective, but may be applicable to our financial position, results of operations, cash flows, or presentation thereof. ASUs not listed below were assessed and determined to not be applicable to our financial position, results of operations, cash flows, or presentation thereof.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02 (with amendments issued in 2018), which changes the accounting for leases and requires expanded disclosures about leasing activities. This new guidance also requires lessees to recognize a ROU asset and a lease liability at the commencement date for all leases with terms greater than twelve months. Accounting by lessors is largely unchanged. ASU 2016-02 is effective for fiscal periods beginning after December 15, 2018. We adopted ASU 2016-02 on January 1, 2019, as the Company is not a obligator on any lease agreements this standard did not have a material impact on our Carve-Out Financials Statements.

In September 2018, the FASB issued ASU 2018-07, “Improvements to Non-employee Share-Based Payment Accounting.” This guidance expands the scope of Topic 718 “Compensation - Stock Compensation” to include share-based payment transactions for acquiring goods and services from non-employees, but excludes awards granted in conjunction with selling goods or services to a customer as part of a contract accounted for under ASC 606, “Revenue from Contracts with Customers.” The adoption of ASU 2018-07 did not have a material impact on our Carve-Out Financials Statements.

In August 2018, the FASB issued ASU 2018-15, “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract,” which amends ASC 350-40, “Intangibles - Goodwill and Other - Internal-Use Software.” The ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software and requires the capitalized implementation costs to be expensed over the term of the hosting arrangement. The accounting for the service element of a hosting arrangement that is a service contract is not affected. ASU 2018-15 is effective for fiscal periods beginning after December 15, 2019, and interim periods within those fiscal years. The adoption of ASU 2018-15, effective January 1, 2019, did not have a material impact on our Carve-Out Financials Statements.

In January 2017, the FASB issued ASU 2017-04, “Simplifying the Test for Goodwill Impairment.” This guidance simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Instead, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to the reporting unit. ASU 2017-04 is effective for fiscal periods beginning after December 31, 2019. Early adoption is permitted. We adopted ASU 2017-04 and it did not have a material impact on our Carve-Out Financials Statements.

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Recent Accounting Updates Not Yet Effective

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. We are currently evaluating the impact of this guidance.

In September 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments.” This guidance updates existing guidance for measuring and recording credit losses on financial assets measured at amortized cost by replacing the “incurred loss” model with an “expected loss” model. Accordingly, these financial assets will be presented at the net amount expected to be collected. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted. We do not expect the adoption of ASU 2016-13 will have a material impact on our Carve-Out Financials Statements.

NOTE 2 – ACCOUNTS RECEIVABLE

	September 30, 2020 (Unaudited)	December 31, 2019	December 31, 2018

Gross accounts receivable	$1,168,000	$1,333,000	$801,000
Allowance for bad debts	(486,000)	(457,000)	(11,000)
Accounts receivable, net	$682,000	$876,000	$790,000

The carve-out statements of operations include both provision for bad debts directly identifiable as BIGToken’s and allocated provision for bad debts from SRAX, Inc. The following table summarizes the Company’s provision for bad debts for the periods indicated:

	Nine months ended		Years ended
	September 30, 2020 (Unaudited)	September 30, 2019 (Unaudited)	December 31, 2019	December 31, 2018
Directly identifiable as BIGToken’s	$29,000	$246,000	$446,000	$3,000
Allocated from SRAX, Inc.	32,000	-	4,000	3,000
Provision for bad debts	$61,000	$246,000	$450,000	$6,000

NOTE 3 – PROPERTY AND EQUIPMENT

The components of property and equipment are as follows:

	September 30, 2020 (Unaudited)	December 31, 2019	December 31, 2018

Computer Equipment	$4,000	$4,000	$4,000
Accumulated depreciation	(3,000)	(1,000)	-
Property and equipment, net	$1,000	$3,000	$4,000

15

The carve-out statements of operations include both depreciation expense directly identifiable as BIGToken’s and allocated depreciation expense from SRAX, Inc. The following table summarizes the Company’s depreciation expense for the periods indicated:

	Nine months ended		Years ended
	September 30, 2020 (Unaudited)	September 30, 2019 (Unaudited)	December 31, 2019	December 31, 2018
Directly identifiable as BIGToken’s	$2,000	$1,000	$1,000	$-
Allocated from SRAX, Inc.	37,000	50,000	70,000	26,000
Depreciation expense	$39,000	$51,000	$71,000	$26,000

NOTE 4 – INTANGIBLE ASSETS

The components of intangible assets are as follows:

	September 30, 2020 (Unaudited)	December 31, 2019	December 31, 2018

Software	$1,843,000	$1,408,000	$660,000
Accumulated amortization	(924,000)	(539,000)	(191,000)
Intangible assets, net	$919,000	$869,000	$469,000

The carve-out statements of operations include both amortization expense directly identifiable as BIGToken’s and allocated amortization expense from SRAX, Inc. The following table summarizes the Company’s amortization expense for the periods indicated:

	Nine months ended		Years ended
	September 30, 2020 (Unaudited)	September 30, 2019 (Unaudited)	December 31, 2019	December 31, 2018
Directly identifiable as BIGToken’s	$385,000	$240,000	$348,000	$143,000
Allocated from SRAX, Inc.	290,000	340,000	510,000	210,000
Amortization expense	$675,000	$580,000	$858,000	$353,000

As of September 30, 2020 (unaudited), estimated amortization expense related to finite-lived intangibles for future years was as follows:

2020 (remaining three months)	$137,000
2021	471,000
2022	263,000
2023	48,000
Total estimated amortization expense	$919,000

16

As of September 30, 2020 (unaudited), December 31, 2019 and 2018, goodwill was $5,445,000 and there were no additions or impairments during the period ended September 30, 2020 (unaudited) and years ended December 31, 2019 and 2018.

NOTE 5 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses are comprised of the following:

	September 30, 2020 (Unaudited)	December 31, 2019	December 31, 2018

Accounts payable, trade	$659,000	$911,000	$584,000
Accrued expenses	19,000	20,000	-
Accrued bonus	6,000	3,000	26,000
Accrued commissions	88,000	125,000	79,000
Other accruals	83,000	166,000	-
Accounts payable and accrued liabilities	$855,000	$1,225,000	$689,000

NOTE 6 – OTHER CURRENT LIABILITIES

BIGToken Point liability

In 2019, the Company launched the BIGToken consumer data management platform, where registered users are rewarded for undertaking actions and sharing data within the platform. The business is currently based on a platform of registered users, developed as a direct to consumer data marketplace where users are paid for their data.

During the year ended December 31, 2019 the Company instituted a policy that allows BIGToken users to redeem outstanding BIGToken points for cash if their account and point balances meet certain criteria. As of September 30, 2020 (unaudited) and December 31, 2019, the Company has estimated the future liability for point redemptions to be $263,000 (unaudited) and $445,000, respectively. The Company considered the total number of points outstanding, the conversion rate in which points are redeemable for cash, and each user’s redemption eligibility.

The Company utilizes an account scoring system that evaluates a number of factors in determining an account’s redemption eligibility. These factors include an evaluation of the following: the infrastructure utilized by the user when engaging with BIGToken’s systems, the user’s geographical associations, consistency, and verifiability of the user’s data.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Other Commitments

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. In addition, the Company has entered indemnification agreements with its directors and certain of its officers and employees that will require the Company to, among other things, indemnify them against certain liabilities that may arise due to their status or service as directors, officers or employees. The Company has also agreed to indemnify certain former officers, directors and employees of acquired companies in connection with the acquisition of such companies. The Company maintains director and officer insurance, which may cover certain liabilities arising from its obligation to indemnify its directors and certain of its officers and employees, and former officers, directors and employees of acquired companies, in certain circumstances.

It is not possible to determine the maximum potential amount of exposure under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each agreement. Such indemnification agreements may not be subject to maximum loss clauses.

17

Employment agreements

We have entered employment agreements with key employees. These agreements may include provisions for base salary, guaranteed and discretionary bonuses and option grants. The agreements may contain severance provisions if the employees are terminated without cause, as defined in the agreements.

Litigation

From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. In addition, the Company may receive letters alleging infringement of patent or other intellectual property rights. The Company is not currently a party to any material legal proceedings, nor is the Company aware of any pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Business Interruption

The Company may be impacted by public health crises beyond its control. This could disrupt its operations and negatively impact sales of its products. The Company’s customer and, suppliers may experience similar disruption. In December 2019, a novel strain of the Coronavirus, COVID-19, was reported to have surfaced in Wuhan, China, which has evolved into a pandemic. This situation and preventative or protective actions that governments have taken to counter the effects of the pandemic have resulted in a period of business disruption, including delays in shipments of products and raw materials. COVID-19 has spread to over 175 countries, including the United States, and efforts to contain the spread of COVID-19 have intensified. To the extent the impact of COVID-19 continues or worsens, the demand for the Company’s products may be negatively impacted. COVID-19 has also impacted the Company’s sales efforts as its ability to make sales calls is constrained. The Company’s ability to promote sales through promotional activities has also been constrained. Trade shows and sales conferences, major events used to introduce and sell the Company’s products, have been postponed indefinitely. The length and severity of the pandemic could also affect the Company’s regular sales, which could in turn result in reduced sales and a lower gross margin.

NOTE 8 – STOCK OPTIONS, AWARDS AND WARRANTS

The Company’s employees have historically participated in SRAX’s various stock-based plans, which are described below. All references to shares in the tables below refer to shares of SRAX’s common stock and all references to stock prices in the tables below refer to the price of a share of SRAX’s common stock.

In January 2012, SRAX’s board of directors and stockholders authorized the 2012 Equity Compensation Plan, which SRAX refer to as the 2012 Plan, covering 600,000 shares of SRAX’s Class A common stock.

On November 5, 2014, SRAX’s board of directors approved the adoption of SRAX 2014 Equity Compensation Plan (the “2014 Plan”) and reserved 600,000 shares of SRAX’s Class A common stock for grants under this plan.

On February 23, 2016, SRAX’s board of directors approved the adoption of SRAX 2016 Equity Compensation Plan (the “2016 Plan”) and reserved 600,000 shares of SRAX’s Class A common stock for grants under this plan.

The purpose of the 2012, 2014 and 2016 Plans is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to SRAX’s employees, directors and consultants and to promote the success of SRAX’s business. The 2012, 2014 and 2016 Plans are administered by SRAX’s board of directors. Plan options may either be:

●	incentive stock options (ISOs)
●	non-qualified options (NSOs),
●	awards of our common stock,

●	stock appreciation rights (SARs),
●	restricted stock units (RSUs),
●	performance units,
●	performance shares, and
●	other stock-based awards.

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Any option granted under the 2012, 2014 and 2016 Plans must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any ISO granted to an eligible employee owning more than 10% of SRAX’s outstanding common stock must not be less than 110% of fair market value on the date of the grant. The plans further provide that with respect to ISOs the aggregate fair market value of the common stock underlying the options which are exercisable by any option holder during any calendar year cannot exceed $100,000. The exercise price of any NSO granted under the 2012, 2014 or 2016 Plans is determined by SRAX’s board of directors at the time of grant but must be at least equal to fair market value on the date of grant. The term of each plan option and the manner in which it may be exercised is determined by SRAX’s board of directors or SRAX’s compensation committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. The terms of grants of any other type of award under the 2012, 2014 or 2016 Plans is determined by SRAX’s board of directors at the time of grant. Subject to the limitation on the aggregate number of shares issuable under the plans, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person.

Stock option and common stock award activities specifically identifiable or allocated to BIGToken’s employees for the nine months ended September 30, 2020 (unaudited) and years ended December 31, 2019 and 2018, respectively, were summarized as follows:

In September 2018, 125,000 common stock options for SRAX’s common stock, having an exercise price of $4.20 per share with an option value as of the grant date of $244,000 calculated using the Black-Scholes option pricing model were granted to Joseph P. Hannan, SRAX’s former chief financial officer. The options vested one third annually and expire three years after the vesting date. Upon Mr. Hannan’s termination in December of 2018, 117,188 options were terminated.

In December 2018, 50,000 common stock options for SRAX’s common stock, having an exercise price of $2.56 per share with an option value as of the grant date of $84,000 calculated using the Black-Scholes option pricing model were granted to Michael Malone, SRAX’s chief financial officer. The expense associated with this option award will be recognized in operating expenses ratably over the vesting period.

19

In March 2019, 388,500 common stock options for SRAX’s common stock having an exercise price of $3.42 per share with an option value as of the grant date of $858,000 calculated using the Black-Scholes option pricing model were granted to several employees and members of SRAX’s management team. The expense associated with this option award will be recognized in operating expenses ratably over the vesting period.

In April 2019, SRAX issued 5,626 options to purchase SRAX’s common stock at a price of $5.49 to SRAX’s non-executive directors. Each of SRAX’s four non-executive directors received 1,407 options that vest 1/4th quarterly over the next year with an expiration date of April 15, 2026. The options were valued using the Black Scholes option pricing model at a total of $30,000 based on the seven-year term, implied volatility of 102% and a risk-free equivalent yield of 2.46%, stock price of $5.49.

On May 13, 2019 SRAX entered into a consulting agreement with a contractor for services related to the Company. The agreement provides for 300,000 warrants with vesting conditions based on the Company’s user growth in Asia. The warrants were valued using the Black Scholes option pricing model at a total of $1,138,000 based on the five-year term, implied volatility of 101%, a risk-free equivalent yield of 1.8% and stock price of $4.99.

During the nine months ended September 30, 2020, 31,454 common stock options were terminated, and a total of 119,200 common stock options were issued to its employees. The options have a strike price of $2.70 and vest five years from their issue date or August 18, 2025. The options have a term of five years from their issue date.

	Number of Shares	Weighted Average Strike Price/Share	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value	Weighted Average Grant Date Fair Value

Outstanding — December 31, 2017	218,384	$6.76	2.71	$-	$-
Granted	288,618	4.47	1.51	-	2.64
Exercised	-	-	-	-	-
Forfeited	(158,897)	4.41	-	-	0.56
Outstanding — December 31, 2018	348,105	5.94	2.39	-	-
Vested and exercisable - December 31. 2018	145,526	6.73	2.12	-	4.05
Unvested and non-exercisable - December 31, 2018	202,579	5.37	2.58	-	3.22

Outstanding — December 31, 2018	348,105	5.94	2.39	-	-
Granted	694,126	4.01	3.38	-	1.14
Exercised	-	-	-	-	-
Forfeited	(28,951)	6.60	-	-	2.79
Outstanding — December 31, 2019	1,013,280	4.60	2.63	-
Vested and exercisable — December 31, 2019	229,162	6.32	1.68	-	3.96
Unvested and non-exercisable - December 31, 2019	784,118	4.10	2.98	-	2.79

Outstanding — December 31, 2019	1,013,280	4.60	2.63	-	-
Granted (unaudited)	137,286	2.60	5.05	-	2.60
Exercised (unaudited)	-	-	-	-	-
Forfeited (unaudited)	(31,454)	6.31	-	-	4.60
Outstanding — September 30, 2020 (unaudited)	1,119,112	4.31	2.19	-	-
Vested and exercisable — September 30, 2020 (unaudited)	462,977	5.04	1.75	-	3.33
Unvested and non-exercisable - September 30, 2020 (unaudited)	656,135	$3.79	2.81	$-	$2.78

The table above includes $300,000 warrants issued on May 13, 2019 to a contractor for services related to the Company.

20

The following table sets forth the weighted-average assumptions used to estimate the fair value of option granted and warrants granted for the nine months ended September 30, 2020 (unaudited) and 2019 (unaudited) and the years ended December 31, 2019 and 2018:

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
	(unaudited)

Expected life (in years)	7.0	3.8	3.8	3.2
Risk-free interest rate	0.5%	1.3%	1.3%	1.0%
Expected volatility	101%	102%	102%	85%
Dividend yield	0%	0%	0%	0%

The following table sets forth stock-based compensation expense for employees specifically identifiable to BIGToken and allocated charges deemed attributable to BIGToken’s operations resulting to stock options and purchase warrant awards included in the Company’s Carve-Out Statements of Operations for the nine months ended September 30, 2020 (unaudited) and 2019 (unaudited) and years ended December 31, 2019 and 2018:

	Nine months ended		Years ended
	September 30, 2020 (Unaudited)	September 30, 2019 (Unaudited)	December 31, 2019	December 31, 2018
Directly identifiable as BIGToken’s	$237,000	$278,000	$467,000	$-
Allocated from SRAX, Inc.	533,000	442,000	516,000	443,000
Stock-based compensation expense	$770,000	$720,000	$983,000	$443,000

As of September 30, 2020 (unaudited), compensation cost related to the unvested options not yet recognized was approximately $1,430,000. The weighted average period over which the $1,430,000 will vest is estimated to be 1.8 years.

NOTE 9 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of certain financial instruments, including cash and cash equivalents and accounts payable and accrued expenses, approximate their respective fair values due to the short-term nature of such instruments.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level in which to classify them for each reporting period. This determination requires significant judgments to be made. The Company had the following financial assets as of September 30, 2020 (unaudited), December 31, 2019 and 2018:

	Balance as of September 30, 2020 (unaudited)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Marketable securities	-	-	-	-
Total assets	$-	$-	$-	$-

21

	Balance as of December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Marketable securities	64,000	64,000	-	-
Total assets	$64,000	$64,000	$-	$-

	Balance as of December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Marketable securities	20,000	20,000	-	-
Total assets	$20,000	$20,000	$-	$-

NOTE 10 – INCOME TAXES

Prior to the legal reorganization on February 4, 2021, certain Carve-out entities did not file separate tax returns as they were included in the consolidated tax reporting of other Parent entities, within the respective entity’s tax jurisdiction. Accordingly, the income tax provision included in these carve out financial statements was calculated using a method consistent with a separate return basis, as if the Carve-out business had been a separate taxpayer. As of September 30, 2020, all amounts related to the Company’s tax positions are recognized on the Carve Out Balance Sheet. Income taxes are accounted for under the asset and liability method.

In the jurisdictions where the Carve-out business entities were included in the consolidated tax reporting of other Parent entities, the current tax payable or tax receivable of the Carve-out business represents the income tax to be paid or to be received from the e Parent Group. For the purpose of these carve out financial statements, it was assumed that only the current year was outstanding. For the years ended December 31, 2019, and 2018, the income tax benefit of the Carve-out business amounting to $0, and $2,510,000, respectively, is included within movements in net transfers from parent, in the Carve Out Statements of Changes in Net Parent Investment.

Income tax benefit consists of the following components for the years ended December 31:

	2019	2018
Current tax benefit	$-	$
The Federal	-		1,926,000
State	-		584,000
Total	-		2,510,000

Deferred tax benefit
The Federal	-		-
State	-		-
Total	-		-
Total income tax benefit	$-		$2,510,000

The following table summarizes the principal components of deferred tax assets and liabilities of the Company at December 31:

	2019	2018
Deferred income tax assets:	$-	$
Allowance for bad debts	126,000		3,000
Stock-based compensation expense	773,000		502,000
Interest expense limitation carryover	75,000
Contribution carryover	3,000
Accrued expenses	204,000
Net operating loss carry forwards	7,657,000		3,754,000
Total	8,838,000		4,259,000

Deferred income tax liabilities:
Property and equipment	(49,000)		(29,000)
Intangible assets	(478,000)		(219,000)
Total	(527,000)		(248,000)

Net deferred income tax assets	8,311,000		4,011,000
Valuation allowance	(8,311,000)		(4,011,000)
Total income tax benefit	$-		$-

A reconciliation of income tax benefit computed using The Federal statutory tax rate to the Company’s income tax benefit is as follows for the years ended December 31:

	2019	2018
Income tax benefit calculated at The Federal statutory rate	21.00%	21.00%
Fair market adjustment derivatives	1.35%	13.84%
Amortization of debt discount	0.00%	(4.77)%
Current state income tax expense (net of federal benefit)	0.00%	5.79%
Change in valuation allowance	(21.19)%	(4.22)%
Other	(1.16)%	(0.15)%
Total income tax benefit	0.00%	31.49%

All percentages are calculated as a percentage of pretax income for each respective year.

NOTE 11 – SUBSEQUENT EVENTS

On February 4, 2021, the “Company and SRAX completed the Share Exchange as described in the Exchange Agreement entered into by and between the Company, SRAX, and Paul Feldman (the Company’s CEO and sole director) on September 30, 2020. The Exchange Agreement and proposed Share Exchange was disclosed in our Current Report on Form 8-K that was filed with the Commission on October 5, 2020.

Pursuant to the Share Exchange, we acquired all of the outstanding capital stock of BIG Token, a wholly owned subsidiary of SRAX. As a result, (i) we became a company majority owned by SRAX, (ii) BIG Token became our wholly owned subsidiary and (iii) the Company adopted BIG Token’s business plan. In connection with the Share Exchange, we entered into the following agreements:

Amendment to Share Exchange Agreement

The Company entered into an Amendment to the Exchange Agreement on January 27, 2021. The Exchange Amendment amended the amount of securities each party thereto would receive in the Share Exchange and included anti-dilution protection for SRAX should the Company sell equity securities at a pre-money valuation of less than $10,000,000 resulting in SRAX owning less than 70% of the voting power of the Company.

Transition Services Agreement

On January 27, 2021 BIG Token and the Company entered into the TSA with SRAX. Pursuant to the TSA, SRAX agreed to provide us with certain operational and administrative services as needed.

Master Separation Agreement

On January 27, 2021, BIG Token and the Company entered into the MSAMSA with SRAX. The MSA describes our separation from SRAX.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

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Effective February 9, 2021, pursuant to its obligation under the Separation agreement with SRAX, Inc., the Company retained RBSM, LLP as its independent registered accounting firm. For a further description, please see Item 4.01 entitled “Changes in Registrant’s Certifying Accountant” of this Current Report on Form 8-K

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 and 5.02 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

Item 4.01. Changes in Registrant’s Certifying Accountant.

(a) Dismissal of Independent Registered Public Accounting Firm

Effective February 9, 2021 the Board of Directors (“Board”) of Force Protection Video Equipment Corporation, a Florida corporation (the “Company”), dismissed Assurance Dimensions (“Assurance”) as the Company’s independent registered public accounting firm, effective immediately.

Assurance was the Company’s independent audit firm from October 16, 2019 until January 26, 2021. The reports of Assurance on the Company’s consolidated financial statements for the fiscal year ended April 30, 2020 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of Assurance on the Company’s consolidated financial statements for the fiscal year ended April 30, 2020 contained an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal year ended April 30, 2020 and the subsequent interim period through July 31, 2020, there have been no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Assurance on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Assurance, would have caused Assurance to make reference thereto in their reports on the consolidated financial statements for such fiscal years.

During the fiscal years ended April 30, 2020 and 2019 and the subsequent interim period through July 30, 2020, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except that, as of April 30, 2020, the Company identified the following three material weaknesses in the Company’s internal control over financial reporting: (i) Lack of Segregation of Duties - there is limited segregation of duties amongst the employees, (ii) Lack of in-House US GAAP Expertise — our operations and business practices include complex technical accounting issues that are outside expertise of our accounting staff (iii) Lack of Formal Documentation. we maintain informal controls over the billing and invoicing procedures which has resulted in invoicing delays. The Company had not remediated any of these material weaknesses as of April 30, 2020.

The Company provided Assurance with a copy of the disclosure it is making herein in response to Item 304(a) of Regulation S-K and requested that Assurance furnish the Company with a copy of its letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether Assurance agrees with the statements made by the Company in response to Item 304(a) of Regulation S-K. A copy of Assurance’s letter to the SEC dated February 9, 2021 is filed as Exhibit 16.1 to this Current Report on Form 8-K.

(b) Engagement of Independent Registered Public Accounting Firm

Effective February 9, 2021, the Board approved the appointment of RBSM, LLP (“RSMB”) as the Company’s new independent registered public accounting firm. During the fiscal years ended April 30, 2020 and 2019 and the subsequent interim period through February 8, 2021, neither the Company, nor anyone on its behalf, consulted RBSM regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Company, and no written report or oral advice was provided to the Company by RBSM that the Company concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Item 5.01 Changes in Control of Registrant

The information set forth in Item 2.01 regarding the Share Exchange and the information set forth in Item 5.02 regarding the Company’s board of directors and executive officers following the Transaction are incorporated by reference into Item 5.01 of this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Paul Feldman as the Company’s chief executive officer, chief financial officer and principal accounting officer

On January 27, 2021, Mr. Feldman provided notice that as contemplated by the Exchange Agreement, he is resigning effective prior to the closing of the Share Exchange, as the sole member of the Company’s board of directors. Mr. Feldman is not resigning as a result of any matter relating to the Company’s operations, policies or practices.

Additionally, as described in the heading “Separation Agreement with Paul Feldman”, Paul Feldman’s employment with the Company as chief executive officer, chief financial officer, and principal accounting officer was terminated.

Appointment of Lou Kerner as Chief Executive Officer

The Company appointed Lou Kerner as chief executive officer, chief financial officer, effective February 16, 2021.

Lou Kerner, age 59, joined the Company as chief executive officer in February 2021. Prior to joining the Company, since June 29, 2017, Mr. Kerner had been focused on cryptocurrency, including as a VC at CryptoOracle, which he Co-Founded, as an active blogger, currently with Quantum Economics, and as an advisor to, and partner of, Blockchain Coinvestors, a fund-of-fund and operator of an AngelList syndicate investing in crypto related ventures. Mr. Kerner also founded CryptoMondays, a decentralized Meetup Group which he’s led since January 2018. Prior to his involvement in cryptocurrency, Mr. Kerner was a partner at Flight Ventures, an investment firm from March 2015 through December 2017 and served as a partner at Chameleon Collective, a strategic advisory firm from September 2015 through October 2017. Mr. Kerner holds a bachelor’s degree in economics from UCLA and an MBA from Stanford University. In evaluating Mr. Kerner’s specific experience, qualifications, attributes and skills in connection with his appointment as BIGToken CEO, and upon completion of the Share Exchange, the Company’s Board, SRAX’s Board took into account his prior business background, including his experience in digital media, cryptocurrency, and as a Wall Street equity analyst.

Employment Agreement of Lou Kerner

On January 3, 2021 BIG Token entered into an at-will employment agreement with Lou Kerner to serve as chief executive officer of BIG Token and subsequent to the completion of the Share Exchange and certain other conditions as more fully set forth in his Employment Agreement, he would become chief executive officer of the Company (the “Kerner Employment Agreement”). The Kerner Employment Agreement will not commence until certain conditions are met or waived, including the completion of an Applicable Financing (as defined below).

Pursuant to the Kerner Employment Agreement, Mr. Kerner will receive the following compensation: (i) an annual salary of $175,000, (ii) eligibility for a target annual bonus of up to 100% of his base salary subject to meeting certain performance baselines with the year ending December 31, 2021 baseline as the Company receiving $5.5 million of gross profit for such year, (iii) eligibility to participate in and receive comparable benefits under all plans and programs of the Company offered to similarly situated executives, and (iv) the ability to accrue up to 14 days of paid vacation per year, with a maximum roll over of 10 days for a following year.

Upon the Company receiving gross proceeds of at least $3,000,000 beginning September 30, 2020 (“Applicable Financing”), Mr. Kerner will be issued a Common Stock purchase option to purchase up to five percent (5%) of the Company’s issued and outstanding Common Stock on a post Applicable Financing basis (the “Kerner Option”). The Kerner Option will have a term of ten (10) years from issuance. The Kerner Option will be issued upon completion of the Applicable Financing from a to be authorized equity compensation plan of the Company. The Kerner Option will have an exercise price as follows: (i) 33.33% of the Kerner Option will have an exercise price at an imputed market capitalization of the Company of $15,000,000, (ii) 33.33% of the Kerner Option will have an exercise price at an imputed market capitalization of $17,500,000, and (iii) all remaining amounts of the Kerner Option will have an exercise price at an imputed market capitalization of $20,000,000. The Kerner Option will vest and become exercisable as follows: (i) 33.33% on the one-year anniversary of issuance and (ii) the remaining amount in equal installments over a two (2) year period after the initial vesting occurs.

Provided that certain triggering events occur (as more fully described in the Kerner Employment Agreement), all outstanding unvested equity awards owned by Mr. Kerner will accelerate and become fully exercisable and any repurchase rights of the Company will lapse.

The Kerner Employment Agreement is at will and may be terminated at any time by the Company or Mr. Kerner. If during the term of employment, the Company terminates Mr. Kerner “Without Cause” or Mr. Kerner resigns for “Good Reason” as such terms are defined in the Kerner Employment Agreement, (i) the Company will pay Mr. Kerner his base salary for twelve (12) months from the date of such termination (“Kerner Severance Pay”), (ii) any and all outstanding unvested equity awards will accelerate and become fully exercisable and any repurchase right of the company shall lapse, and (iii) the Company will pay monthly COBRA premiums until the earlier of (a) the end the period Mr. Kerner receives Kerner Severance Pay, (b) the expiration of Mr. Kerner’s continuation coverage under COBRA, and (c) the date when Mr. Kerner receives substantially equivalent health insurance coverage in connection with new employment. Notwithstanding, in the event that the Company’s securities become traded on an established securities market, the Kerner Severance Pay will be paid in a single lump-sum payment on the six (6) month anniversary of the employment termination date.

There were no arrangements pursuant to which Mr. Stella was appointed as an executive officer of member of the Board of Directors. There are no family relationships between Mr. Kerner and any of the directors or officers of the Company or any of its subsidiaries.

The following table lists the severance provisions Mr. Kerner would have received if he were terminated “without cause” by the Company or terminated by Mr. Kerner with “good reason” as of December 31, 2020.

Name	Terminated Without Cause / For Good Reason

Lou Kerner (1)
Salary	$175,000
Accelerated Vesting of Awards	—
Health Care
Total:	$175,000

(1)	Severance not applicable given that Mr. Kerner was not an employee as of 12/31/2020. Notwithstanding, effective upon Mr. Kerner’s employment, he will receive 12 months of salary as well as immediate vesting of all unvested wards and 12 months of COBRA upon termination “without cause” or for “good reason” by Mr. Kerner. Table above shows amounts in salary to Mr. Kerner had a termination occurred as of 12/31/2020.

Appointment of George Stella as Chief Revenue Officer

On February 4, 2021, the Company appointed George Stella as chief revenue officer of the Company.

George Stella, age 49, joined the Company as chief revenue officer in February 2021. Prior to that, Mr. Stella served as executive vice president of SRAX since March 2018. George began his career in digital advertising spending 12 years with 24/7 Media where they played a huge role as the data driven digital marketing space emerged. He then entered the digital shopper marketing space in its infancy with OwnerIQ and then HookLogic. Prior to joining SRAX Mr. Stella served as vice president of sales, helping Yieldbot develop its digital shopper business.

Employment of George Stella

Mr. Stella is not a party to a written employment agreement. His compensation has been determined by the BIG Token Board to be effective upon completion of the Share Exchange in consultation with the Board of directors of SRAX. Effective February 4, 2021, Mr. Stella’s annual salary was $175,000.

There were no arrangements pursuant to which Mr. Stella was appointed as chief revenue officer. There are no family relationships between Mr. Stella and any of the directors or officers of the Company or any of its subsidiaries.

Appointment of Board Members Christopher Miglino, Daina Middleton and Yin Woon Rani.

At the close of business on January 27, 2021, the Company appointed Christopher Miglino, Daina Middleton, and Yin Woon Rani as members of its Board of Directors.

Christopher Miglino, age 52, is the co-founder of SRAX, Inc Since April 2010, Mr. Miglino has served as its Chief Executive Officer and a member its board of directors. He was appointed President of SRAX company in January 2017. He also served as SRAX’s Chief Financial Officer from April 2010 until November 2014, and as its principal financial and accounting officer since August 2015. Mr. Miglino has over 15 years of experience running various data companies, and oversaw the creation and development of BIG Token. He also is the creator of the companies Sequire platform that provides data to publicly traded companies. In addition, from August 2008 until March 2010, Mr. Miglino was CEO of the Lime Ad Network, a subsidiary of Gaiam, Inc. (Nasdaq: GAIA), where his responsibilities included management of interactive and innovative advertising programs for 250 green and socially conscious websites. Prior to that, from June 2004 until August 2008, Mr. Miglino was Founder and CEO of Conscious Enlightenment, where he oversaw their day to day operations in the publishing and advertising industry. Mr. Miglino holds a bachelor’s degree from the University of Southern California. Mr. Miglino’s role as a co-founder of SRAX, his operational experience in SRAX as well as his professional experience technology and advertising sectors were factors considered with his appointment to the BIG Tokens Board upon completion of the Share Exchange.

Daina Middleton, age 55, is the CEO of Britelite Immersive. She also is an advisor and board member assisting companies in increasing their growth potential. From September 2017 through September 2019, she served as the Chief Executive Officer of Ansira Partners, a PE-backed marketing technology and services firm. Prior to that, from 2016 through September 2017, she served as a principal in Larsen Consulting Group, an arm of Gryphon Investors, coaching portfolio executives. Prior to joining LCG, she ran B2B Marketing for Twitter, and was the CEO of Performics, the performance marketing arm of Publicis. Earlier in her career, she worked for Hewlett-Packard for 16 years. She joined the board of directors at Marin Software (NASDAQ: MRIN) in 2014 where she serves on the Audit/ Finance and Compensation committees. She also serves on the board of PE-backed account-based marketing firm Madison Logic. She acts as an advisor for early start ups Ad Fontes Media and MarketBeam. She is also a published author, publishing “Marketing in the Participation Age: A Guide to Motivating People to Join, Share, Take Part, Connect, and Engage,” and “Grace Meets Grit: How to bring out the Remarkable Courageous Leader Within.” She holds a bachelor’s degree from Oregon State University. In evaluating Ms. Middleton’s specific experience, qualifications, attributes and skills in connection with her appointment to the BIG Tokens Board upon completion of the Share Exchange, the Company’s Board, and SRAX’s Board took into account her extensive experience in raising capital, revenue growth, leadership coaching, marketing and branding, technology, and her leadership skills throughout such industries.

Yin Woon Rani, age 48, has served as the chief executive officer of MilkPEP, a government administrated program that helps promote the consumption of fluid milk (best known for the Got Milk? campaign) since October 201. Prior to that, from January 2014 – June 2018, she served as VP and chief customer experience officer for the Campbell Soup Company (NYSE: CPB), where she helped modernize and lead integrated communications for the company. Prior to that, from November 2011 through March 2013, she served as president (North America) of Universal MCCann, a global media and advertising agency. She graduated from Yale University, summa cum laude and earned a Masters of Business Administration from New York University Stern, where she graduated second in her class. In evaluating Ms. Rani’s specific experience, qualifications, attributes and skills in connection with her appointment to the BIG Tokens Board upon completion of the Share Exchange, the Company’s Board, and SRAX’s Board took into account her extensive experience in marketing, media, technology, and her leadership skills throughout such industries.

There were no arrangements pursuant to which Mr. Miglino, Ms. Middleton, or Ms. Rani were appointed to the Board of Directors. There are no family relationships between any of such directors and any of the other directors or officers of the Company or its subsidiaries.

In addition, each of Mr. Kerner, Mr. Stella, Mr. Miglino, Ms. Middleton, and Ms. Rani will enter into (i) the Company’s standard confidential information and invention assignment agreement (“Assignment Agreement”) governing the ownership of any inventions and confidential information and (ii) the Company’s standard indemnification agreement (“Indemnification Agreement”) which is entered into by the Company’s officers and directors.

The foregoing summary of the Kerner Employment Agreement, the form of Assignment Agreement, and the Form of Indemnification Agreement are qualified in their entirety by the terms of the Kerner Employment Agreement, Assignment Agreement and Indemnification Agreement, copies of which are attached to this report as Exhibits 10.06, 10.07, and 10.08.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Change of Fiscal Year

Effective February 13, 2021, the Company approved a change in fiscal year end of the Company from April 30 to December 31. The Board’s decision to change the fiscal year end was related to the Company’s completion of the Share Exchange and change of control in order to more closely align with the operations and internal controls of SRAX, its parent company.

Amendment to Articles of Incorporation– Common Stock

On February 3, 2021, the Company received approval from the Secretary of State of Florida of an amendment to its Articles of Incorporation increasing the number of shares of Common Stock authorized from twenty billion (20,000,000,000) to one trillion (1,000,000,000,000). A copy of the Amendment to the Articles of Incorporation are attached to this report as Exhibit 3.02(i).

Amendment to Articles of Incorporation – Series C Preferred Stock

Pursuant to the Amendment to Share Exchange, the Company has authorized a class of Preferred Stock called Series C Preferred Stock, par value $0.0001 per share. The Series C Preferred Stock is not redeemable and has no voting rights. Upon a liquidation, the holders of Series C Preferred stock are entitled to receive their pro-rata portion on an as converted to Common Stock basis. Each share of Series C Preferred Stock is convertible into 1,546,576 shares of Common Stock, subject to certain beneficial ownership limitations. The Company is authorized to issue up to 8,318 shares of Series C Preferred Stock, all of which was issued at the closing of the Share Exchange. A copy of the Amendment to the Articles of Incorporation Rights and Limitations of the Series C Preferred Stock (the “COD”) is attached to this report as Exhibit 3.01(i) and is qualified in its entirety by the terms of the COD.

Item 5.06 Change in Shell Company Status

As described in Item 1.01 of this Current Report on Form 8-K, on September 30, 2020, the Company entered into the Share Exchange Agreement, as amended thereto, the Share Exchange closed on February 4, 2021, pursuant to which the Company acquired all of the issued and outstanding capital stock of BIG Token in exchange for the issuance of the shares of Common Stock received by SRAX as described therein.

As a result of the Share Exchange and associated transactions, BIG Token. became the Company’s majority operating subsidiary and, upon the issuance of the Shares, SRAX owned in the aggregate, approximately 95% of all of our issued and outstanding Common Stock on such date. As of February 4, 2021, we currently have a total of 158,244,935,162 issued and outstanding shares of Common Stock, and 210,314,323,026 shares outstanding on a fully diluted, as converted, and fully exercised basis including shares of Common Stock issuable upon conversion of our outstanding Series B Preferred Stock (10,500 shares Series B Preferred Stock convertible into 13,636,904,090 shares of Common Stock as of February 4, 2021), Series C Preferred Stock (8,318 shares of Series C Preferred Stock convertible into 12,864,419,313 shares of Common Stock as of February 4, 2021), and the exercise of the FPVD Warrants (25,568,064,462 as of February 4, 2021).

As the result of the consummation of the Share Exchange, we are no longer a shell company as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

Please refer to the Financial Statements contained in Item 2.01, under the heading Item 13 – Financial Statements and Supplementary Data.

Exhibit No.	Description
3.01(i)	Articles of Amendment to Articles of Incorporation Rights and Limitations regarding Series C Preferred Stock
3.02(i)	Amendment to Articles of Incorporation
4.01	Form FPVD Warrant
10.01	Form of Amendment to Share Exchange Agreement
10.02	Form of Transition Services Agreement
10.03	Form of Master Separation Agreement
10.04	Separation Agreement between the Company and Paul Feldman
10.05	Form of Debt Exchange Agreement
10.06	Form of Kerner Employment Agreement
10.07	Form of Confidential Information and Invention Assignment Agreement
10.08	Form of Indemnification Agreement
10.09	Form of SRAX Registration Rights Agreement
16.1	Assurance Dimension’s Letter
21.01	List of Subsidiaries

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 16, 2021	Force Protection Video Equipment Corporation

/s/ Christopher Miglino
By: Christopher Miglino
Chairman of the Board

INDEX OF EXHIBITS

Exhibit No.	Description
3.01(i)	Articles of Amendment to Articles of Incorporation Rights and Limitations regarding Series C Preferred Stock
3.02(i)	Amendment to Articles of Incorporation
4.01	Form FPVD Warrant
10.01	Form of Amendment to Share Exchange Agreement
10.02	Form of Transition Services Agreement
10.03	Form of Master Separation Agreement
10.04	Separation Agreement between the Company and Paul Feldman
10.05	Form of Debt Exchange Agreement
10.06	Form of Kerner Employment Agreement
10.07	Form of Confidential Information and Invention Assignment Agreement
10.08	Form of Indemnification Agreement
10.09	Form of SRAX Registration Rights Agreement
16.1	Assurance Dimension’s Letter
21.01	List of Subsidiaries